As filed with the Securities and Exchange Commission on September 7, 2007
Registration No. 333-141086

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RANCHER ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	1311	98-0422451
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

999-18th Street, Suite 3400 Denver, Colorado 80202 (303) 629-1125	John Works President & Chief Executive Officer 999-18th Street, Suite 3400 Denver, Colorado 80202 (303) 629-1125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
Robert M. Bearman, Esq.
Mark R. Goldschmidt, Esq.
Patton Boggs LLP
1801 California St.
Suite 4900
Denver, CO 80264
(303) 830-1776

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (3) (4)
Common Stock, par value $.00001	76,982,933	$1.65	$127,021,839.45	$3,899.57
Common Stock underlying Warrants to purchase Common Stock	77,232,933	$1.65	$127,434,339.45	$3,912.23
TOTAL				$7,811.80

(1)	Consists of shares and shares underlying warrants held by certain selling stockholders plus an additional 32,949,892 shares for dilution for certain stockholders.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (Securities Act), this Registration Statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends, and combinations.

(3)
The proposed maximum offering price per share and registration fee were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the bid and ask prices of the Registrant’s common stock as reported on the OTC on March 1, 2007, which was within five business days prior to the filing of the initial Registration Statement on March 6, 2007.

(4)	Of this amount, $7,811.80 in the aggregate was paid with the filing of the initial Registration Statement and the filing of Amendment No. 1 to the Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on said date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2007

RANCHER ENERGY CORP.

154,215,866 Shares of Common Stock

This prospectus relates to the sale by certain persons of shares of our common stock which they currently own, or which they may acquire upon the exercise of outstanding warrants plus an additional amount of shares for dilution of certain stockholders. In this prospectus, we refer to these persons as selling stockholders. We will not receive any proceeds from the sale of any shares by the selling stockholders.

We agreed with certain selling stockholders to make cash payments or to issue additional shares of our common stock as penalty payments if the registration statement, of which this prospectus is a part, was not declared effective by certain dates. The shares we have issued as penalty payments are included in this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “RNCH”. On September 5, 2007, the bid and asking prices of our common stock were $0.36 and $0.40, respectively, as quoted on the OTC Bulletin Board website.

These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 6 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2007

i

Rancher Energy was formed on February 4, 2004 as Metalex Resources, Inc. Prior to April 2006, we were engaged in exploration of a gold prospect, but found no commercially exploitable gold deposits. Since April 2006, our activity has been focused on acquiring oil & gas properties and planning for tertiary recovery operations at those properties. We raised over $89 million from the sale of securities in 2006 and early 2007 to finance our property acquisitions in the Powder River Basin in Wyoming. As a result of our recent formation and limited activity, we have a limited operating history upon which you can base an evaluation of our current business and our future earnings prospects.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that is important to you or that you should consider before investing in our common stock. You should read carefully the entire prospectus, including the risk factors, financial data, and financial statements included herein, before making a decision about whether to invest in our common stock. References to “Rancher Energy”, “our company”, “the Company”, “we”, “us”, and “our” refer to Rancher Energy Corp. and its wholly-owned subsidiary. In this prospectus, the “Cole Creek South Field” also is referred to as the “South Cole Creek Field”.

For abbreviations on definitions of certain terms used in the oil & gas industry and in this prospectus, please refer to the section entitled “Glossary of Abbreviations and Terms” in the Business and Properties section below.

Overview of Company

We are an independent energy company engaged in the development, production, and marketing of oil & gas in North America. Our business strategy is to use tertiary recovery techniques on older, historically productive fields with proven in-place oil & gas. Higher oil & gas prices, and advances in technology such as 3-D seismic acquisition and evaluation and carbon dioxide (CO2) injection, should enable us to capitalize on attractive sources of potentially recoverable oil & gas.

We operate three fields in the Powder River Basin, Wyoming, which is located in the Rocky Mountain region of the United States. The fields, acquired in December 2006 and January 2007, are the South Glenrock B Field, the Big Muddy Field, and the Cole Creek South Field. All three fields currently produce some oil and are CO2 tertiary recovery candidates. We plan to substantially increase production in our fields by using CO 2 injection and other enhanced oil recovery (EOR) techniques. To fund the acquisition of the three fields and our operating expenses, from June 2006 through January 2007, we sold $89,300,000 of our securities in two private placements. In December 2006, we also entered into an agreement with the Anadarko Petroleum Corporation to supply us with CO2 needed to conduct CO2 tertiary recovery operations in our three fields. This agreement is described in Note 2 in the Notes to Financial Statements of our audited financial statements for the fiscal year ended March 31, 2007, which begin on page F-8. We are in the process of planning for a pipeline to transport the CO2 to our fields and for infrastructure improvements to implement EOR techniques.

Led by an experienced management team, our long term goal is to enhance stockholder value by identifying and further developing productive oil & gas assets across North America, particularly in the Rocky Mountains.

Our Business Strategy

As part of our corporate strategy, we believe in the following fundamental principles:

•
Pursue attractive reserve and leasehold acquisitions that provide the opportunity for the use of EOR techniques, which offer significant upside potential while not exposing us to risks associated with drilling new field wildcat wells in frontier basins;

•
Pursue selective complementary acquisitions of long-lived producing properties which include a high degree of operating control, and oil & gas entities that offer opportunities to profitably develop oil & gas reserves;

•	Drive growth through technology and drilling by supplementing long-term reserve and production growth through the use of modern reservoir characterization, engineering, and production technology; and

•
Maximize operational control by operating a significant portion of our assets and continuing to serve as operator of future properties when possible, giving us increased control over costs, timing, and all development, production, and exploration activities.

Our Properties

Powder River Basin. We own three properties, the Big Muddy Field, the Cole Creek South Field, and the South Glenrock B Field, located in the Power River Basin in southeastern Wyoming.

Our Recent Acquisitions

On January 4, 2007, we acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were $672,638.

On December 22, 2006, we purchased certain oil & gas properties for $46,750,000, before adjustments for the period from the effective date to the closing date, plus costs of $323,657 and warrants to purchase 250,000 shares of our common stock. The oil & gas properties consisted of (i) a 100% working interest (79.3% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.6% working interest (74.5% net revenue interest) in the South Glenrock B Field, which also is located in Wyoming’s Powder River Basin.

Our Present Operations

South Glenrock B Field

The South Glenrock B Field is located approximately 20 miles east of Casper, Wyoming in Converse County, Wyoming. The field was discovered in 1950 by Conoco, Inc. Bisected by Interstate 25, the field produces from the Dakota and Muddy sandstone reservoirs. Production is maintained by an active waterflood that was initiated in 1961. In June 2007, production from the South Glenrock B Field was approximately 243 barrels of oil per day (BOPD) gross, and 186 BOPD net to our interests, of primarily 35 degree API sweet crude oil.

Big Muddy Field

The Big Muddy Field is located 17 miles east of Casper, Wyoming in the Powder River Basin. In June 2007, production in the field was approximately 11 BOPD gross, and 9 BOPD net to our interests, of 36 degree API sweet crude oil from the Shannon, First Frontier, Dakota, and Lakota formations. Discovered in 1916, the Big Muddy Field has over 800 well penetrations, resulting in a substantial database of information regarding reservoir structure. At the current time, only a few wells are active. Increased field production is dependent on the application of tertiary recovery techniques requiring significant amounts of CO2.

Water flooding was initiated in the First Frontier formation in 1957 and later expanded to the Dakota and Lakota formations. Presently the field is not under active waterflood and is being operated as a stripper operation.

Cole Creek South Field

The Cole Creek South Field is located in Converse County, Wyoming approximately 15 miles northeast of Casper, Wyoming. The field was discovered in 1948 by the Phillips Petroleum Company. Production from the field in June 2007 was approximately 86 BOPD gross, and 69 BOPD net to our interests, of primarily 34 degree API sweet crude oil. Presently, the field produces from an active waterflood in the Dakota formation and by primary production from the Shannon, First Frontier, Second Frontier, Muddy, and Lakota formations.

Our Development Program

We have completed field studies and economic analyses of the Dakota, Lower Muddy, and Upper Muddy horizons in the South Glenrock B Field and the Frontier horizon of the Big Muddy Field, and have entered into a CO2 supply agreement. We are also seeking arrangements for other CO2 supplies. We are planning to proceed with the tertiary development of the South Glenrock B Field, subject to obtaining additional financing. Our planned order of development will be the South Glenrock B Field, the Big Muddy Field, and then the Cole Creek South Field.

Company Offices

Our principal executive offices are located at 999-18th Street, Suite 3400, Denver, Colorado 80202, and our telephone number is (303) 629-1125. The Company’s periodic and current reports filed with the Securities and Exchange Commission (SEC) can be found on the Company’s website at www.rancherenergy.com and on the SEC’s website at www.sec.gov.

Risk Factors

You should read and consider carefully the “Risk Factors” beginning on page 6 of this prospectus before making an investment in our common stock.

Key Terms of this Offering

By means of this prospectus, the selling stockholders are offering to sell shares of our common stock that they own or that they may acquire through the exercise of warrants to purchase shares of our common stock which they currently own. We will not receive any of the proceeds from the sales of shares by these selling stockholders. We will pay for the cost of registering the selling stockholders’ shares being offered under this prospectus, which we refer to as the Offering.

SUMMARY HISTORICAL FINANCIAL DATA

This section presents our summary historical financial information. You should read carefully the financial statements included in this prospectus, including the accompanying notes. The summary historical financial data is not intended to replace the financial statements. You should also read carefully the Selected Historical Data that provides additional predecessor information.

	For the Three Months Ended June 30,		For the Year Ended March 31,
	2007	2006	2007	2006	2005
			(1)(2)
Rancher Energy Corp.:
Revenues	$1,330,479	$-	$1,161,819	$-	$-
Loss from continuing operations	(3,777,921)	(604,347)	(8,702,255)	(124,453)	(27,154)
Loss from continuing operations per share	(0.04)	(0.02)	(0.16)	(0.00)	(0.00)
Total assets (as of period end)	79,792,602	1,467,377	81,478,031	46,557	4,749

We did not have long-term obligations or redeemable preferred stock, and we have not declared any cash dividends, during any of the periods presented.

(1)	We completed our acquisition of the Cole Creek South and the South Glenrock B Fields (Predecessor) on December 22, 2006.

(2)	We completed our acquisition of the Big Muddy Field on January 4, 2007.

SUMMARY RESERVE DATA

The following table sets forth summary information concerning our estimated proved oil reserves attributed to operations of our properties as of March 31, 2007. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the SEC, and, except as otherwise indicated, give no effect to federal or state income taxes. You should refer to “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business and Properties” and the reports included in this prospectus in evaluating the material presented below.

As of March 31, 2007, our estimated oil reserves were as follows (we did not have any natural gas reserves):

Total proved reserves (in barrels)	1,279,164
Proved developed reserves (in barrels)	1,062,206

Future oil sales and production and development costs have been estimated using prices and costs in effect at the end of the periods indicated. The weighted average year-end price used for the Cole Creek South, South Glenrock B, and Big Muddy fields for March 31, 2007 was $53.47 per barrel of oil. Future cash inflows were reduced by estimated future development, abandonment, and production costs based on period-end costs. No deductions were made for general overhead, depletion, depreciation, and amortization, or any indirect costs. All cash flow amounts are discounted at an annual rate of 10%.

Changes in the demand for oil, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of current market value of the proved reserves attributable to the Cole Creek South, South Glenrock B, and Big Muddy fields.

The following summary sets forth the Company’s future net cash flows relating to proved oil & gas reserves based on the standardized measure prescribed in SFAS No. 69:

As of March 31, 2007

Future cash inflows	$68,396,874
Future production costs	(38,185,216)
Future development costs	(2,004,287)
Future income taxes	-
Future net cash flows	28,207,371
10% annual discount	(15,088,423)
Standardized measure of discounted future net cash flows	$13,118,948

RISK FACTORS

You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment in our common stock. The risks described below are not the only ones we face in our business. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations. If any of the following risks occur, our business, financial condition, or operating results could be materially harmed. In such an event, our common stock could decline in price and you may lose all or part of your investment.

Risks Related to our Industry, Business, and Strategy

We may not be able to develop the three Powder River Basin properties as we anticipate.

Our plans to develop the properties are dependent on the construction of a CO2 pipeline and a sufficient supply of CO2. We must arrange for the construction of a CO2 pipeline on acceptable terms and build related infrastructure. The achievement of these objectives is subject to numerous uncertainties, including the raising of sufficient funding for the construction of key infrastructure and working capital, and our reliance on a third party to provide us the requisite CO2, the supply of which is beyond our control. We may not be able to achieve these objectives on the schedule we anticipate or at all.

Our production is dependent upon sufficient amounts of CO2 and will decline if our access to sufficient amounts of CO2 is limited.

Our long-term growth strategy is focused on our CO2 tertiary recovery operations. The crude oil production from our tertiary recovery projects depends on having access to sufficient amounts of CO2. Our ability to produce this oil would be hindered if our supply of CO2 were limited due to problems with the supply, delivery, and quality of the supplied CO2, problems with our facilities, including compression equipment, or catastrophic pipeline failure. Our agreement with our current sole supplier of CO2 provides that before it delivers CO2 to us, it may satisfy its own CO2 needs. If we are not successful in obtaining the required amount of CO2 to achieve crude oil production or the crude oil production in the future were to decline as a result of a decrease in delivered CO2 supply, it could have a material adverse effect on our financial condition and results of operations and cash flows.

We plan to conduct our CO2 tertiary recovery operations on older fields that may be significantly depleted of oil, which could lead to an adverse impact on our future results.

We operate three fields in the Powder River Basin, Wyoming. In all three fields oil was discovered years ago and production has been ongoing. Our strategy is to substantially increase production and reserves in these fields by using CO2 injection and other EOR techniques. However, there is a risk that the properties may be significantly depleted of oil, and if so, our future results could be impacted negatively.

We plan to conduct 3-D seismic surveys to provide additional reservoir information on our fields; however, there is no assurance those surveys will allow us to know conclusively if oil is present in economic quantities.

We plan to do various work prior to initiating CO2 injection in the oil fields that we have recently acquired. Among other things, we intend to conduct a 3-D seismic survey on the South Glenrock B and Big Muddy Fields in conjunction with our development program to better determine injection pattern locations and alignment. 3-D seismic surveys are used to provide additional information before undertaking oil operations. However, use of 3-D seismic is an interpretive tool and will not allow us to know conclusively if oil is present, and if present, if it is in economic quantities. Moreover, 3-D seismic survey data is frequently interpreted in different ways by different petroleum professionals. Other petroleum professionals may have materially different interpretations of the same seismic data than we do.

If we are unable to obtain additional debt financing our business plans will not be achievable.

Our current cash position will not be sufficient to fund construction of the CO2 pipeline, or the development of our three properties. We will require substantial additional funding. Our plan is to obtain debt financing. The terms of any debt financing may restrict our future business activities and expenditures. We do not know if additional financing will be available at all when needed or on acceptable terms. Insufficient funds will prevent us from implementing our tertiary recovery business strategy.

Our development and tertiary recovery operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil reserves.

The oil industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the development, production, and acquisition of oil & gas reserves. To date, we have financed capital expenditures primarily with sales of our equity securities. We intend to finance our capital expenditures in the near term with debt financing. Our access to capital is subject to a number of variables, including:

•	our proved reserves;

•	the amount of oil we are able to produce from existing wells;

•	the prices at which the oil is sold; and

•	our ability to acquire, locate, and produce new reserves.

We may, from time to time, need to seek additional financing following our anticipated debt financing, either in the form of increased bank borrowings, sales of debt or equity securities or other forms of financing, and there can be no assurance as to the availability or terms of any additional financing. Additionally, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. A failure to obtain additional financing to meet our capital requirements could result in a curtailment of our operations relating to our tertiary recovery operations and development of our fields, which in turn could lead to a possible loss of properties, through foreclosure, if we are unable to meet the terms of our anticipated debt financing and/or forfeiture of the properties pursuant to the terms of their respective leases, and a decline in our oil reserves.

We have a limited operating history in the oil business, and we cannot predict our future operations with any certainty.

We were organized in 2004 to explore a gold prospect and in 2006 changed our business focus to oil & gas development using CO2 injection technology. Our future financial results depend primarily on (i) our ability to finance and complete development of the required infrastructure associated with our three properties in the Powder River Basin, including having a pipeline built to deliver CO2 to our fields and the construction of surface facilities on our fields; (ii) the success of our CO2 injection program; and (iii) the market price for oil. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period.

Oil prices are volatile and a decline in oil prices can significantly affect our financial results and impede our growth.

Our revenues, profitability, and liquidity are substantially dependent upon prices for oil, which can be extremely volatile, and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices for oil may fluctuate widely in response to relatively minor changes in the supply of and demand for oil, market uncertainty, and a wide variety of additional factors that are beyond our control, such as the domestic and foreign supply of oil; the price of foreign imports; the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls; technological advances affecting energy consumption; domestic and foreign governmental regulations; and the variations between product prices at sales points and applicable index prices.

We have incurred losses from operations in the past and expect to do so in the future.

We have never been profitable. We incurred net losses of $8,702,255 and $124,453 for the fiscal years ended March 31, 2007 and March 31, 2006, respectively. We do not expect to be profitable during the fiscal year ending March 31, 2008. Our acquisition and development of prospects will require substantial additional capital expenditures in the future. The uncertainty and factors described throughout this section may impede our ability to economically acquire, develop, and exploit oil reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

We could be adversely impacted by changes in the oil market.

The marketability of our oil production will depend in part upon the availability, proximity, and capacity of pipelines, and surface and processing facilities. Federal and state regulation of oil production and transportation, general economic conditions, changes in supply, and changes in demand all could adversely affect our ability to produce and market oil. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.

We may be unable to develop additional reserves.

Our ability to develop future revenues will depend on whether we can successfully implement our planned CO2 injection program. We have no experience using CO2 technology, the properties we plan to acquire have not been injected with CO2 in the past, and recovery factors cannot be estimated with precision. Our planned projects may not result in significant proved reserves or in the production levels we anticipate.

We are dependent on our management team and the loss of any of these individuals would harm our business.

Our success is dependent, in large part, on the continued services of John Works, our President & Chief Executive Officer, John Dobitz, our Senior Vice President, Engineering, Andrew Casazza, our Chief Operating Officer, and Richard Kurtenbach, our Chief Accounting Officer. There is no guarantee that any of the members of our management team will remain employed by us. While we have employment agreements with them, their continued service cannot be assured. The loss of our senior executives could harm our business.

Oil operations are inherently risky.

The nature of the oil business involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, encountering formations with abnormal pressure, pipeline ruptures and spills, and releases of toxic gas, and other environmental hazards and pollution. The occurrence of any of these risks could result in losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial position and results of operations.

We are subject to extensive government regulations.

Our business is affected by numerous federal, state, and local laws and regulations, including energy, environmental, conservation, tax, and other laws and regulations relating to the oil industry. These include, but are not limited to:

•	the prevention of waste;

•	the discharge of materials into the environment;

•	the conservation of oil;

•	pollution;

•	permits for drilling operations;

•	underground gas injection permits;

•	drilling bonds; and

•	reports concerning operations, the spacing of wells, and the unitization and pooling of properties.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

Government regulation and environmental risks could increase our costs.

Many jurisdictions have at various times imposed limitations on the production of oil by restricting the rate of flow for oil wells below their actual capacity to produce. Our operations will be subject to stringent laws and regulations relating to environmental issues. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities, and concentration of materials that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities in protected areas, and impose substantial liabilities for pollution resulting from our operations. Changes in environmental laws and regulations occur frequently, and changes could result in substantially increased costs. Because current regulations covering our operations are subject to change at any time, we may incur significant costs for compliance in the future.

The properties we have acquired are located in the Powder River Basin in the Rocky Mountains, making us vulnerable to risks associated with operating in one major geographic area.

Our activities are focused on the Powder River Basin in the Rocky Mountain region of the United States, which means our properties are geographically concentrated in that area. As a result, we may in the future be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production, or interruption of transportation of oil produced from the wells in this basin.

Seasonal weather conditions adversely affect our ability to conduct drilling activities and tertiary recovery operations in some of the areas where we operate.

Oil & gas operations in the Rocky Mountains are adversely affected by seasonal weather conditions. In certain areas, drilling and other oil & gas activities can only be conducted during the spring and summer months. This limits our ability to operate in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies, and qualified personnel, which may lead to periodic shortages. Resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Competition in the oil & gas industry is intense, which may adversely affect our ability to succeed.

The oil & gas industry is intensely competitive, and we compete with companies that are significantly larger and have greater resources. Many of these companies not only explore for and produce oil, but also carry on refining operations and market petroleum and other products on a regional, national, or worldwide basis. These companies may be able to pay more for oil properties and prospects or define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. Our larger competitors may be able to absorb the burden of present and future federal, state, local, and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to increase reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

Oil prices may be impacted adversely by new taxes.

The federal, state, and local governments in which we operate impose taxes on the oil products we plan to sell. In the past, there has been a significant amount of discussion by legislators and presidential administrations concerning a variety of energy tax proposals. In addition, many states have raised state taxes on energy sources and additional increases may occur. We cannot predict whether any of these measures would have an adverse impact on oil prices.

Shortages of equipment, supplies, and personnel, and delays in construction of the CO2 pipeline, construction of surface facilities, and delivery of CO2 could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.

We may experience shortages of field equipment and qualified personnel and delays in the construction of the CO2 pipeline, construction of surface facilities, and delivery of CO2, which may cause delays in our ability to conduct tertiary recovery operations, and drill, complete, test, and connect wells to processing facilities. Additionally, these costs have sharply increased in various areas. The demand for and wage rates of qualified crews generally rise in response to the increased number of active rigs in service and could increase sharply in the event of a shortage. Shortages of field equipment or qualified personnel and delays in the construction of the CO2 pipeline, construction of surface facilities, and delivery of CO2 could delay, restrict, or curtail our exploration and development operations, which may materially adversely affect our business, financial condition, and results of operations.

Shortages of transportation services and processing facilities may result in our receiving a discount in the price we receive for oil sales or may adversely affect our ability to sell our oil.

We may experience limited access to transportation lines, trucks, or rail cars in order to transport our oil to processing facilities. We may also experience limited processing capacity at our facilities. If either or both of these situations arise, we may not be able to sell our oil at prevailing market prices or we may be completely unable to sell our oil, which may materially adversely affect our business, financial condition, and results of operations.

Estimating our reserves, production and future net cash flow is difficult to do with any certainty.

Estimating quantities of proved oil & gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors, such as future commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. There are numerous uncertainties about when a property may have proved reserves as compared to potential or probable reserves, particularly relating to our tertiary recovery operations. Actual results most likely will vary from our estimates. Also, the use of a 10% discount factor for reporting purposes, as prescribed by the SEC, may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil & gas industry in general is subject. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could result in a reduction of the quantities and net present value of our reserves.

Quantities of proved reserves are estimated based on economic conditions, including oil & gas prices in existence at the date of assessment. Our reserves and future cash flows may be subject to revisions based upon changes in economic conditions, including oil & gas prices, as well as due to production results, results of future development, operating and development costs, and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition, operating results, and cash flows.

Risks Related to our Common Stock

The trading market for our common stock is relatively new, so investors may have difficulty selling significant number of shares of our stock, and our stock price may decline.

Our common stock is not traded on a national securities exchange. It has been traded on the OTC Bulletin Board since early 2006. The average daily trading volume of our common stock on the OTC Bulletin Board was approximately 172,000 shares per day over the three month period ended June 30, 2007. If there were only limited trading in our stock, the price of our common stock could be negatively affected and it could be difficult for investors to sell a significant number of shares in the public market.

Our capital raising activities are expected to involve the issuance of securities exercisable for or convertible into common stock, which would dilute the ownership of our existing stockholders and could result in a decline in the trading price of our common stock. We will need to obtain substantial additional financing, which may include sales of our securities, including common stock, warrants, and convertible debt securities, in order to fund our planned property acquisitions and development program. The issuance of such securities will result in the dilution of existing investors. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market prices of our common stock. These transactions may have a negative impact on the trading price of our common stock.

Sales of a substantial number of shares in the future may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

If our stockholders and new investors sell significant amounts of our stock, our stock price could drop. Even a perception by the market that the stockholders will sell in large amounts could place significant downward pressure on our stock price. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market of our common stock could change in ways that may or may not be related to our business, our industry, or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	Actual or anticipated quarterly variations in our operating results;

•	Changes in expectations as to our future financial performance or changes in financial estimates, if any;

•	Announcements relating to our business or the business of our competitors;

•	Conditions generally affecting the oil & gas industry;

•	The success of our operating strategy; and

•	The operating and stock performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the price you acquired those shares. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.

There are risks associated with forward-looking statements made by us and actual results may differ.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. These statements can be identified by the use of forward-looking words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate”, and “continue”, or similar words. Statements that contain these words should be read carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict and/or over which we have no control. The risk factors listed in this section, other risk factors about which we may not be aware, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations, and financial condition.

Our failure to maintain effective internal control over financial reporting may not allow us to accurately report our financial results, which could cause our financial statements to become materially misleading and adversely affect the trading price of our stock.

In our annual report on Form 10-K for the fiscal year ended March 31, 2007, we reported the determination of our management that we had material weaknesses in our internal control over financial reporting. The determination was made by management that: (a) our operating environment did not sufficiently promote effective internal control over financial reporting throughout the organization, (b) we did not have a sufficient complement of personnel with appropriate training and experience in generally accepted accounting principles (GAAP), and (c) we did not adequately segregate duties of different personnel in our accounting department due to an insufficient complement of staff and inadequate management oversight. We are taking steps to remediate the material weaknesses. If we fail to correct the material weaknesses in our internal control over financial reporting, our business could be harmed and the stock price of our common stock could be adversely affected.

NASD sales practice requirements limit a stockholders' ability to buy and sell our stock.

The National Association of Securities Dealers, Inc. (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which has the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers are willing to make a market in our common stock, reducing a stockholders' ability to resell shares of our common stock.

We do not expect to pay dividends in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements, and other factors and will be at the discretion of our Board of Directors. We also expect that if we obtain debt financing, there will be contractual restrictions on, or prohibitions against, the payment of dividends. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

If we are required to continue to make penalty payments with respect to registration and other obligations incurred as part of our recent private placement financing, such payments could have an adverse effect on our financial condition and liquidity and operating plans.

In connection with our December 2006 and January 2007 equity private placement we entered into various agreements that obligate us to make payments to the investors if we fail to meet filing and other deadlines relating to the registration for resale of the shares of common stock and shares of common stock underlying the warrants sold in the private placement and other matters. The potential payments are detailed in Note 5 - Common Stock to the Notes to Consolidated Financial Statements of our unaudited financial statements for the quarterly period ended June 30, 2007, which begin on page F-34. We have recently made four penalty payments in shares due to a failure to obtain effectiveness of the registration statement and more penalty payments may need to be made in the future. The issuances of shares to the investors in the equity private placement will result in a dilution of the percentage ownership of the common stock held by our other stockholders. If we are required to make substantial payments, our liquidity and capital resources could be adversely affected as well as our operating plans.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical are “forward-looking statements”, as that term is defined in Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), that involve a number of risks and uncertainties.

These forward-looking statements include, among others, the following:

•	business strategy;

•	CO2 availability, deliverability, and tertiary production targets;

•	construction of a CO2 pipeline and surface facilities;

•	inventories, projects, and programs;

•	other anticipated capital expenditures and budgets;

•	future cash flows and borrowings;

•	the availability and terms of financing;

•	oil reserves;

•	reservoir response to CO2 injection;

•	ability to obtain permits and governmental approvals;

•	technology;

•	financial strategy;

•	realized oil prices;

•	production;

•	lease operating expenses, general and administrative costs, and finding and development costs;

•	availability and costs of drilling rigs and field services;

•	future operating results; and

•	plans, objectives, expectations, and intentions.

These statements may be found in the “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business and Properties”, and other sections of the prospectus. Forward-looking statements are typically identified by use of terms such as “may”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology, although some forward-looking statements may be expressed differently.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

The selling stockholders will be selling all of the shares under this prospectus in the Offering. The proceeds from the sale of the shares will be received directly by the selling stockholders. We will receive no proceeds from the sale of these shares offered by selling stockholders under this prospectus.

DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. In January 2006, we conducted a 13-for-1 forward dividend, which was treated as a 14-for-1 forward stock split for accounting purposes. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including:

•	our financial condition and performance;

•	our cash needs and expansion plans;

•	income tax consequences; and

•	the restrictions that applicable laws and our future credit arrangements may then impose.

BUSINESS AND PROPERTIES

The Company

We are an independent energy company engaged in the development, production, and marketing of oil & gas in North America. Our business strategy is to use modern tertiary recovery techniques on older, historically productive fields with proven in-place oil & gas. Higher oil & gas prices, and advances in technology such as 3-D seismic acquisition and evaluation and carbon dioxide (CO2) injection, should enable us to capitalize on attractive sources of potentially recoverable oil & gas.

We operate three fields in the Powder River Basin, Wyoming, which is located in the Rocky Mountain region of the United States. The fields, acquired in December 2006 and January 2007, are the South Glenrock B Field, the Big Muddy Field, and the Cole Creek South Field. All three fields currently produce some oil and are CO2 tertiary recovery candidates. We plan to substantially increase production in our fields by using CO2 injection and other enhanced oil recovery (EOR) techniques. To fund the acquisition of the three fields and our operating expenses, from June 2006 through January 2007, we sold $89,300,000 of our securities in two private placements. In December 2006, we also entered into an agreement with the Anadarko Petroleum Corporation to supply us with CO2 needed to conduct CO2 tertiary recovery operations in our three fields. This agreement is described in Note 2 in the Notes to Financial Statements of our audited financial statements for the fiscal year ended March 31, 2007, which begin on page F-8. We are in the process of planning for a pipeline to transport the CO2 to our fields and for infrastructure improvements to implement EOR techniques.

Led by an experienced management team, our long term goal is to enhance stockholder value by identifying and further developing productive oil & gas assets across North America, particularly in the Rocky Mountains. Our headquarters office is located in Denver, Colorado and our field office is located in Glenrock, Wyoming. We have 23 employees.

Incorporation and Organization

We were incorporated on February 4, 2004, as Metalex Resources, Inc., in the State of Nevada. Prior to April 2006, we were engaged in the exploration of a gold prospect in British Columbia, Canada. Metalex found no commercially exploitable deposits or reserves of gold. During April 2006, our stockholders voted to change our name to Rancher Energy Corp. Since April 2006, we have employed a new Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, and Senior Vice President, Engineering, and have been actively pursuing oil & gas prospects in the Rocky Mountain region.

Business Strategy

As part of our corporate strategy, we believe in the following fundamental principles:

•	Pursue attractive reserve and leasehold acquisitions that provide the opportunity for the use of EOR techniques, which offer significant upside potential while not exposing us to risks associated with drilling new field wildcat wells in frontier basins;

•	Pursue selective complementary acquisitions of long-lived producing properties which include a high degree of operating control, and oil & gas entities that offer opportunities to profitably develop oil & gas reserves;

•	Drive growth through technology and drilling by supplementing long-term reserve and production growth through the use of modern reservoir characterization, engineering, and production technology; and

•	Maximize operational control by operating a significant portion of our assets and continuing to serve as operator of future properties when possible, giving us increased control over costs, timing, and all development, production, and exploration activities.

Our Recent Acquisitions

On January 4, 2007, we acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were $672,638.

On December 22, 2006, we purchased certain oil & gas properties for $46,750,000, before adjustments for the period from the effective date to the closing date, plus costs of $323,657 and warrants to purchase 250,000 shares of our common stock. The oil & gas properties consisted of (i) a 100% working interest (79.3% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.6% working interest (74.5% net revenue interest) in the South Glenrock B Field, which also is located in Wyoming’s Powder River Basin.

Our Development Program

We have completed field studies and economic analyses of the Dakota, Lower Muddy, and Upper Muddy horizons in the South Glenrock B Field and the Frontier horizon of the Big Muddy Field, and have entered into a CO2 supply agreement. We are also seeking arrangements for other CO2 supplies. We are planning to proceed with the tertiary development of the South Glenrock B Field, subject to obtaining additional financing. Our planned order of development will be the South Glenrock B Field, the Big Muddy Field, and then the Cole Creek South Field.

Oil & Gas Operations

Our three fields are oil producing, and are all candidates for EOR operations including CO2 tertiary recovery.

CO2 Tertiary Recovery

Our business strategy is to employ modern EOR technology to recover hydrocarbons that remain behind in mature reservoirs. The closing of our private placement of equity financing, the acquisition of the South Glenrock B Field, the Big Muddy Field, and the Cole Creek South Field located in the Powder River Basin, and entry into the CO2 supply contract with Anadarko were important steps in executing our business strategy. Important next steps are to secure debt financing in a sufficient amount for our development program, complete the required environmental and regulatory permitting, build a spur pipeline to transport CO2 from an existing CO2 trunk pipeline to the Glenrock area, build out the field infrastructure appropriate for CO2 flood operations, shoot 3-D seismic, and complete the necessary drilling and well work.

CO2 injection is one of the most prevalent tertiary recovery mechanisms for producing light oil. The CO2, at sufficient pressure, acts as a solvent for the oil causing the oil to be physically washed from the reservoir rock and produced. The CO2 is then separated from the oil, compressed, and re-injected into the reservoir. This recycling process allows the reuse of the purchased CO2 several times during the life of the tertiary operation. In a typical oil field, much of the original oil in place (OOIP) is left behind after primary production and waterflood operations. In many cases this is in the range of 50% to 75% of the OOIP. This oil, in mature reservoirs with extensive data and historic production, is the target of miscible EOR technology.

We intend to conduct a 3-D seismic survey on the South Glenrock B and Big Muddy Fields in conjunction with the CO2 development program. The seismic information will be used to further define reservoir configuration and trapping, thus filling in gaps in the available information for our fields.

Anadarko CO2 Supply Agreement

As part of our CO2 tertiary recovery strategy, on December 15, 2006, we entered into a Product Sale and Purchase Contract (Purchase Contract) with Anadarko for the purchase of CO2 (meeting certain quality specifications). We intend to use the CO2 for our EOR projects.

The primary term of the Purchase Contract commences upon the later of January 1, 2008, or the date of the first CO2 delivery, and terminates upon the earlier of the day on which we have taken and paid for the Total Contract Quantity, as defined, or 10 years from the commencement date. We have the right to terminate the Purchase Contract at any time with notice to Anadarko, subject to a termination payment as specified in the Purchase Contract.

During the primary term, the “Daily Contract Quantity” is 40 MMcf per day for a total of 146 Bcf. CO2 deliveries are subject to a 25 MMcf per day take-or-pay provision. Anadarko has the right to satisfy its own needs before sales to us, which reduces our take or pay obligation. In the event the CO2 does not meet certain quality specifications, we have the right to refuse delivery of such CO2.

For CO2 deliveries, we have agreed to pay $1.50 per thousand cubic feet, to be adjusted by a factor that is indexed to the average posted price of Wyoming Sweet oil. From oil that is produced by CO2 injection, we have also agreed to convey to Anadarko an overriding royalty interest that increases over time, not to exceed 5%.

In addition to the CO2 supply arrangement with Anadarko, we plan to pursue the acquisition of additional daily volumes of CO2. Additional CO2 supplies would be used to increase CO2 injection rates, with the expectation that increased oil production would result.

CO2 Pipeline Construction

Under the Purchase Contract with Anadarko, we have the responsibility for providing pipeline transportation of purchased CO2 from a connection point on the Anadarko trunkline to our project area.

We plan to transport purchased CO2 through a proposed 50 mile, 12 inch pipeline. The route of the proposed pipeline has been determined, and we have completed an initial design of the pipeline. We anticipate that the pipeline can be operational approximately 12 to 14 months after closing of the debt financing discussed below.

We have conducted an analysis of permitting requirements for the pipeline and associated surface facilities, and have had discussions with federal and state regulatory agencies. The proposed route of the pipeline is almost entirely on state and privately-owned land, with only 0.8 miles on Bureau of Land Management (BLM) land. The BLM portion of the route has been impacted by previous railroad and pipeline development. Based on discussions to date with federal agencies, we do not anticipate that environmental assessments will be required for the pipeline or for development of the three oilfields. Approval of permits from the BLM and state regulatory agencies will be required for pipeline construction and field development to proceed.

Our projected timeline for major events in the CO2 pipeline construction and CO2 injection is as follows, assuming we are able to close a debt financing prior to the end of October 2007:

•	Month 1 - closing of financing, placing of orders for pipeline steel and surface facility compressors, initiation of drilling and workover activity at South Glenrock B Field;

•	Month 3 - drilling of wells begins;

•	Month 7 - pipeline construction begins;

•	Month 9 - delivery of compressors; and

•	Month 12-14 - startup of CO2 pipeline, injection of CO2.

Delays in debt financing may significantly impact the above timeline given that pipeline preparation activities must commence by the end of October 2007 to meet our target of starting CO2 injection in the South Glenrock B Field in calendar year 2008. Pipeline construction is expected to take approximately 4 months if construction begins by May 2008. Prior to May 2008, a number of long lead time items must be commenced simultaneously, including, commencing and completing right of way acquisition - estimated 7 months; ordering steel pipe, milling the steel pipe, and delivery of steel pipe to the construction site - estimated 6 months; finalizing pipeline engineering - estimated 3-4 months; and completing various permitting processes - estimated 2-3 months. In addition, the CO2 surface facilities equipment must be ordered and then constructed. The lead times for surface facilities equipment can be 9-12 months and must be installed within 1-2 months after commencing with the CO2 flood. Typically, beginning in November and lasting through March, the Wyoming winter conditions can freeze the ground and make installation and construction of pipelines and surface facilities increasingly more difficult and significantly more expensive. As a result, if we do not obtain additional financing by the end of October 2007, we would likely be unable to start construction until the third calendar quarter of 2008 and our target date for starting CO2 injection in the South Glenrock B Field would be extended to the third calendar quarter of 2009.

Delays in debt financing may significantly impact the above timeline, given the seasonality of pipeline construction in Wyoming and the long lead time required for ordering surface facility equipment. As a result, if we do not obtain additional financing by the end of October 2007, we are unlikely to commence our CO2 injection program in 2008.

Anadarko currently is receiving CO2 for its Salt Creek Field in Wyoming from the ExxonMobil Corporation through a 125-mile, 16 inch pipeline constructed in 2004. ExxonMobil collects CO2 from its natural gas fields at LaBarge, Wyoming, and processes the gas at its Shute Creek gas sweetening plant. ExxonMobil then transports the CO2 to the origin of the pipeline for delivery to Anadarko’s Salt Creek Field.

Financing Plans

We are planning to obtain funding for the surface facility construction, 3-D seismic, well drilling and conversion, other development costs, the cost of purchasing and transporting CO2, and the CO2 pipeline. We expect this financing will be primarily long-term fixed rate debt with a high interest rate secured by our properties. Prior to completing our long-term debt financing, we may borrow funds on an interim basis through a bridge financing. Our goal is to close our long-term debt financing by the end of October 2007. Completion of our bridge and long-term debt offering will be subject to market conditions and Company-specific factors.

Field Summaries

We currently operate three fields in the Powder River Basin: the South Glenrock B Field, the Big Muddy Field, and the Cole Creek South Field. The concentration of value in a relatively small number of fields should allow us to benefit substantially from any operating cost reductions or production enhancements we achieve and allows us to effectively manage the properties from our field office located in Glenrock, Wyoming.

We plan to make approximately $90 million of capital expenditures in the fiscal year ending March 31, 2008 on our three fields, including CO2 pipeline construction, surface facilities, compressors, drilling wells, expanding production, and preparing the area for CO2 delivery, which we expect will add both additional oil reserves and production for future operations.

South Glenrock B Field

The South Glenrock B Field is in Wyoming’s Powder River Basin and is located in Converse County, about 20 miles east of Casper in the east-central region of the state. The field was discovered in 1950 by Conoco, Inc. Our estimated proved reserves in the field as of March 31, 2007 were 876,858 barrels of oil. Including recent small acquisitions of interests, we have a 93.8% working interest in the field and a net revenue interest of 76.2%.

The South Glenrock B Field produces primarily from the Lower and Upper Muddy formations as well as the Dakota formation. All the formations are Cretaceous fluvial deltaic sands with extensive high reservoir quality channels. The structure dips from west to east with approximately 2,000 feet of relief.

The South Glenrock B Field is an active waterflood. Production in June 2007 was approximately 243 BOPD gross, and 186 BOPD net to our interests, of sweet 35 degree API crude oil. There are 20 active producing wells. This waterflood unit was developed with a fairly regular 40 acre well spacing and drilled with modern rotary equipment. The South Glenrock B Field is slated to be the first of our fields for CO2 development because the waterflood has maintained the reservoir pressure high enough for CO2 operations, and the relative condition of the facilities, regular well spacing, and reservoir size make the field a good candidate for CO2 operations. We plan to start CO2 injection in the South Glenrock B Field in calendar year 2008.

Big Muddy Field

The Big Muddy Field is in Wyoming’s Powder River Basin and located in Converse County, 17 miles east of Casper in the east-central region of the state. The field was discovered in 1916 and has produced approximately 52 million barrels of oil from several producing zones including the First Frontier, Stray, Shannon, Dakota, Lakota, Muddy and Niobrara formations. The Big Muddy Field was waterflooded starting in 1957. As of March 31, 2007, our estimated proved reserves in the field were 25,152 barrels of oil. We have a 100% working interest in our leases in the field, with a 77.9% net revenue interest.

In June 2007, production in the Big Muddy Field was about 11 BOPD gross, and 9 BOPD net to our interests, of 36 degree API sweet crude oil, via a stripper operation, from five producing wells. The field was developed with an irregular well spacing and drilled mostly with cable tools. There are no facilities of any significance at the field.

The current reservoir pressure is very low and not sufficient for effective CO2 flooding. Pending financing, our near-term plans for the Big Muddy Field are to build facilities and reactivate or drill new injection wells in order to inject disposal water produced as a result of CO2 operations in the South Glenrock B Field. The injection of this water should have the effect of raising the Big Muddy reservoir pressure for the planned CO2 flood. We also hope to drill or reactivate additional production wells in order to produce more oil from this reactivated waterflood. The Big Muddy Field requires unitization prior to a waterflood or a CO2 flood. The State of Wyoming requires us to form two separate units, one for the Frontier formation and one for the Dakota formation, due to the different sizes of the productive horizons. It is expected that the unitization will be completed in calendar year 2008. We plan to start CO2 injection in the Big Muddy Field in calendar year 2009.

Cole Creek South Field

The Cole Creek South Field is in Wyoming’s Powder River Basin and is located in Converse and Natrona counties, about 15 miles northeast of Casper in the east-central region of the state. The Cole Creek South Field was discovered in 1948 by the Phillips Petroleum Company.

Production at Cole Creek South was originally discovered on structure in the Lakota sandstone. After drilling a number of wells along the crest of the structure that had high water cuts, the Lakota zone was not developed in favor of the Dakota sandstone. Injection into the Dakota formation began in December 1968 and reached peak production in April 1972. Our estimated proved reserves in the field were 377,154 barrels of oil as of March 31, 2007. We have a 100% working interest in the field, with a 79.3% net revenue interest.

Production comes from two units at Cole Creek South. One unit is the Dakota Sand Unit which is under active waterflood. The other unit is the Cole Creek South Unit which is a primary production unit. Cole Creek South Field production, in total, in June 2007 was approximately 86 BOPD gross, and 69 BOPD net to our interests, of 34 degree API sweet crude oil from 12 producing wells. Production is from the Dakota Sand Unit waterflood and from the Shannon, First Frontier, Second Frontier, Muddy, and Lakota formations.

The Cole Creek South Field is presently at reservoir pressure sufficient for miscible CO2 flooding and the wells are in good working condition. Due to the small size, in comparison to the South Glenrock B Field and the Big Muddy Field, the Cole Creek South Field is planned to be the last of these three fields to undergo CO2 flooding. We plan to start CO2 injection in the Cole Creek South Field in either calendar year 2009 or 2010.

Oil & Gas Acreage and Productive Wells

As of March 31, 2007, our three properties in the Powder River Basin consist of the following acreage.

	Developed Acres		Undeveloped Acres		Total Acres
Field	Gross	Net	Gross	Net	Gross	Net

Big Muddy Field	1,640	972	8,920	8,908	10,560	9,880
South Glenrock B Field	10,873	10,177	-	-	10,873	10,177
Cole Creek South Field	3,782	3,782	-	-	3,782	3,782

Total	16,295	14,931	8,920	8,908	25,215	23,839

As of March 31, 2007, we have producing wells located in our three Powder River Basin properties as identified below.

	Number of Oil Wells
Field	Gross	Net
Big Muddy Field	5	5.00
South Glenrock B Field	20	18.74
Cole Creek South Field	12	12.00
Total Wells	37	35.74

Drilling Results

We drilled no oil & gas wells in the fiscal years ending March 31, 2007, March 31, 2006 or March 31, 2005.

Production

The following table summarizes average volumes and realized prices of oil produced from our properties and our production costs per barrel of oil. We acquired three oil fields in December 2006 and January 2007, and reported production for the year ended March 31, 2007 is from the dates of acquisitions of the fields through March 31, 2007. We had no production during the years ended March 31, 2006 and March 31, 2005. We have not had any commodity price hedges in place.

	For the Three Months Ended June 30, 2007	For the Year Ended March 31, 2007

Net oil production (barrels)	22,434	23,838
Average realized oil sales price per barrel	$59.31	$48.74
Production costs per barrel:
Production taxes	$7.20	$5.72
Lease operating expenses	$26.74	$29.39

Title to Properties

As customary in the oil & gas industry, during acquisitions, substantive title reviews and curative work are performed on all properties. Generally, only a perfunctory title examination is conducted at the time properties believed to be suitable for drilling operations are first acquired. Prior to commencement of drilling operations, a thorough drill site title examination is normally conducted, and curative work is performed with respect to significant defects. We believe that we have good title to our oil & gas properties, some of which are subject to minor encumbrances, easements, and restrictions.

Environmental Assessments

We are cognizant of our environmental responsibilities to the communities in which we operate and to our shareholders. In addition, prior to the closing of our acquisitions, we obtained a Phase I environmental review of our properties from industry-recognized environmental consulting firms. These environmental reviews were commissioned and received prior to our acquisition of our three Wyoming fields, which revealed no material environmental problems.

Geographic Segments

All of our operations are in the continental United States.

Significant Oil & Gas Purchasers and Product Marketing

Due to the close proximity of our fields to one another, oil production from our three properties is sold to one purchaser under a month-to-month contract at the current area market price. The oil is currently transported by truck to pipeline connections in the area. The loss of that purchaser is not expected to have a material adverse effect upon our oil sales. We currently produce a nominal amount of natural gas, which is used in field operations and not sold to third parties.

Our ability to market oil depends on many factors beyond our control, including the extent of domestic production and imports of oil, the proximity of our oil production to pipelines, the available capacity in such pipelines, refinery capacity, the demand for oil, the effects of weather, and the effects of state and federal regulation. Our production is from fields close to major pipelines and established infrastructure. As a result, we have not experienced any difficulty to date in finding a market for all of our production as it becomes available or in transporting our production to those markets; however, there is no assurance that we will always be able to market all of our production or obtain favorable prices.

Oil Marketing

The oil production from our properties is relatively high quality, ranging in gravity from 34 to 36 degrees, and is low in sulfur. We sell our oil to a crude aggregator on a month-to-month term. The oil is transported by truck, with loads picked up daily. The prices we currently receive are based on posted prices for Wyoming Sweet crude oil, adjusted for gravity, plus approximately $3.50 to $4.25 per barrel.

In recent months, Wyoming Sweet crude oil posted prices have declined in comparison to other oil price indexes, such as West Texas Intermediate crude oil spot prices. This has been due to disruptions in refinery throughput in the Rocky Mountain region, and increased imports of sour Canadian crude into the region.

Our long-term strategy is to find a dependable future transportation option to transport our high-quality oil to market at the highest price possible and to protect ourselves from downward pricing volatility. Options being explored include building a new crude oil pipeline to connect to a pipeline being considered by others for construction that is anticipated to run from Northern Colorado to Cushing, Oklahoma to transport Wyoming Sweet crude oil.

Competition and Markets

We face competition from other oil companies in all aspects of our business, including acquisition of producing properties and oil & gas leases, marketing of oil & gas, and obtaining goods, services, and labor. Many of our competitors have substantially larger financial and other resources. Factors that affect our ability to acquire producing properties include available funds, available information about prospective properties, and our standards established for minimum projected return on investment. Competition is also presented by alternative fuel sources, including ethanol and other fossil fuels. Because of our use of EOR techniques and management’s experience and expertise in the oil & gas industry, we believe that we are effective in competing in the market.

The demand for qualified and experienced field personnel to operate CO2 EOR techniques, drill wells, and conduct field operations, geologists, geophysicists, engineers, and other professionals in the oil industry can fluctuate significantly, often in correlation with oil prices, causing periodic shortages. There have also been shortages of drilling rigs and other equipment, as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services, and personnel. Higher oil prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment, and services. We cannot be certain when we will experience these issues and these types of shortages or price increases could significantly decrease our profit margin, cash flow, and operating results, or restrict our ability to drill those wells and conduct those operations that we currently have planned and budgeted.

Federal and State Regulations

Numerous federal and state laws and regulations govern the oil & gas industry. These laws and regulations are often changed in response to changes in the political or economic environment. Compliance with this evolving regulatory burden is often difficult and costly, and substantial penalties may be incurred for noncompliance. The following section describes some specific laws and regulations that may affect us. We cannot predict the impact of these or future legislative or regulatory initiatives.

Based on current laws and regulations, management believes that we are and will be in substantial compliance with all laws and regulations applicable to our current and proposed operations and that continued compliance with existing requirements will not have a material adverse impact on us. The future annual capital costs of complying with the regulations applicable to our operations is uncertain and will be governed by several factors, including future changes to regulatory requirements. However, management does not currently anticipate that future compliance will have a material adverse effect on our financial position or results of operations.

Regulation of Oil Exploration and Production

Our operations are subject to various types of regulation at the federal, state, and local levels. Such regulation includes requiring permits for drilling wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells, and the disposal of fluids used in connection with operations. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells that may be drilled in those units and the unitization or pooling of oil & gas properties. In addition, state conservation laws establish maximum rates of production from oil & gas wells and generally prohibit the venting or flaring of gas. The effect of these regulations may limit the amount of oil & gas we can produce from our wells and may limit the number of wells or the locations at which we can drill. The regulatory burden on the oil & gas industry increases our costs of doing business and, consequently, affects our profitability.

Federal Regulation of Sales Prices and Transportation

The transportation and certain sales of oil in interstate commerce are heavily regulated by agencies of the U.S. federal government and are affected by the availability, terms, and cost of transportation. In particular, the price and terms of access to pipeline transportation are subject to extensive U.S. federal and state regulation. The Federal Energy Regulatory Commission (FERC) is continually proposing and implementing new rules and regulations affecting the oil industry. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the oil & gas industry. The ultimate impact of the complex rules and regulations issued by FERC cannot be predicted. Some of FERC’s proposals may, however, adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. While our sales of crude oil are not currently subject to FERC regulation, our ability to transport and sell such products is dependent on certain pipelines whose rates, terms, and conditions of service are subject to FERC regulation. Additional proposals and proceedings that might affect the oil & gas industry are considered from time to time by Congress, FERC, state regulatory bodies, and the courts. We cannot predict when or if any such proposals might become effective and their effect, if any, on our operations. Historically, the oil & gas industry has been heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by FERC, Congress and the states will continue indefinitely into the future.

Federal or State Leases

Our operations on federal or state oil & gas leases are subject to numerous restrictions, including nondiscrimination statutes. Such operations must be conducted pursuant to certain on-site security regulations and other permits and authorizations issued by the Bureau of Land Management, Minerals Management Service, and other agencies.

Regulation of Proposed CO2 Pipeline

Numerous federal and state regulations govern pipeline construction and operations. The primary pipeline construction permits may include environmental assessments for federal lands, right of way permits for fee and state lands, and oversight of ongoing pipeline operations by the U.S. Department of Transportation.

Environmental Regulations

Public interest in the protection of the environment has increased dramatically in recent years. Our oil production and CO2 injection operations and our processing, handling, and disposal of hazardous materials such as hydrocarbons and naturally occurring radioactive materials are subject to stringent regulation. We could incur significant costs, including cleanup costs resulting from a release of hazardous material, third-party claims for property damage and personal injuries, fines and sanctions, as a result of any violations or liabilities under environmental or other laws. Changes in or more stringent enforcement of environmental laws could also result in additional operating costs and capital expenditures.

Various federal, state, and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, directly impact oil & gas exploration, development, and production operations, and consequently may impact our operations and costs. These regulations include, among others (i) regulations by the EPA and various state agencies regarding approved methods of disposal for certain hazardous and nonhazardous wastes; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, Federal Resource Conservation and Recovery Act, and analogous state laws that regulate the removal or remediation of previously disposed wastes (including wastes disposed of or released by prior owners or operators), property contamination (including groundwater contamination), and remedial plugging operations to prevent future contamination; (iii) the Clean Air Act and comparable state and local requirements, which may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the our operations; (iv) the Oil Pollution Act of 1990, which contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States; (v) the Resource Conservation and Recovery Act, which is the principal federal statute governing the treatment, storage, and disposal of hazardous wastes; and (vi) state regulations and statutes governing the handling, treatment, storage, and disposal of naturally occurring radioactive material.

Management believes that we are in substantial compliance with applicable environmental laws and regulations and intend to remain in compliance in the future. To date, we have not expended any material amounts to comply with such regulations, and management does not currently anticipate that future compliance will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Glossary of Abbreviations and Terms

Anadarko.	The Anadarko Petroleum Corporation.

Bcf.	One billion cubic feet of natural gas at standard atmospheric conditions.

BLM.	Bureau of Land Management.

BOPD.	Barrels of oil production per day.

CO2.	Carbon Dioxide.

EOR.	Enhanced oil recovery.

Field.	An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

GAAP.	Generally accepted accounting principles.

MMcf.	One million cubic feet of natural gas.

Metalex.	Metalex Resources, Inc.

Miscible.	Capable of being mixed in all proportions. Water and oil are not miscible. Alcohol and water are miscible. CO2 and oil can be miscible under the proper conditions.

Proved reserves.
The estimated quantities of oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

Purchase Contract.	The Anadarko Product Sale and Purchase Contract.

Tertiary recovery.
The third process used for oil recovery. Usually primary recovery is the result of depletion drive, secondary recovery is from a waterflood, and tertiary recovery is an enhanced oil recovery process such as CO2 flooding.

Working interest.
An interest in an oil & gas lease that gives the owner of the interest the right to drill and produce oil & gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

SELECTED HISTORICAL DATA

In addition to the GAAP presentation of Rancher Energy Corp.’s historical results for the years ended March 31, 2007, 2006, 2005, and 2004, we have provided the following results for its Predecessor (the Cole Creek South Field and the South Glenrock B Field) and its Predecessor’s Predecessor (Pre-Predecessor) because we believe such financial information may be useful in gaining an understanding of the impact of the acquisitions on Rancher Energy Corp.’s underlying historical performance and future financial results. The information is not presented on a GAAP basis and is not necessarily comparable between periods.

The following selected financial data reflects the following:

•
Rancher Energy Corp. revenues, production taxes, lease operating expenses, loss from continuing operations, and loss from continuing operations per share for the years ended March 31, 2007, 2006, 2005, and 2004, and for the three months ended June 30, 2007 and 2006;

•	Rancher Energy Corp. total assets as of March 31, 2007, 2006, 2005, and 2004, and as of June 30, 2007 and 2006;

•
Predecessor revenues, production taxes, lease operating expenses, and income (loss) from continuing operations for the period from January 1, 2006 through December 21, 2006 (the date of acquisition of the Predecessor by Rancher Energy Corp.), the year ended December 31, 2005, and for the period from September 1, 2004 (the date that the Predecessor was acquired from the Pre-Predecessor) through December 31, 2004, and for the three months ended June 30, 2006;

•	Predecessor total assets as of December 21, 2006 and December 31, 2005; and

•	Our Pre-Predecessor’s revenues, production taxes, lease operating expenses, and excess of revenues over expenses for the period from January 1, 2004 through August 31, 2004.

	Three Months Ended June 30,		Year Ended March 31,
	2007	2006	2007	2006	2005	2004
			(1)(2)
Rancher Energy Corp.:
Revenues	$1,330,479	$-	$1,161,819	$-	$-	$-
Production taxes	161,469	-	136,305	-	-	-
Lease operating expenses	599,914	-	700,623	-	-	-
Loss from continuing operations	(3,777,921)	(604,347)	(8,702,255)	(124,453)	(27,154)	(375,000)
Loss from continuing operations per share	(0.04)	(0.02)	(0.16)	(0.00)	(0.00)	(0.01)
Weighted average shares outstanding	103,734,995	29,027,000	53,782,291	32,819,623	70,000,000	70,000,000

Total assets (as of period end)	79,792,602	1,467,377	81,478,031	46,557	4,749	-

	Three Months Ended June 30, 2006	For the Period from January 1, 2006 through December 21, 2006	Year Ended December 31, 2005	For the Period from September 1, 2004 through December 31, 2004
Predecessor:
Revenues	$1,124,523	$4,488,315	$3,713,973	$772,449
Production taxes	117,789	493,956	428,905	81,868
Lease operating expenses	665,616	2,944,287	1,537,992	360,207
Income (loss) from continuing operations	105,998	(577,740)	26,886	(78,415)

Total assets (as of period end)		14,597,618	13,058,437

For the Period from January 1, 2004 through August 31, 2004
Pre-Predecessor:
Revenues	$440,383
Production taxes	204,454
Lease operating expenses	47,033
Excess of revenues over expenses	188,896

We do not have long-term obligations or redeemable preferred stock, and we have not declared any cash dividends.

(1)	We completed our acquisition of the Cole Creek South and the South Glenrock B fields (Predecessor) on December 22, 2006.

(2)	We completed our acquisition of the Big Muddy Field on January 4, 2007.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Oil & Gas Property Acquisitions

The following is a summary of oil & gas properties acquired by the Company:

Cole Creek South Field and South Glenrock B Field Acquisitions

On December 22, 2006, we purchased certain oil & gas properties for $46,750,000, before adjustments for the period from the effective date to the closing date, plus closing costs of $323,657. The oil & gas properties consisted of (i) a 100% working interest (79.3% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.6% working interest (74.5% net revenue interest) in the South Glenrock B Field, which also is located in Wyoming’s Powder River Basin. In partial consideration for an extension of the closing date, the Company issued the seller of the oil & gas properties warrants to acquire 250,000 shares of its common stock for $1.50 per share for a period of five years. The estimated fair value of the warrants to purchase common stock of $616,140 was estimated as of the grant date using the Black-Scholes option pricing model, and is included in the acquisition cost.

Big Muddy Field Acquisition

On January 4, 2007, we acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were $672,638. While the Big Muddy Field was discovered in 1916, future profitable operations are dependent on the application of tertiary recovery techniques requiring significant amounts of CO2.

Sale of Common Stock and Warrants

To partially finance the oil & gas property acquisitions, and fund working capital requirements, the Company sold common stock and warrants to purchase common stock as discussed below:

Venture Capital First LLC

On June 9, 2006, we borrowed $500,000 from Venture Capital First LLC (Venture Capital). Per the terms of the agreement, on July 19, 2006, Venture Capital elected to convert its entire loan and accrued interest into 1,006,905 shares of common stock and warrants to purchase 1,006,905 shares of common stock at a price of $0.50 per unit, the price per unit in the offering discussed below. The warrants are exercisable over a two-year period, at a price of $0.75 per share for the first year, and $1.00 per share for the second year.

Units Issued Pursuant to Regulation S

For the period from June 2006 through October 2006, we sold 18,133,500 Units for $0.50 per Unit, totaling gross proceeds of $9,066,750, pursuant to the exemption from registration of securities under the Securities Act as provided by Regulation S. Each Unit consisted of one share of common stock and a warrant to purchase one additional share of common stock.

We paid a cash commission of $232,088 and a stock-based commission of 464,175 shares of common stock. The sum of the shares sold and the commission shares aggregated 18,597,675. All warrants were originally exercisable for a period of two years from the date of issuance. During the first year, the exercise price was $0.75 per share; during the second year, the exercise price was $1.00 per share. A portion of these warrants were modified in December 2006 to extend the exercise price of $0.75 per share through the second year.

Private Placement

On December 21, 2006, we entered into a Securities Purchase Agreement, as amended, with institutional and individual accredited investors to effect a $79,500,000 private placement of shares of our common stock and other securities in multiple closings. As part of this private placement, we raised an aggregate of $79,405,418 and issued (i) 45,940,510 shares of common stock, (ii) promissory notes that were convertible into 6,996,342 shares of common stock, and (iii) warrants to purchase 52,936,832 shares of common stock. The warrants issued to investors in the private placement are exercisable during the five year period beginning on March 30, 2007. The notes issued in the private placement automatically converted into shares of common stock on March 30, 2007. In conjunction with the private placement, we also used services of placement agents and issued warrants to purchase 3,633,313 shares of common stock to these agents or their designees. The warrants issued to the placement agents or their designees are exercisable during the two year period (warrants to purchase 2,187,580 shares of common stock) or the five year period (warrants to purchase 1,445,733 shares of common stock) beginning on March 30, 2007. All of the warrants issued in conjunction with the private placement have an exercise price of $1.50 per share.

Unaudited Pro Forma Financial Statements

The unaudited pro forma statement of operations for the year ended March 31, 2007 was prepared as though the acquisitions occurred on April 1, 2006, and includes the following transactions:

•	The Cole Creek South and South Glenrock B Field acquisitions;

•	The Big Muddy Field acquisition; and

•
The sale of units, consisting of common stock and warrants to purchase common stock, in connection with the financing of the Cole Creek South, South Glenrock B, and Big Muddy Field acquisitions, and for working capital funds.

The Company presents adjustments for these transactions in the notes to the unaudited pro forma financial statements. You should read the unaudited pro forma financial statements and accompanying notes along with the historical financial statements included in the Company’s previous filings with the SEC and the audited Cole Creek South and South Glenrock B financial statements and the audited Big Muddy financial statements included herein.

The information presented under the headings “Cole Creek South & South Glenrock B” in the pro forma financial statements reflects the revenues and production taxes, lease operating expenses, depreciation, depletion and amortization, accretion expense, and general and administrative expenses of the Cole Creek South and the South Glenrock B Fields for the year ended December 31, 2006.

The information presented under the headings “Big Muddy” in the pro forma financial statements reflects the revenues and direct operating expenses of the Big Muddy Field for the nine months ended September 30, 2006.

The pro forma statements of operations were derived by adjusting the historical financial statements of Rancher Energy Corp. The adjustments are based on currently available information. Obtaining additional information necessary to calculate the actual purchase prices is subject to the final purchase price adjustments as provided for in the Purchase and Sales Agreements. The actual adjustments, therefore, may differ from the pro forma adjustments. The Company believes, however, that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial statements do not purport to present the Company’s results of operations had the acquisitions or the other transactions actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations for any future date or period.

RANCHER ENERGY CORP.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For The Year Ended March 31, 2007

	Rancher Energy Corp.	Cole Creek South & South Glenrock B	Big Muddy	Pro Forma Adjustments			Pro Forma As Adjusted
Revenues:
Oil & gas sales	$1,161,819	$4,488,315	$440,383	$(1,148,825)	(a	)	$5,074,774
				133,082	(b	)
Operating expenses:
Production taxes	136,305	493,956	47,033	(120,313)	(a	)	571,191
				14,210	(b	)
Lease operating expenses	700,623	2,944,287	204,454	(574,756)	(a	)	3,287,264
				12,656	(b	)
Depreciation, depletion and amortization	375,701	952,784	-	(952,784)	(c	)	1,234,846
				859,145	(c	)
Impairment of unproved properties	734,383	-	-	-			734,383
Accretion expense	29,730	107,504	-	(107,504)	(c	)	148,648
				118,918	(c	)
Exploration expense	333,919	-	-	-			333,919
General and administrative	4,501,737	567,524	-	-			5,069,261
Total operating expenses	6,812,398	5,066,055	251,487	(750,428)			11,379,512

Income (loss) from operations	(5,650,579)	(577,740)	188,896	(265,315)			(6,304,738)

Other income (expense):
Liquidated damages pursuant to registration rights agreement	(2,705,531)	-	-	-			(2,705,531)
Interest expense	(37,654)	-	-	-			(37,654)
Amortization of deferred financing costs	(537,822)	-	-	-			(537,822)
Interest and other income	229,331	-	-	-			229,331
Total other income (expense)	(3,051,676)	-	-	-			(3,051,676)

Income (loss) before income taxes	(8,702,255)	(577,740)	188,896	(265,315)			(9,356,414)

Income taxes	-	-	-	202,209	(d	)	-
				(66,114)	(e	)
				(136,095)	(f	)
Net income (loss)	$(8,702,255)	$(577,740)	$188,896	$(265,315)			$(9,356,414)

Basic and diluted net income (loss) per share	$(0.16)						$(0.10)

Basic and diluted weighted average shares outstanding	53,782,291			40,327,613	(g	)	94,109,904

The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

RANCHER ENERGY CORP.
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Pro Forma Adjustments

Unaudited Pro Forma Condensed Statement of Operations for the Year Ended March 31, 2007

(a)
Presented under the heading Cole Creek South Field and South Glenrock B Field are oil & gas sales, production taxes and lease operating expenses for the period from January 1, 2006 through December 21, 2006. Presented under the heading Rancher Energy Corp. are oil & gas sales, production taxes and lease operating expenses for the Cole Creek South Field and the South Glenrock B Field for the period from December 22, 2006 through March 31, 2007. To derive pro forma oil & gas sales, production taxes and lease operating expenses for those fields for the period from April 1, 2006 through March 31, 2007, the adjustments eliminate oil & gas sales, production taxes and lease operating expenses for the period from January 1, 2006 through March 31, 2006.

(b)
Presented under the heading Big Muddy are oil & gas sales, production taxes and lease operating expenses for the period from January 1, 2006 through September 30, 2006. Presented under the heading Rancher Energy Corp. are oil & gas sales, production taxes and lease operating expenses for the Big Muddy Field for the period from January 1, 2007 through March 31, 2007. To derive pro forma oil & gas sales, production taxes and lease operating expenses for that field for the period from April 1, 2006 through March 31, 2007, the adjustments eliminate oil & gas sales, production taxes and lease operating expenses for the period from January 1, 2006 through March 31, 2006, and add oil & gas sales, production taxes and lease operating expenses for the period from October 1, 2006 through December 31, 2006.

(c)
The adjustments to depreciation, depletion and amortization, and accretion expense, include (1) the reversal of amounts computed by the Predecessor, and (2) computation of depreciation, depletion, and amortization (in accordance with the successful efforts method of accounting as prescribed by Statement of Financial Accounting Standards No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies) and accretion expense (in accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations) based upon the Company’s basis in certain assets and liabilities of the properties acquired.

(d)
The adjustment to income taxes reflects a tax benefit of $202,209 derived from the Cole Creek South & South Glenrock B Fields and is equal to the product of the loss before income taxes of $577,740 and the federal statutory tax rate of 35%.

(e)
The adjustment to income taxes reflects a provision for taxes of $66,114 derived from the Big Muddy Field and is equal to the product of income before income taxes of $188,896 and the federal statutory tax rate of 35%.

(f)
The adjustment to income taxes reflects the elimination of the net tax benefit, equal to the benefit derived from the Cole Creek South & South Glenrock B Fields in excess of the provision for taxes derived from the Big Muddy Field, discussed in pro forma adjustments (d) and (e) above.

Income taxes are different than the expected amount computed using the applicable federal and state statutory income tax rates. Based on the weight of available evidence, it is more likely than not that all of the deferred tax assets, resulting primarily from net operating losses, will not be realized. Consequently, the pro forma statements of operations reflect no income tax benefit.

(g)
In accordance with Regulation S-X, Article 11-02(b)(7), the number of shares used in the calculation of pro forma per share data were based on the weighted average number of shares outstanding during the period adjusted to give effect to shares subsequently issued had the transactions taken place at the beginning of the periods presented.

In accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share, excluded from the computation of fully diluted earnings per share were weighted average securities related to stock options and warrants to acquire common stock of 14,214,461 as inclusion of those warrants and options would be anti-dilutive. As of March 31, 2007, there were warrants to acquire 75,960,550 shares of common stock and options to acquire 6,335,000 shares of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Organization

We are an independent energy company which explores for and develops, produces, and markets oil & gas in North America. Prior to April 2006, Rancher Energy Corp., formerly known as Metalex Resources, Inc. (Metalex), was engaged in the exploration of a gold prospect in British Columbia, Canada. Metalex found no commercially exploitable deposits or reserves of gold. During April 2006, stockholders voted to change the name to Rancher Energy Corp. Since April 2006, we have employed a new Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, and Senior Vice President, Engineering, and are actively pursuing oil & gas prospects in the Rocky Mountain region.

Oil & Gas Property Acquisitions

The following is a summary of the property acquisitions we have recently completed:

Cole Creek South Field and South Glenrock B Field Acquisitions

On December 22, 2006, we purchased certain oil & gas properties for $46,750,000, before adjustments for the period from the effective date to the closing date, plus closing costs of $323,657. The oil & gas properties consisted of (i) a 100% working interest (79.3% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.6% working interest (74.5% net revenue interest) in the South Glenrock B Field, which also is located in Wyoming’s Powder River Basin. In partial consideration for an extension of the closing date, we issued the seller of the oil & gas properties warrants to acquire 250,000 shares of our common stock for $1.50 per share for a period of five years. The estimated fair value of the warrants to purchase common stock of $616,140 was estimated as of the grant date using the Black-Scholes option pricing model, and is included in the acquisition cost.

The total adjusted purchase price was allocated as follows:

Acquisition costs:
Cash consideration	$46,750,000
Direct acquisition costs	323,657
Estimated fair value of warrants to purchase common stock	616,140
Total	$47,689,797

Allocation of acquisition costs:
Oil & gas properties:
Unproved	$31,569,778
Proved	16,682,101
Other assets - long-term accounts receivable	53,341
Other assets - inventory	227,220
Asset retirement obligation	(842,643)
Total	$47,689,797

The Cole Creek South Field is located in Converse County, Wyoming approximately six miles northwest of the town of Glenrock. The field was discovered in 1948 by the Phillips Petroleum Company. In June 2007, production from the Cole Creek South Field was approximately 86 BOPD gross, and 69 BOPD net to our interests, of primarily 34 degree API sweet crude oil.

The South Glenrock B Field is also located in Converse County, Wyoming. The field was discovered in 1950 by Conoco, Inc. Bisected by Interstate 25, the field produces from the Dakota and Muddy sandstone reservoirs that are draped over a structural nose with 2,000 feet of relief. Production is maintained by secondary recovery efforts that were initiated in 1961. In June 2007, production from the South Glenrock B Field was approximately 243 BOPD gross, and 186 BOPD net to our interests, of primarily 35 degree API sweet crude oil.

Big Muddy Field Acquisition

On January 4, 2007, we acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, and closing costs were $672,638. While the Big Muddy Field was discovered in 1916, future profitable operations are dependent on the application of tertiary recovery techniques requiring significant amounts of CO2.

The total adjusted purchase price was allocated as follows:

Acquisition costs:
Cash consideration	$25,000,000
Direct acquisition costs	672,638
Total	$25,672,638

Allocation of acquisition costs:
Oil & gas properties:
Unproved	$24,151,745
Proved	1,870,086
Asset retirement obligation	(349,193)
Total	$25,672,638

Water flooding was initiated in the Frontier formation in 1957 and later expanded to the Dakota and Lakota formations. Over 800 completions have occurred in the field. At the current time, only a few wells are active. Production in June 2007 was approximately 11 BOPD gross, and 9 BOPD net to our interests, of primarily 36 degree API sweet crude oil.

Outlook for the Coming Year

The following summarizes our goals and objectives for the next twelve months:

•	Borrow funds to implement our development plans;

•	Construct a CO2, pipeline;

•	Initiate development activities in our fields; and

•	Pursue additional asset and project opportunities that are expected to be accretive to stockholder value.

Since late 2006 we have added operating staff and have engaged consultants to conduct field studies of tertiary development of the three Powder River Basin fields. To date, work has focused on field and engineering studies to prepare for development operations. We have also engaged an engineering firm to evaluate routes and undertake the required front end engineering and design for the required CO2 pipeline, as well as another engineering firm to evaluate and design surface facilities appropriate for CO2 injection.

Our plans for EOR development of our oil fields are dependent on our obtaining substantial additional funding. The raising of that funding is dependent on many factors, some of which are outside our control, and is not assured. One major factor is the level of and projected trends in oil prices, which we cannot protect against by hedging at this time.

We plan to begin CO2 development operations in the South Glenrock B Field, and preliminary development in the Big Muddy Field. We also plan to make capital expenditures relating to existing production in the three fields. If we obtain additional financing by October 2007, we plan to make capital expenditures for CO2 pipeline construction, field development, and CO2 purchases totaling approximately $90 million in the fiscal year ending March 31, 2008, and an additional $120 million in the fiscal year ending March 31, 2009.  Of the fiscal year 2008 costs, about $65 million is projected for the South Glenrock B Field and Big Muddy Field projects, with about two-thirds of this cost for 3-D seismic and well drilling and conversion for CO2 injection, and the remainder for compressors and facilities. Since the acquisition of the three fields, other than the agreement with Anadarko for supply of CO2, we have made no major capital expenditures nor any firm commitments for major future capital expenditures to date.

Commitments

As part of our CO2 tertiary recovery strategy, on December 15, 2006, we entered into a Product Sale and Purchase Contract (Purchase Contract) with Anadarko for the purchase of CO2 (meeting certain quality specifications) from Anadarko. We intend to use the CO2 for our EOR projects.

The primary term of the Purchase Contract commences upon the later of January 1, 2008, or the date of the first CO2 delivery, and terminates upon the earlier of the day on which we have taken and paid for the Total Contract Quantity, as defined, or 10 years from the commencement date. We have the right to terminate the Purchase Contract at any time with notice to Anadarko, subject to a termination payment as specified in the Purchase Contract.

During the primary term the “Daily Contract Quantity” is 40 MMcf per day for a total of 146 Bcf. CO2 deliveries are subject to a 25 MMcf per day take-or-pay provision. Anadarko has the right to satisfy its own needs before sales to us, which reduces our take-or-pay obligation. In the event the CO2 does not meet certain quality specifications, we have the right to refuse delivery of such CO2.

For CO2 deliveries, we have agreed to pay $1.50 per thousand cubic feet, to be adjusted by a factor that is indexed to the price of Wyoming Sweet oil. From oil that is produced by CO2 injection, we also agreed to convey to Anadarko an overriding royalty interest that increases over time, not to exceed 5%.

Results of Operations, Including Combined Results

In addition to the GAAP presentation of Rancher Energy Corp.’s historical results for the years ended March 31, 2007, 2006, and 2005, we have provided combined revenues, production taxes and lease operating expenses for Rancher Energy Corp., its Predecessor (the Cole Creek South Field and the South Glenrock B Field) and its Predecessor’s Predecessor (Pre-Predecessor) because we believe such financial information may be useful in gaining an understanding of the impact of the acquisitions on Rancher Energy Corp.’s underlying historical performance and future financial results. The combined information is not presented on a GAAP basis and is not necessarily comparable between periods.

The following data includes:

•	Our results of operations for the years ended March 31, 2007, 2006, and 2005, and for the three months ended June 30, 2007 and 2006;

•
Our Predecessor’s results of operations for the period from January 1, 2006 through December 21, 2006 (the date of acquisition of the Predecessor by Rancher Energy Corp.), the year ended December 31, 2005, for the period from September 1, 2004 (the date that the Predecessor was acquired from the Pre-Predecessor) through December 31, 2004, and the three months ended June 30, 2006;

•	Our Pre-Predecessor’s revenues, production taxes, and lease operating expenses for the period from January 1, 2004 through August 31, 2004;

•
Adjustments to eliminate the Predecessor’s revenues, production taxes and lease operating expenses for the three months ended March 31, 2006 from the Predecessor revenues, production taxes and lease operating expenses for the year ended December 31, 2006, so that the combined information reflects the revenues, production taxes and lease operating expenses for the fiscal year ended March 31, 2007; and

•	Combined revenues, production taxes and lease operating expenses for the years ended March 31, 2007, 2006 and 2005, and for the three months ended June 30, 2007 and 2006.

	For the Three Months Ended June 30, 2007	For the Three Months Ended June 30, 2006
	Rancher Energy Corp.	Rancher Energy Corp.	Predecessor	Combined
Revenue:
Oil production (in barrels)	22,434		17,650	17,650
Oil price (per barrel)	59.31		63.71	63.71
Oil & gas sales	$1,330,479	$-	$1,124,523	$1,124,523

Operating expenses:
Production taxes	161,469	-	117,789	117,789
Lease operating expenses	599,914	-	665,616	665,616
Depreciation, depletion, and amortization	331,532	-	214,100
Accretion expense	45,990	-	21,019
Exploration expense	41,158	-	-
General and administrative	2,584,426	571,068	261,283
Total operating expenses	3,764,489	571,068	1,279,807

	(2,434,010)	(571,068)	(155,284)

Other income (expense):
Liquidated damages pursuant to registration rights agreement	(1,377,110)	-	-
Interest expense	(71,239)	(34,644)	-
Interest and other income	104,438	1,365	-
Total other income (expense)	(1,343,911)	(33,279)	-

	$(3,777,921)	$(604,347)	$(155,284)

Rancher Energy Corp.

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Overview. For the three months ended June 30, 2007, we reported a net loss of $3,777,921, or $(0.04) per basic and fully-diluted share, compared to a net loss of $604,347, or $(0.02) per basic and fully-diluted share, for the corresponding three months of 2006. On December 22, 2006, we completed our acquisition of the Cole Creek South Field and South Glenrock B Field, and on January 4, 2007, we completed our acquisition of the Big Muddy Field. We did not have any oil & gas properties during the three months ended June 30, 2006. Included in the net loss of $3,777,921 are non-cash charges of $1,377,110 for liquidated damages pursuant to a registration rights arrangement, and $659,133 for stock-based compensation expense, restricted stock compensation, and services exchanged for common stock to non-employees and non-employee directors.

 Revenue, production taxes, and lease operating expenses. For the three months ended June 30, 2007, we reflected oil & gas sales of $1,330,479 on 22,434 barrels of oil at $59.31 per barrel, production taxes (including ad valorem taxes) of $161,469 and lease operating expenses of $599,914, as compared to $0, $0 and $0, respectively, for the corresponding three months ended June 30, 2006. For the three months ended June 30, 2007, production taxes per barrel of production were $7.20, and lease operating expenses were $26.74 per barrel.

Depreciation, depletion, and amortization. For the three months ended June 30, 2007, we reflected depreciation, depletion, and amortization of $331,532 as compared to $0 for the corresponding three months ended June 30, 2006. For the three months ended June 30, 2007, depreciation, depletion, and amortization of oil & gas properties was $13.40 per barrel of production.

Accretion expense. For the three months ended June 30, 2007, we reflected accretion expense of $45,990 as compared to $0 for the corresponding three months ended June 30, 2006. We have reflected accretion of our asset retirement obligation associated with the Cole Creek South Field, the South Glenrock B Field, and the Big Muddy Field.

Exploration expense. For the three months ended June 30, 2007, we reflected exploration expense of $41,158 as compared to $0 for the corresponding three months ended June 30, 2006. The exploration expense is attributed to geological and geophysical work at our Cole Creek South Field, the South Glenrock B Field, and the Big Muddy Field.

General and administrative expense. For the three months ended June 30, 2007, we reflected general and administrative expenses of $2,584,426 as compared to $571,068 for the corresponding three months ended June 30, 2006. The increase is primarily attributed to focusing our efforts on building our oil & gas infrastructure. For the three months ended June 30, 2007, included in general and administrative expenses are stock-based compensation, restricted stock compensation, and services exchanged for common stock to non-employees and non-employee directors that aggregate $659,133. Other key elements comprising the increase include salaries, Sarbanes-Oxley compliance, audit fees, legal, and reservoir engineering. For the three months ended June 30, 2006, included in general and administrative expenses is stock-based compensation of $423,500.

Liquidated damages pursuant to registration rights agreement. In connection with our equity private placement in December 2006 and January 2007, we entered into a registration rights agreement and agreed to file a registration statement to register for resale the shares of common stock. The agreement includes provisions for payment if the registration statement is not declared effective by May 20, 2007, and additional payments are due if there are additional delays in obtaining effectiveness. During the fourth quarter of fiscal 2007, we determined that the obligation to pay the liquidated damages was both probable and could be estimated, and we reflected three months of estimated damages totaling $2,705,531 in that quarter.

During the three months ended June 30, 2007, we determined that we may incur additional damages. Consequently, we reflected two months of damages totaling $1,377,110.

Interest expense. For the three months ended June 30, 2007, we reflected interest expense of $71,239 as compared to $34,644 for the corresponding three months ended June 30, 2006. The increase is primarily attributed to imputed interest on the liquidated damages pursuant to the registration rights arrangement discussed above.

Interest income. For the three months ended June 30, 2007, we reflected interest income of $104,438 as compared to $1,365 for the corresponding three months ended June 30, 2006. The interest income was derived from earnings on excess cash derived from our December 2006 and January 2007 private placement of units, consisting of common stock and warrants to acquire shares of common stock.

Rancher Energy Corp. Combined with Predecessor

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Revenue, production taxes, and lease operating expenses. For the three months ended June 30, 2007, oil & gas sales were $1,330,479 on 22,434 barrels of oil at $59.31 per barrel, production taxes (including ad valorem taxes) were $161,469, or $7.20 per barrel, and lease operating expenses were $599,914, or $26.74 per barrel, as compared to oil & gas sales of $1,124,523 on 17,650 barrels of oil at $63.71 per barrel, production taxes (including ad valorem taxes) of $117,789, or $6.67 per barrel, and lease operating expenses of $665,616, or $37.71 per barrel, respectively, for the corresponding three months ended June 30, 2006.

	Year Ended March 31, 2007 (Unaudited)
	Rancher Energy Corp.	Predecessor	Adjustments	Combined
Revenue:
Oil production (in barrels)	23,838	73,076	(18,631)	78,283
Oil price (per barrel)	48.74	61.42	61.66	57.50
Oil & gas sales	$1,161,819	$4,488,315	$(1,148,825)	$4,501,309

Operating expenses:
Production taxes	136,305	493,956	(120,313)	509,948
Lease operating expenses	700,623	2,944,287	(574,756)	3,070,154
Depreciation, depletion, and amortization	375,701	952,784
Impairment of unproved properties	734,383	-
Accretion expense	29,730	107,504
Exploration expense	333,919	-
General and administrative	4,501,737	567,524
Total operating expenses	6,812,398	5,066,055

	(5,650,579)	(577,740)

Other income (expense):
Liquidated damages pursuant to registration rights agreement	(2,705,531)	-
Interest expense	(37,654)	-
Amortization of deferred financing costs	(537,822)	-
Interest and other income	229,331	-
Total other income (expense)	(3,051,676)	-

	$(8,702,255)	$(577,740)

Adjustments:

•
Revenue, production taxes, and lease operating expenses - represents oil production volumes, oil sales, production taxes, and lease operating expenses for the three months ended March 31, 2006 to derive combined oil production volumes, oil sales, production taxes, and lease operating expenses for the year ended March 31, 2007.

	Year Ended March 31, 2006 (Unaudited)
	Rancher Energy Corp.	Predecessor	Combined
Revenue:
Oil production (in barrels)	-	67,321	67,321
Oil price (per barrel)	-	55.17	55.17
Oil & gas sales	$-	$3,713,973	$3,713,973

Operating expenses:
Production taxes	-	428,905	428,905
Lease operating expenses	-	1,537,992	1,537,992
Depreciation, depletion and amortization	213	567,345
Accretion expense	-	107,712
General and administrative	74,240	1,045,133
Exploration expense - mining	50,000	-
Total operating expenses	124,453	3,687,087

	$(124,453)	$26,886

	Year Ended March 31, 2005 (Unaudited)
	Rancher Energy Corp.	Predecessor	Pre- Predecessor	Combined
Revenue:
Oil production (in barrels)	-	16,234	35,882	52,116
Oil price (per barrel)	-	44.50	35.54	38.33
Oil & gas sales	$-	$722,449	$1,275,214	$1,997,663

Operating expenses:
Production taxes	-	81,868	138,087	219,955
Lease operating expenses	-	360,207	583,942	944,149
Depreciation, depletion and amortization	201	62,542
Accretion expense	-	12,990
General and administrative	26,953	283,257
Total operating expenses	27,154	800,864

	$(27,154)	$(78,415)

The following provides explanations of changes in our revenues, production taxes and lease operating expenses on a combined basis.

Rancher Energy Corp.

Year Ended March 31, 2007 Compared to Year Ended March 31, 2006

Overview. For the year ended March 31, 2007, we reflected a net loss of $8,702,255, or $(0.16) per basic and fully diluted share, as compared to a loss of $124,453, or $(0.00) per basic and fully diluted share, for the corresponding year ended March 31, 2006. During the year ended March 31, 2007, we completed our December 22, 2006 acquisition of the Cole Creek South Field and the South Glenrock B Field, and our January 4, 2007 acquisition of the Big Muddy Field. We did not have any oil & gas properties during fiscal 2006. During fiscal year 2007 we directed our efforts to raising capital to finance the acquisitions, and to increase our operational and administrative infrastructure.

Revenue, production taxes, and lease operating expenses. For the year ended March 31, 2007, we reflected oil & gas sales of $1,161,819 on 23,838 barrels of oil at $48.74 per barrel, production taxes (including ad valorem taxes) of $136,305 and lease operating expenses of $700,623, as compared to $0, $0 and $0, respectively, for the corresponding year ended March 31, 2006. Lease operating expenses per barrel of production were $29.39 and production taxes were $5.72 per barrel for the fiscal year ended March 31, 2007. Results for the year ended March 31, 2007 reflect ownership of the three fields from the acquisition dates in December 2006 and January 2007 through the end of the fiscal year.

Depreciation, depletion, and amortization. For the year ended March 31, 2007, we reflected depreciation, depletion, and amortization of $375,701 as compared to $213 for the corresponding year ended March 31, 2006. Depreciation, depletion, and amortization was $14.59 per barrel of production for the fiscal year ended March 31, 2007.

Impairment of unproved properties. For the year ended March 31, 2007, we reflected impairment of unproved properties of $734,383 as compared to $0 for the corresponding year ended March 31, 2006. We determined we would not develop certain properties, and the carrying value would not be realized.

Exploration expense. For the year ended March 31, 2007, we reflected exploration expense of $333,919 as compared to $0 for the corresponding year ended March 31, 2006. Exploration expenses were for geological and geophysical analysis of certain projects, all of which we elected not to pursue.

General and administrative expense. For the year ended March 31, 2007, we reflected general and administrative expenses of $4,501,737 as compared to $74,240 for the corresponding year ended March 31, 2006. The increase is primarily attributed to focusing our efforts on building our oil & gas infrastructure in anticipation of a CO2 tertiary recovery strategy. Included in general and administrative expenses for fiscal 2007 is stock-based compensation of $1,501,908. Other key elements comprising the increase include corporate promotion, Sarbanes-Oxley compliance, audit fees, legal, and reservoir engineering.

Liquidated damages pursuant to registration rights agreement. In connection with our equity private placement in December 2006 and January 2007, we entered into a registration rights agreement and agreed to file a registration statement to register for resale the shares of common stock. The agreement includes provisions for payment if the registration statement is not declared effective by May 20, 2007, and additional payments are due if there are additional delays in obtaining effectiveness. We have determined that the obligation to pay liquidated damages is both probable and can be estimated. Our estimate of $2,705,531 is equal to three months of damages. One month’s damages were paid on May 18, 2007 by the issuance of 933,458 shares, valued at $1.04 per share, with a present value of $953,431. The damages for the two additional months were estimated to have a present value of $876,050 per month, or a total for those months of $1,752,100. A second month’s damages were paid on June 19, 2007 by the issuance of 946,819 shares, and the present value approximated the previously established obligation.

Amortization of deferred financing costs. For the year ended March 31, 2007, we reflected amortization of deferred financing costs of $537,822 as compared to $0 for the corresponding year ended March 31, 2006. We incurred financing costs of $921,821 in connection with the private placement of convertible notes payable with a term of four months. The amortization of those costs was based on the period from the date of the notes through March 30, 2007, the date the notes automatically converted to shares of common stock. When converted, proceeds from the placement were reflected net of the unamortized deferred financing costs.

Interest and other income. For the year ended March 31, 2007, we reflected interest and other income of $229,331 as compared to $0 for the corresponding year ended March 31, 2006. The interest income was derived from earnings on excess cash derived from the private placement of units, consisting of common stock and warrants to acquire shares of common stock.

Year Ended March 31, 2006 Compared to Year Ended March 31, 2005

During the year ended March 31, 2006, we had a net loss of $124,453, which was an increase from a net loss of $27,154 for the year ended March 31, 2005. Legal and accounting fees increased to $47,809 from $8,795 in 2006 due to our increased activity. In addition, our increase in activity resulted in increased auditing and review fees. Mining exploration expenses of $50,000 were recognized in the year ended March 31, 2006 which related to expenditures on a mining project that we abandoned subsequent to year end.

Rancher Energy Corp. Combined With Predecessor and Pre-Predecessor

Year Ended March 31, 2007 Compared to Year Ended March 31, 2006

Revenue, production taxes, and lease operating expenses. For the year ended March 31, 2007, oil & gas sales were $4,501,309 on 78,283 barrels of oil at $57.50 per barrel, production taxes (including ad valorem taxes) were $509,948, or $6.51 per barrel, and lease operating expenses were $3,070,154, or $39.22 per barrel, as compared to oil & gas sales of $3,713,973 on 67,321 barrels of oil at $55.17 per barrel, production taxes (including ad valorem taxes) of $428,905, or $6.37 per barrel, and lease operating expenses of $1,537,992, or $22.85 per barrel, respectively, for the corresponding year ended March 31, 2006.

Year Ended March 31, 2006 Compared to Year Ended March 31, 2005

Revenue, production taxes, and lease operating expenses. For the year ended March 31, 2006, oil & gas sales were $3,713,973 on 67,321 barrels of oil at $55.17 per barrel, production taxes (including ad valorem taxes) were $428,905, or $6.37 per barrel, and lease operating expenses were $1,537,992, or $22.85 per barrel, as compared to oil & gas sales of $1,997,663 on 52,116 barrels of oil at $38.33 per barrel, production taxes (including ad valorem taxes) of $219,955, or $4.22 per barrel, and lease operating expenses of $944,149, or $18.12 per barrel, respectively, for the corresponding year ended March 31, 2005.

Liquidity and Capital Resources

As of June 30, 2007, we had a working capital deficiency of $700,799. At that date, current liabilities include $2,349,195 for penalty payments pursuant to the registration rights agreement, including accruals of $866,142, $745,647 and $737,406 for the July 19, August 17 and September 17, 2007 obligations. We have settled the July 19 and August 17, 2007 obligations, and expect to settle the September 17, 2007 obligation, in shares of our common stock.

We have revenue from production operations in our three fields.  However, we currently have negative cash flow from operating activities.  Monthly oil & gas production revenue is adequate to cover monthly field operating costs and production taxes at the current time.  Only a portion of the remaining cash costs, which consist primarily of general and administrative expenses, are covered by cash flow.

Our currently available cash sources are not sufficient to fund our planned expenditures for the tertiary development of our three fields.  Essentially all of the necessary funding for their development is expected to come from, and is dependent on, successful completion of a debt financing.  As of June 30, 2007, the Company was debt-free.

We are making plans to seek a debt financing (Debt Financing) in an amount sufficient to fund our expected expenditures in furtherance of our EOR plans. In the interim, we will likely seek a bridge debt financing (Bridge Financing).

Completion of the Bridge Financing and Debt Financing will be subject to market conditions and Company-specific factors.  Without receipt of proceeds from these facilities, the Company’s negative cash flow is projected to be covered by available cash through the third quarter of calendar year 2007.  However, in the event we are not successful in raising either the Bridge Financing or the Debt Financing, we do not plan to allow negative monthly cash flow to remain at current levels.  Rather, we plan to address the situation at that time by reducing staffing levels to reduce cash requirements and potentially, if available, by using proceeds of a senior revolving debt facility supported by our proved producing reserves to increase near-term production rates and cash flow.

Change in Financial Condition

We entered into several debt and equity transactions in fiscal year 2007. The following is a summary of these transactions.

Convertible Debt Transactions

Venture Capital First LLC

On June 9, 2006, we borrowed $500,000 from Venture Capital First LLC (Venture Capital). Principal and interest at an annual rate of 6% were due December 9, 2006. The agreement provided that Venture Capital had the option to convert all or a portion of the loan into common stock and warrants to purchase common stock, either (i) at the closing price of our shares on the day preceding notice from Venture Capital of its intent to convert all or a portion of the loan into common stock or, (ii) in the event we conducted an offering of common stock, or units consisting of common stock and warrants to purchase stock, at the price of such shares or units in the offering.

On July 19, 2006, Venture Capital elected to convert its entire loan and accrued interest into 1,006,905 shares of common stock and warrants to purchase 1,006,905 shares of common stock at a price of $0.50 per unit, the price per unit in the offering discussed in Equity Transactions below. The warrants are exercisable over a two-year period, at a price of $0.75 per share for the first year, and $1.00 per share for the second year. On December 21, 2006, the warrant holder agreed not to exercise its right to acquire shares of common stock until we received stockholder approval to increase the number of authorized shares, and the exercise price of $0.75 per share was extended by us through the second year.

Private Placement - Convertible Notes Payable

As part of the December 2006 and January 2007 equity private placement, which is further discussed below, in December 2006 and January 2007, we received $10,494,582 from certain investors, who received convertible notes payable. Upon stockholder approval of an amendment to the Articles of Incorporation increasing the authorized shares of our common stock, which occurred on March 30, 2007, the notes automatically converted into shares of common stock. The number of shares issued upon conversion of the notes was equal to the face amount of the notes divided by $1.50 per share, which is the price that the shares were simultaneously sold in a private placement as discussed below, or 6,996,342 shares. Had the notes not converted, the notes would have accrued interest at an annual rate of 12% beginning 120 days after issuance, which was the maturity date of the notes.

Consistent with the terms and conditions of the Units sold in the private placement (as further discussed below under the heading “Private Placement” and in Note 6 - Sale of Common Stock and Warrants to the Notes to Financial Statements of our audited financial statements for the fiscal year ended March 31, 2007, which begin on page F-8), the convertible notes payable were issued with warrants to acquire 6,996,322 shares of common stock at $1.50 per share.

Equity Transactions

Units Issued Pursuant to Regulation S

For the period from June 2006 through October 2006, we sold 18,133,500 Units for $0.50 per Unit, totaling gross proceeds of $9,066,750, pursuant to the exemption from registration of securities under the Securities Act as provided by Regulation S. Each Unit consisted of one share of common stock and a warrant to purchase one additional share of common stock.

For 8,850,000 Units, we paid no underwriting commissions. For 9,283,500 Units, we paid a cash commission of $232,088, equal to 5% of the proceeds from the units, and a stock-based commission of 464,175 shares of common stock, equal to 5% of the number of Units sold. The sum of the shares sold and the commission shares aggregated 18,597,675. All warrants were originally exercisable for a period of two years from the date of issuance. During the first year, the exercise price was $0.75 per share; during the second year, the exercise price was $1.00 per share. The warrants are redeemable by us for no consideration upon 30 days prior notice. A portion of these warrants were modified as discussed below.

Warrant Modification - Warrants Issued Pursuant to Regulation S

On December 21, 2006, holders of 13,192,000 warrants issued pursuant to Regulation S in a private placement from June through October 2006 agreed not to exercise their right to acquire shares of common stock until we received stockholder approval, which was obtained on March 30, 2007, to increase the number of our authorized shares. Pursuant to this agreement, the exercise price of $0.75 per share was extended by us through the second year. Terms for the remaining 4,941,500 warrants were unchanged.

Private Placement

On December 21, 2006, we entered into a Securities Purchase Agreement, as amended, with institutional and individual accredited investors to effect a $79,500,000 private placement of shares of our common stock and other securities in multiple closings. As part of this private placement, we raised an aggregate of $79,405,418 and issued (i) 45,940,510 shares of common stock, (ii) promissory notes that were convertible into 6,996,342 shares of common stock, and (iii) warrants to purchase 52,936,832 shares of common stock. The warrants issued to investors in the private placement are exercisable during the five year period beginning on the date we amended and restated our Articles of Incorporation to increase our authorized shares of common stock, which was March 30, 2007. The notes issued in the private placement automatically converted into shares of common stock on March 30, 2007. In conjunction with the private placement, we also used the services of placement agents and have issued warrants to purchase 3,633,313 shares of common stock to these agents or their designees. The warrants issued to the placement agents or their designees are exercisable during the two year period (warrants to purchase 2,187,580 shares of common stock) or the five year period (warrants to purchase 1,445,733 shares of common stock) beginning on the date we amended and restated our Articles of Incorporation to increase our authorized shares of common stock, which was March 30, 2007. All of the warrants issued in conjunction with the private placement have an exercise price of $1.50 per share.

In connection with the private placement, we also entered into a Registration Rights Agreement with the investors in which we agreed to register for resale the shares of common stock issued in the private placement as well as the shares underlying the warrants and convertible notes issued in the private placement. There are liquidated damages payable pursuant to the Securities Purchase Agreement and Registration Rights Agreement relating to these registration provisions and other obligations, as described in Note 6 - Sale of Common Stock and Warrants to the Notes to Financial Statements of our audited financial statements for the fiscal year ended March 31, 2007, which begin on page F-8, and Note 5 - Common Stock to the Notes to Consolidated Financial Statements of our unaudited consolidated financial statements for the quarterly period ended June 30, 2007, which begin on page F-34, which, if triggered, could result in substantial amounts to be due to the investors.

Summary of Warrants

We have 19,140,405 warrants outstanding to acquire our common stock at an exercise price of $0.75 per share, all of which expire by October 18, 2008. The exercise of the full amount of these warrants, which is not assured, would add $14,355,304 to our liquidity. In the longer term, the exercise of the remaining 56,820,165 warrants outstanding to acquire our common stock at an exercise price of $1.50 per share would add $85,230,247 to our liquidity, if all were exercised. These options expire by March 30, 2012.

The following is a summary of warrants as of June 30, 2007.

	Warrants	Exercise Price	Expiration Date
Warrants issued in connection with the following:

Sale of common stock pursuant to Regulation S	18,133,500	$0.75-$1.00	July 5, 2008 to October 18, 2008

Conversion of notes payable into common stock	1,006,905	$0.75	July 19, 2008

Private placement of common stock	45,940,510	$1.50	March 30, 2012

Private placement of convertible notes payable	6,996,322	$1.50	March 30, 2012

Private placement agent commissions	2,187,580	$1.50	March 30, 2009

Private placement agent commissions	1,445,733	$1.50	March 30, 2012

Acquisition of oil & gas properties	250,000	$1.50	December 22, 2011

Total warrants outstanding at June 30, 2007	75,960,550

Cash Flows

The following is a summary of our comparative cash flows:

	For the Three Months Ended June 30,		For the Years Ended March 31,
	2007	2006	2007	2006	2005
Cash flows from:
Operating Activities	$(1,877,971)	$(132,464)	$(2,285,430)	$(124,073)	$(25,050)
Investing Activities	(47,560)	(117,511)	(74,357,306)	-	(890)
Financing Activities	(98,561)	1,000,010	81,726,538	166,094	30,000

Analysis of Cash Flow Changes between the Three Months Ended June 30, 2007 and 2006

Cash flows used for operating activities increased primarily as a result of general and administrative expenses incurred in connection with the expansion of the Company’s oil & gas operations.

Cash flows used for investing activities decreased modestly. During the three months ended June 30, 2007 and 2006, net cash used for investing activities included expenditures of $95,873 and $106,393 for oil & gas properties, and $476,687 and $11,118 for other equipment, respectively. Expenditures for oil & gas properties during the three months ended June 30, 2007 were reduced by net proceeds of $525,000 from the conveyance of certain unproved oil & gas properties.

During the three months ended June 30, 2007, cash flows used for financing activities included expenditures of $57,215 for deferred financing costs in connection with our proposed Debt Financing, and $41,356 for offering costs associated with the registration of certain equity securities included in the amendment to our registration statement filed with the SEC on July 19, 2007. During the three months ended June 30, 2006, cash flows provided by financing activities included $500,000 of proceeds from the issuance of notes payable that were converted to common stock, and $500,010 of proceeds from the sale of common stock and warrants in connection with a Regulation S offering.

Analysis of Cash Flow Changes between 2007 and 2006

Cash flows used for operating activities increased primarily as a result of general and administrative expenses incurred in connection with the expansion of our oil & gas operations.

Cash flows used for investing activities increased primarily as a result of expending $47,073,657 in connection with the acquisition of the Cole Creek South and South Glenrock B Fields, and $25,672,638 in connection with the acquisition of the Big Muddy Field. We expended $841,993 for other oil & gas property capital expenditures and $769,018 for other equipment.

Cash flows provided by financing activities increased primarily as a result of certain private placements of equity securities aggregating net proceeds of $71,653,937. In connection with the private placement of equity securities, we also received net proceeds of $10,494,582 from the issuance of convertible notes payable and warrants to acquire shares of our common stock. The notes payable were converted to equity on March 30, 2007.

Capital Expenditures

The following table sets forth certain historical information regarding costs incurred in oil & gas property acquisition, exploration and development activities, whether capitalized or expensed.

	For the Year Ended March 31,
	2007	2006	2005

Exploration	$333,919	$-	$-
Development	-	-	-
Acquisitions:
Unproved	56,813,516	-	-
Proved	18,552,188	-	-
Total	75,699,623	-	-

Costs associated with asset retirement obligations	$1,191,837	$-	$-

Schedule of Contractual Obligations

The following table summarizes our future estimated minimum lease payments as of March 31, 2007 for our office space for the periods specified.

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years

Operating lease	$1,907,640	$280,859	$733,061	$765,773	$127,947

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing nor do we have any unconsolidated subsidiaries.

Critical Accounting Policies and Estimates

We are engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. Our discussion of financial condition and results of operations is based upon the information reported in our financial statements. The preparation of these financial statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent assets and liabilities as of the date of our financial statements. We base our decisions, which affect the estimates we use, on historical experience and various other sources that are believed to be reasonable under the circumstances. Actual results may differ from the estimates we calculate due to changing business conditions or unexpected circumstances. Policies we believe are critical to understanding our business operations and results of operations are detailed below. For additional information on our significant accounting policies see Note 1—Organization and Summary of Significant Accounting Policies, Note 3—Asset Retirement Obligations, and Note 7—Disclosures About Oil & Gas Producing Activities to the Notes to Financial Statements of our audited financial statements for the fiscal year ended March 31, 2007, which begin on page F-8.

Oil & gas reserve quantities.  We recorded our first proved oil and gas reserves in the year ended March 31, 2007. Our estimates of proved reserves are based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Ryder Scott Company L.P. (Ryder Scott), our independent reserve engineer, prepares a reserve and economic evaluation of all of our properties. Assumptions used by the independent reserve engineers in calculating reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. The accuracy of reserve estimates is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the independent reserve engineer.

Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of calculating reserve estimates. We may not be able to develop proved reserves within the periods estimated. Furthermore, prices and costs will not remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. As these estimates change, the amount of calculated reserves changes. Any change in reserves directly impacts our estimate of future cash flows from the property, the property’s fair value and the depreciation, depletion and amortization (DD&A) rate.

Successful efforts method.  We use the successful efforts method of accounting for our oil and natural gas properties under Statement of Financial Accounting Standards No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. Under this method, all costs associated with productive and nonproductive development wells are capitalized. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether or not the well is economically productive or nonproductive.

If an exploratory well does not find reserves or does not find reserves in a sufficient quantity as to make them economically producible, the previously capitalized costs would be expensed in the Statement of Operations and shown as a non-cash adjustment to net income in the “Operating activities” section of the Statement of Cash Flows in the period in which the determination was made. If a determination cannot be made within one year of the exploration well being drilled and no other drilling or exploration activities to evaluate the discovery are firmly planned, all previously capitalized costs associated with the exploratory well would be expensed and shown as a non-cash adjustment to net income in the “Operating activities” section of the Statement of Cash Flows in the period in which the determination was made. Re-drilling or directional drilling in a previously abandoned well would be classified as development or exploratory based on whether it is in a proved or unproved reservoir for determination of capital or expense. Expenditures for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the expenditures would be charged to expense.

DD&A expense is directly affected by our reserve estimates. Any change in reserves directly impacts the amount of DD&A expense that we recognize in a given period. Assuming no other changes, such as an increase in depreciable base, as our reserves increase, the amount of DD&A expense in a given period decreases and vice versa. Changes in future commodity prices would likely result in increases or decreases in estimated recoverable reserves. DD&A expense associated with lease and well equipment and intangible drilling costs are based upon only proved developed reserves, while DD&A expense for capitalized leasehold costs is based upon total proved reserves. As a result, changes in the classification of our reserves could have a material impact on our DD&A expense. Ryder Scott, our independent petroleum engineers, estimate our reserves once a year at March 31.

Significant tangible equipment added or replaced is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reserves are capitalized. Capitalized costs are amortized on a unit-of-production basis over the remaining life of total proved developed reserves or proved reserves, as applicable. Natural gas volumes are converted to BOE at the rate of six Mcf to one barrel of oil. Significant revisions to reserve estimates can be and are made by our reserve engineers each year. Mostly these are the result of changes in price, but as reserve quantities are estimates, they can also change as more or better information is collected, especially in the case of estimates in newer fields. Downward revisions have the effect of increasing our DD&A rate, while upward revisions have the effect of decreasing our DD&A rate.

The costs of retired, sold or abandoned properties that constitute part of an amortization base are charged or credited, net of proceeds received, to the accumulated DD&A reserve. Gains or losses from the disposal of other properties are recognized in the current period.

Valuation of long-lived and intangible assets. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, an impairment of capitalized costs of long-lived assets to be held and used, including proved oil and natural gas properties, must be assessed whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, then it is recognized to the extent that the carrying value exceeds fair value. Expected future net cash flows are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Any impairment charge incurred is expensed and reduces our recorded basis in the asset pool. Management currently aggregates proved property for impairment testing for the Company using only one pool of assets due to the geologic similarity and proximity of the properties. The price assumptions used to calculate undiscounted cash flows are based on judgment. We use prices consistent with the prices used in bidding on acquisitions and/or assessing capital projects. These price assumptions are critical to the impairment analysis as lower prices could trigger impairment while higher prices would have the opposite effect.

Revenue recognition. Our revenue recognition policy is significant because revenue is a key component of our results of operations and our forward-looking statements contained in our analyses of liquidity and capital resources. We derive our revenue primarily from the sale of produced crude oil. We report revenue as the gross amounts we receive for our net revenue interest before taking into account production taxes and transportation costs, which are reported as separate expenses. Revenue is recorded in the month our production is delivered to the purchaser, but payment is generally received between 30 and 90 days after the date of production. No revenue is recognized unless it is determined that title to the product has transferred to a purchaser. At the end of each month we make estimates of the amount of production delivered to the purchaser and the price we will receive. We use our knowledge of our properties, their historical performance, the anticipated effect of weather conditions during the month of production, NYMEX and local spot market prices, and other factors as the basis for these estimates. Variances between our estimates and the actual amounts received are recorded in the month payment is received.

Asset retirement obligations.  We are required to estimate our eventual obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of our oil and natural gas wells and related facilities. We recognize the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred. For oil and natural gas properties, this is the period in which an oil or natural gas property is acquired or a new well is drilled. An amount equal to and offsetting the liability is capitalized as part of the carrying amount of our oil and natural gas properties at its discounted fair value. The liability is then accreted up by recording expense each period until it is settled or the well is sold, at which time the liability is reversed.

The fair value of the liability associated with the asset retirement obligation is determined using significant assumptions, including current estimates of the plugging and abandonment costs, annual expected inflation of these costs, the productive life of the asset and our credit-adjusted risk-free interest rate used to discount the expected future cash flows. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Revisions to the obligation are recorded with an offsetting change to the carrying amount of the related oil and natural gas properties, resulting in prospective changes to DD&A and accretion expense. Because of the subjectivity of assumptions and the relatively long life of most of our oil and natural gas properties, the costs to ultimately retire these assets may vary significantly from our estimates.

Income taxes. We provide for deferred income taxes on the difference between the tax basis of an asset or liability and its carrying amount in our financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively. Considerable judgment is required in determining when these events may occur and whether recovery of an asset is more likely than not. Additionally, our federal and state income tax returns are generally not filed before the financial statements are prepared, therefore we estimate the tax basis of our assets and liabilities at the end of each period as well as the effects of tax rate changes, tax credits, and net operating and capital loss carryforwards and carrybacks. Adjustments related to differences between the estimates we used and actual amounts we reported are recorded in the period in which we file our income tax returns. These adjustments and changes in our estimates of asset recovery could have an impact on our results of operations. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. To date, we have not recorded any deferred tax assets because of the historical losses that we have incurred.

Stock-based compensation. As of April 1, 2006, we adopted the provisions of SFAS No. 123(R), Accounting for Stock-Based Compensation, which requires companies to recognize compensation cost for stock-based awards based on the estimated fair value of the award. Compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the service period, which generally represents the vesting period. The Company uses the Black-Scholes option valuation model to calculate the fair value disclosures under SFAS 123(R). This model requires the Company to estimate a risk free interest rate, the volatility of the Company’s common stock price and anticipated forfeitures of options on a going forward basis. The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense. As a result of adoption of SFAS No 123(R), we recorded compensation expense associated with stock options totaling $1,501,908 under the modified-prospective adoption method.

Registration Payment Arrangements. In connection with the sale of certain Units, the Company has entered into agreements that require the transfer of consideration under registration and other payment arrangements, if certain conditions are not met. The following is a description of the conditions and those that have not been met.

Under the terms of the Registration Rights Agreement, the Company must pay the holders of the registrable securities issued in the December 2006 and January 2007 equity private placement, liquidated damages if the registration statement that was filed in conjunction with the private placement has not been declared effective by the U.S. Securities and Exchange Commission (SEC) within 150 days of the closing of the private placement (December 21, 2006). The liquidated damages are due on or before the day of the failure (May 20, 2007) and every 30 days thereafter, or three business days after the failure is cured, if earlier. The amount due is 1% of the aggregate purchase price, or $794,000 per month. If the Company fails to make the payments timely, interest accrues at a rate of 1.5% per month. All payments pursuant to the registration rights agreement and the private placement agreement cannot exceed 24% of the aggregate purchase price, or $19,057,000 in total. The payment may be made in cash, notes, or shares of common stock, at the Company’s option, as long as the Company does not have an equity condition failure. The equity condition failures are described further below. Pursuant to the terms of the registration rights agreement, if the Company opts to pay the liquidated damages in shares of common stock, the number of shares issued is based on the payment amount of $794,000 divided by 90% of the volume weighted average price of the Company’s common stock for the 10 trading days immediately preceding the payment due date.

Once the SEC declares the Company’s registration statement effective, the Company must maintain effectiveness, provide the information necessary for sale of shares to be made, register a sufficient number of shares, and maintain the listing of the shares. Lack of compliance requires the Company to pay the holders of the registrable securities liquidated damages under the same terms discussed above.

It is possible that the SEC will object to and reduce the number of shares being registered. If that happens, the Company is obligated to pay liquidated damages to the holders of the registrable shares under the same terms discussed above.

Failure to maintain the equity conditions, a description of which follows, negates the Company’s ability to settle the liquidated damages in shares of common stock. The Company must ensure that:

•
Common stock is designated for quotation on OTC Bulletin Board, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the American Stock Exchange;

•	Common stock has not been suspended from trading, other than for two days due to business announcements; and

•	Delisting or suspension has not been threatened, or is not pending.

•	Shares of common stock have been delivered upon conversion of Notes and Warrants on a timely basis;

•	Shares may be issued in full without violating the rules and regulations of the exchange or market upon which they are listed or quoted;

•
Payments have been made within five business days of when due pursuant to the Securities Purchase Agreement, the Convertible Notes, the Registration Rights Agreement, the Transfer Agent Instructions, or the Warrants (Transaction Documents);

•	There has not been a change in control of the company, a merger of the company or an event of default as defined in the Notes; and

•	There is material compliance with the provisions, covenants, representations or warranties of all Transaction Documents.

There is an equity conditions failure if, on any day during the 10 trading days prior to when a registration-delay payment is due, the equity conditions have not been satisfied or waived.

Under the terms of the Securities Purchase Agreement, liquidated damages are due to the holders of the securities if the Company meets the applicable listing requirements on an approved exchange or market, but the registrable shares are not listed by December 21, 2007 on an approved exchange or market. The liquidated damages are equal to 0.25% of the aggregate purchase price, or $198,000, payable in cash. The payments are due on the day of the listing failure.

Currently, there are no equity conditions failures.

Uncertainties involved in applying this principle, the variability that may result from its application, measurement methods, and the accuracy of estimates and underlying assumptions follow:

•
Uncertainty exists as to when the registration statement filed with the SEC will be declared effective and, consequently, variability exists as to the amount of liquidated damages that may be ultimately required. We have had extensive discussions with the SEC, our Board of Directors, management, legal counsel and our independent registered public accounting firm in an effort to determine when effectiveness might occur. These discussions were the basis for derivation of the amount reflected as liquidated damages pursuant to registration rights arrangement in our financial statements. The amount of the actual expense is subject to the number of shares issued and the fair market value of those shares when issued.

•
Uncertainty exists as to the Company’s ability to maintain effectiveness, provide the information necessary for sale of shares to be made, register a sufficient number of shares, and maintain the listing of the shares once the SEC declares the Company’s registration statement effective. We believe we have the ability to comply with these requirements and, consequently, have not reflected any impact in our financial statements.

•
Uncertainty exists as to whether or not the SEC will object to and reduce the number of shares being registered. We are not aware of any matters that would lead us to believe that that could occur and, consequently, have not reflected any impact in our consolidated financial statements.

•
Uncertainty exists as to whether or not the Company will meet the applicable listing requirements on an approved exchange or market, and that the registrable shares will be listed by December 21, 2007 on an approved exchange or market. We believe we have the ability to comply with these requirements and, consequently, have not reflected any impact in our financial statements.

DIRECTORS AND EXECUTIVE OFFICERS

Our current directors and executive officers, their respective positions and ages, and the year in which each director was first elected, are set forth in the following table.

Name	Age	Positions Held	Beginning of Term of Service
John Works	53	Director, President, Chief Executive Officer, Chief Financial Officer	May 18, 2006
William A. Anderson	68	Director	April 20, 2007
Joseph P. McCoy	56	Director	April 20, 2007
Patrick M. Murray	64	Director	April 20, 2007
Myron (Mickey) M. Sheinfeld	77	Director	April 20, 2007
Mark Worthey	49	Director	February 16, 2007
Andrew Casazza	39	Chief Operating Officer	October 3, 2006
Richard Kurtenbach	52	Chief Accounting Officer	August 27, 2007
John Dobitz	52	Senior Vice President	October 2, 2006

The following identifies the background information for our directors, officers and other key employees.

John Works - Director, President, Chief Executive Officer and Interim Chief Financial Officer

Mr. Works has been our President, Chief Executive Officer and a member of our Board of Directors since May 18, 2006, and brings over 25 years of experience in the global oil & gas industry as a corporate executive, investment banker, and lawyer focusing on originating, structuring, financing, and implementing domestic and international oil & gas projects. Since August 31, 2007, Mr. Works has been serving as our Chief Financial Officer on an interim basis pending the designation of a new Chief Financial Officer.

Mr. Works was the founder and Managing Director of Emerging Markets Finance International, LLC (EMFI) of Denver, Colorado from 2002 to 2006. The firm was an emerging markets international financial advisor and arranger, with oil & gas projects as its core area of expertise. In 2005 Mr. Works served as President & COO of American International Depository & Trust, and in 2001 served as Senior Vice President & Head of International Producer Finance at Shell Capital in Houston, Texas. From 1999-01 Mr. Works was President & CEO of The Rompetrol Group in Bucharest, Romania, Romania's largest privately-owned oil & gas company, and from 1997-99 served as Senior Vice President & Deputy Head of Project Finance Advisory at the ABN Amro Bank in Amsterdam, the Netherlands. From 1996-97 Mr. Works was Vice President, Emerging Markets, Former Soviet Union, at J.P. Morgan's investment banking unit in London, England. He served as Vice President & Legal Relationship Manager from 1990-96 in J.P. Morgan's New York office involved in U.S. & global project advisory and mergers & acquisitions assignments. Mr. Works began his career in 1982 and served as a corporate finance attorney with several Wall Street firms including Shearman & Sterling and Cahill Gordon & Reindel in New York.

Mr. Works was educated at the University of Denver College of Law (J.D. 1982), the Institut d'Etudes Politiques de Paris (Certificat d'Etudes Politiques 1978), the Universite de Paris-IV (Sorbonne) (Certificat de Langue Frangaise 1977), and the University of Kansas (B.A. 1977). Mr. Works is a U.S. national and is fluent in English and French. He currently resides in Denver, Colorado.

William A. Anderson - Director

Mr. Anderson has been a member of our Board of Directors since April 20, 2007. Mr. Anderson is currently a consultant for Eastman Dillon Oil and Gas Association. From 1989 through 2005, he was a founder and partner of Weller, Anderson & Co. Ltd., a full-service stock brokerage firm. Prior to founding Weller in 1989, Mr. Anderson held several senior executive positions, including president of HARC Technologies, president of Rainbow Pipeline Company, president of Farmers Oil Company, chief financial officer of ENSTAR Corporation, and general partner and senior vice president of Blyth, Eastman, Dillon & Co. Mr. Anderson has extensive corporate board experience, having served as a director, committee chairman and/or committee member for seven organizations, including Tom Brown, Inc., NationsBank Houston, Northern Trust Bank of Texas, American Income Life Insurance Company, Wing Corporation and Seven J-Stock Farm, Inc. He holds an MBA from the Harvard Business School and a B.S. in Business Administration from the University of Arkansas.

Joseph P. McCoy - Director

Mr. McCoy has been a member of our Board of Directors since April 20, 2007. From April 2005 to April 2006, Mr. McCoy was senior vice president and chief financial officer of Burlington Resources Inc., one of the world’s largest independent oil & gas companies prior to being acquired by ConocoPhillips in 2006. His previous positions include vice president, controller, and chief accounting officer of Burlington Resources (April 2001 to April 2005); vice president and controller of Vastar Resources; and vice president finance, planning, and control of ARCO Alaska, where he was employed for more than 20 years. McCoy’s previous board experience includes service on the following non-reporting entities: American Petroleum Institute Accounting Committees, Anchorage Boys & Girls Club, and Providence Hospital in Anchorage. He holds an MS in Accounting and an MBA from Northeastern University and a B.A. in Economics from College of the Holy Cross. He is a CPA.

Patrick M. Murray - Director

Mr. Murray has been a member of our Board of Directors since April 20, 2007. In May 2007, Mr. Murray retired from his positions as CEO and Chairman of the Board of Dresser, Inc., a worldwide industry leader in providing highly engineered products for the global energy infrastructure, which positions he held since April 2001. He had previously served as president of Dresser Equipment Group and vice president, strategic initiatives as well as vice president, operations of Dresser Industries. Prior assignments include president of Sperry-Sun Drilling Services, controller of NL Industries, and various financial and analyst positions with Exxon Company USA. Mr. Murray is currently a member of the board of directors of the following reporting companies: Precision Drilling Corp. and Harvest Natural Resources. In addition, Mr. Murray also serves as a director on the following non-reporting entities: Valve Manufacturers Association, Petroleum Equipment Suppliers Association, and the Texas Business Hall of Fame. He is also a non-executive director of Wellstream Holdings PLC, a London Stock Exchange listed company. He is a member of the World Affairs Council of Greater Dallas, the Board of Regents of Seton Hall University, the Board of Governors of the Houston Forum, and the Advisory Board of the Maguire Energy Institute of Southern Methodist University. He holds a B.S. in Accounting and an MBA from Seton Hall.

Myron (Mickey) M. Sheinfeld - Director

Mr. Sheinfeld has been a member of our Board of Directors since April 20, 2007. Currently, Mr. Sheinfeld is counsel with King & Spalding LLP, one of the world’s largest law firms. From April 2001 through December 2006, Mr. Sheinfeld was senior counsel with Akin, Gump, Strauss, Hauer & Feld LLP, and for more than 30 years prior to that assignment he was an attorney and partner with Sheinfeld, Maley & Kay P.C. He is a former Assistant United States Attorney for the Southern District of Texas, and has been an adjunct professor of law with the University of Michigan, the University of Texas and the University of Houston Schools of Law. His current board experience is committee chairman and member roles on the board of Nabors Industries Ltd, a reporting company. In addition, Mr. Sheinfeld is a director (and former president) of the non-reporting entity, National Association of Corporate Directors, Houston chapter; and a member of the board of governors of the non-reporting entity, The Downtown Club Houston. Mr. Sheinfeld holds a B.A. from Tulane University and a J.D. from the University of Michigan Law School.

Mark Worthey - Director

Mr. Worthey has been a member of our Board of Directors since February 16, 2007. He was a founding officer of Denbury Resources Inc. since his employment there in 1992. In 2006 Mr. Worthey retired from Denbury Resources as Senior Vice President—Operations, where he was responsible for all aspects of the company’s field operations. Denbury Resources owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, is the largest oil & gas operator in Mississippi, and holds key operating acreage in the onshore areas of Louisiana, Alabama, and the Texas Barnett Shale. Mr. Worthey also worked at Coho Resources from 1985 to 1992 as a geologist and then as an exploitation manager. He also worked at Newport Petroleum as a geologist from 1984 to 1985. Mr. Worthey served as a board member of Genesis Energy, L.P. from 2002 until 2006. Mr. Worthey graduated from Mississippi State University with a B.S. in Petroleum Geology in 1984.

Andrew Casazza - Chief Operating Officer

Mr. Casazza has served as our Chief Operating Officer since October 3, 2006, and brings extensive investment experience in the oil & gas industry to his role at Rancher Energy. Prior to serving as our COO, Mr. Casazza headed our Finance and Operations beginning in June 2006. Most recently, he served as a Director and Senior Investment Banking Professional for Emerging Markets Finance International, LLC (EMFI) of Denver, Colorado, a leading emerging markets international financial advisor and arranger, with oil & gas projects as its core area of expertise. At EMFI, Mr. Casazza's experience included evaluating and structuring, financing, and implementing oil & gas projects for the U.S. oilfield service market and international upstream markets. From 2004-05, he was Independent Consultant to Western Energy Advisors in Denver, where he assisted in an overseas manufacturer's entry into the U.S. oilfield service market by providing strategic marketing services and deal sourcing. Mr. Casazza also has extensive experience in fund management and structuring. He served as a Director and investment professional for Denver-based Enhanced Capital Partners (2002-04), as Director of Business Development for Isherpa Capital (2000-02), management positions at Voicestream/Qwest in Bellevue, Washington (1994-99), and as Senior Associate at Coopers & Lybrand in Los Angeles, California (1991-94). He received a B.A. in Economics at Claremont McKenna College (1990).

Richard Kurtenbach - Chief Accounting Officer

Mr. Kurtenbach became our Chief Accounting Officer on August 27, 2007. From April 2004 to August 2007, Mr. Kurtenbach was Vice President—Administration and Controller with publicly-traded Galaxy Energy Corporation where he was responsible for all administrative and accounting functions, including preparation of financial statements for SEC filings, internal controls and Sarbanes-Oxley compliance, financial modeling and management of joint interest activities for domestic and international drilling programs. From May 2003 to March 2004, Mr. Kurtenbach was Accounting Supervisor—Financial Reporting for Marathon Oil Company’s Powder River Business Unit, where he was responsible for the preparation and analysis of the Unit’s monthly and quarterly financial statements. From 2002 to 2003, Mr. Kurtenbach was self employed as a consultant to small energy companies advising management on financial, accounting auditing and taxation matters. From 1998 to 2001, Mr. Kurtenbach was the Finance and Administrative Manager for Hilton Petroleum, where he was responsible for the management of all financial, accounting and administrative matters for the Canadian publicly traded company. From 1985 to 1997, Mr. Kurtenbach was Manager—Commercial Services, American Region (1995-1997), Manager—Finance and Administration (1987-1995), and Financial Controller (1985-1987) at Ampolex (USA), Denver, Colorado, where he managed all financial accounting and administrative matters for the domestic and South American operations for the Australian publicly traded company. From 1983 to 1985, Mr. Kurtenbach was Controller of Phelps Dodge Fuel Development Corporation. From 1980 to 1983, Mr. Kurtenbach was Controller for Calvin Exploration Inc. in Denver, Colorado. From 1978 to 1980, Mr. Kurtenbach worked as a staff auditor at Price Waterhouse. Mr. Kurtenbach received a B.S. in Accounting from Illinois State University in Normal, Illinois (1978) and was licensed as a Certified Public Accountant in Illinois in 1978 and Colorado in 1981.

John Dobitz - Senior Vice President, Engineering

Mr. Dobitz has served as our Senior Vice President, Engineering since October 16, 2006. From 2000 to 2006 Mr. Dobitz was the Director of Reservoir Engineering for the Kinder Morgan CO2 Company, where he supervised a five member engineering team and was responsible for reserve assessment, reservoir engineering, reservoir simulation, and other long range support of Midland reservoir engineers. From 1985 to 2000, Mr. Dobitz worked at Texaco in various reservoir engineer and project engineering capacities. From 1980 to 1985, Mr. Dobitz worked at Getty Oil conducting routine and special core analysis, PVT studies, and slim tube experiments. From 1978 to 1980, he worked at the Cabot Corporation as Plant Engineer, responsible for general maintenance and instrumentation for the Cabot special carbon black plant and liaison between contractors and plant personnel on major construction projects. Mr. Dobitz has been doing research, lab testing, engineering design and implementation, and reservoir simulation of hydrocarbon and CO2 miscible enhanced oil recovery projects since 1983. Mr. Dobitz has been a major team member or director of six previous miscible injection EOR projects with Texaco and Kinder Morgan CO2 Company. Mr. Dobitz received a degree in Petroleum Engineering from the University of Houston (M.S. 1986) and a degree in Chemical Engineering from the University of Nebraska (B.S. 1976).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 6, 2007 there were 108,959,576 shares of common stock outstanding. The following sets forth, as of September 6, 2007, the ownership of our common stock held by each person who beneficially owns more than 5% of our common stock, each of our directors, each executive officer, and all of our directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares. Shares not outstanding but deemed beneficially owned because a person or a member of a group has a right to acquire them within sixty (60) days after September 6, 2007 are treated as outstanding only when determining the amount and percentage owned by such person or such group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1),(2)	Percent of Common Stock Outstanding (3)
John Works, Director, President & Principal Executive Officer (4) 999-18th Street, Suite 3400 Denver, Colorado 80202	2,250,000	2.06%

William A. Anderson, Director (5) 999-18th Street, Suite 3400 Denver, Colorado 80202	132,603	*

Joseph P. McCoy, Director (6) 999-18th Street, Suite 3400 Denver, Colorado 80202	125,685	*

Patrick M. Murray (7) 999-18th Street, Suite 3400 Denver, Colorado 80202	115,411	*

Myron (Mickey) M. Sheinfeld (8) 999-18th Street, Suite 3400 Denver, Colorado 80202	115,411	*

Mark Worthey, Director (9) 999-18th Street, Suite 3400 Denver, Colorado 80202	122,603	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1),(2)	Percent of Common Stock Outstanding (3)
John Dobitz, Senior Vice President, Engineering (10) 999-18th Street, No. 3400 Denver, Colorado 80202	500,000	*

Andrew F. Casazza, Chief Operating Officer (11) 999-18th Street, Suite 3400 Denver, Colorado 80202	375,000	*

Richard E. Kurtenbach, Chief Accounting Officer (12) 999-18th Street, Suite 3400 Denver, Colorado 80202	0	*

All Officers, Directors as a Group (9 persons)	3,736,713	3.40%

JANA Piranha Master Fund, Ltd. (13) c/o JANA Partners LLC 200 Park Avenue Suite 3300 New York, New York 10166	11,480,938	9.92%

Millennium Global Investments Limited (14) 57-59 St. James Street London, United Kingdom SW1A 1LD	11,166,311	9.77%

Old Westbury Real Return Fund (15) c/o Bessemer Trust 630 5th Avenue New York, New York 10111	11,061,958	9.76%

RAB Special Situations (Master) Fund Ltd. (16) c/o RAB Capital PLC 1 Adam Street London, United Kingdom WC2N 6LE	10,468,417	9.19%

Morgan Stanley & Co. for a/c Persistency Capital (17) 1221 Avenue of the Americas 28th Floor New York, New York 10020	6,978,944	6.21%

SPGP (18) 17 Avenue Matignon Paris, France 75008	6,666,354	5.97%

Hound Performance, LLC (19), (20) 101 Park Ave, 47th Floor New York, NY 10178 212-984-2420	6,023,765	5.40%

* Less than 1%

(1)
Under SEC Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this Offering.

(2)	Except as indicated in the footnotes below, each person has sole voting and dispositive power over the shares indicated.

(3)	Percentages are based on an aggregate 108,959,576 shares issued and outstanding as of September 6, 2007.

(4)
Mr. Works was granted an option to purchase 4,000,000 shares of common stock at an exercise price of $0.00001 per share pursuant to which he has purchased 2,250,000 shares of common stock, of which 50,000 shares are held in trust for his minor children. The remaining portion of the unexercised option will vest at a rate of 750,000 shares from September 1, 2007 to May 31, 2008 at the rate of 250,000 shares per completed quarter of service and 1,000,000 shares from June 1, 2008 to May 31, 2009 at the rate of 250,000 shares per completed quarter of service. Works’ options were issued prior to the adoption of our 2006 Stock Incentive Plan.

(5)
On April 20, 2007, Mr. Anderson was granted an option to purchase 10,000 shares of common stock pursuant to the 2006 Stock Option Plan at an exercise price of $1.02 per share, which will vest 20% or 2,000 shares on each one year anniversary of the grant date and has a term of ten years. Mr. Anderson also has beneficial ownership and control over 10,000 shares of common stock held by Anderson Securities Corp. The 100,000 shares held directly by Mr. Anderson are subject to the right of forfeiture and vested 20% (or 20,000 shares) upon grant and 20% on each one year anniversary thereafter.

(6)
On April 20, 2007, Mr. McCoy was granted an option to purchase 10,000 shares of common stock pursuant to the 2006 Stock Option Plan at an exercise price of $1.02 per share, which will vest 20% or 2,000 shares on each one year anniversary of the grant date and has a term of ten years. The 100,000 shares held by Mr. McCoy are subject to the right of forfeiture and vested 20% (or 20,000 shares) upon grant and 20% on each one year anniversary thereafter.

(7)
On April 20, 2007, Mr. Murray was granted an option to purchase 10,000 shares of common stock pursuant to the 2006 Stock Option Plan at an exercise price of $1.02 per share, which will vest 20% or 2,000 shares on each one year anniversary of the grant date and has a term of ten years. The 100,000 shares held by Mr. Murray are subject to the right of forfeiture and vested 20% (or 20,000 shares) upon grant and 20% on each one year anniversary thereafter.

(8)
On April 20, 2007, Mr. Sheinfeld was granted an option to purchase 10,000 shares of common stock pursuant to the 2006 Stock Option Plan at an exercise price of $1.02 per share, which will vest 20% or 2,000 shares on each one year anniversary of the grant date and has a term of ten years. The 100,000 shares held by Mr. Sheinfeld are subject to the right of forfeiture and vested 20% (or 20,000 shares) upon grant and 20% on each one year anniversary thereafter.

(9)
The 100,000 shares held by Mr. Worthey are subject to the right of forfeiture and vested 20% (or 20,000 shares) upon grant and 20% on each one year anniversary thereafter. Mr. Worthey also has an option to purchase 10,000 shares of common stock at an exercise price of $1.63 per share, which vest 50% on the first anniversary and 50% on the second anniversary of the date of grant.

(10)
Mr. Dobitz has options to purchase 1,500,000 shares of common stock at an exercise price of $2.10 per share, which vest 33-1/3% on October 16, 2007, 33-1/3% on October 16, 2008, and 33-1/3% on October 16, 2009. Options to purchase 500,000 shares of common stock will vest within the next 60 days.

(11)
Mr. Casazza has options to purchase 750,000 shares of common stock at an exercise price of $1.75 per share, which vested 25% on October 2, 2006, and will vest 25% on October 2, 2007, 25% on October 2, 2008 and 25% on October 2, 2009. Options to purchase 187,500 shares of common stock will vest within the next 60 days.

(12)
Mr. Kurtenbach has options to purchase 450,000 shares of common stock at an exercise price of $0.45 per share, which vest 33-1/3% on August 27, 2008, 33-1/3% on August 27, 2009, and 33-1/3% on August 27, 2010.

(13)
JANA Piranha Master Fund, Ltd. holds warrants to purchase 5,333,333 shares of common stock at $1.50 per share until March 30, 2012. The holder of such warrants does not have the right to exercise the warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock. The number of shares beneficially owned includes warrants to purchase 5,263,255 shares of common stock. Barry Rosenskin and Gary Claer have voting power and investment control over shares held by JANA Piranha Master Fund, Ltd.

(14)
Includes 4,374,734 shares of our common stock held by Millennium Global High Yield Fund Limited and 1,458,244 shares of our common stock held by Millennium Global Natural Resources Fund Limited. Joseph Strubel of Millennium Global Investments Limited has voting power and investment control over shares held by Millennium Global Natural Resources Fund Limited and shares held by Millennium Global High Yield Fund Limited. Millennium Global Natural Resources Fund Limited holds warrants to purchase 4,000,000 shares of common stock and Millennium Global High Yield Fund Limited holds warrants to purchase 1,333,333 shares of common stock. Millennium Global Investments Limited has voting and investment authority over the warrants held by Millennium Global Natural Resources Fund Limited and the warrants held by Millennium Global High Yield Fund Limited. The warrants are exercisable at $1.50 per share until March 30, 2012. The holder of these warrants does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock.

(15)
Old Westbury Real Return Fund holds warrants to purchase 6,666,666 shares of common stock at $1.50 per share until March 30, 2012. The holder of such warrants does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock; consequently, the number of shares beneficially owned includes warrants to purchase 1,770,741 shares of common stock. W. Preston Stahl, Andrew M. Parker and Harold S. Woolley have voting power and investment control over shares held by Old Westbury Real Return Fund. Bessemer Investor Services, Inc., a member of NASD, is an affiliate of Bessemer Investment Management LLC, the Adviser of Old Westbury Real Return Fund.

(16)
Includes warrants to purchase 5,000,000 shares of common stock at $1.50 per share until March 30, 2012, and of which the holder does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock. Credit Suisse Client Nominees (UK) Limited acts as custodian for RAB Special Situations (Master) Fund Limited. RAB Special Situations (Master) Fund Limited has voting power and investment control over shares of stock held by Credit Suisse Client Nominees (UK) Limited.

(17)
Includes warrants to purchase 3,333,333 shares of common stock at $1.50 per share until March 30, 2012, and of which the holder does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock. Andrew Morris has voting power and investment control over shares held by Morgan Stanley & Co. for a/c Persistency Capital.

(18)
Includes warrants to purchase 2,666,666 shares of common stock at $1.50 per share until March 30, 2012, and of which the holder does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock. Guy-Philippe Bertin and Dimitri Meyer have voting power and investment control over shares of stock owned by SPGP.

(19)
Includes 2,404,780 shares of our common stock held by Hound Partners LP and 1,418,632 shares of our common stock held by Hound Partners Offshore Fund LP. John Auerbach, as manager of Hound Performance, LLC, has voting and investment authority over the shares held by Hound Partners LP and the shares held by Hound Partners Offshore Fund LP. Hound Partners LP holds warrants to purchase 1,326,400 shares of common stock. Hound Partners Offshore Fund LP holds warrants to purchase to purchase 1,340,266 shares of common stock. Hound Performance, LLC has voting and investment authority over the warrants held by Hound Partners LP and the warrants held by Hound Partners Offshore Fund LP. The warrants are exercisable at $1.50 per share until March 30, 2012, and of which the holder does not have the right to exercise warrants if the holder would beneficially own in excess of 9.99% of the Company’s common stock. In addition to the above-stated shares, John Auerbach has ultimate voting and investment over 10,500 shares owned by Hound Partners LLC.

(20)
Based solely on a September 5, 2007 stockholders’ list, no holder other than Old Westbury Real Return Fund, JANA Piranha Master Fund, Ltd., Millennium Global Investments Limited, RAB Special Situations (Master) Fund Ltd., Morgan Stanley & Co. for a/c Persistency Capital, Hound Performance, LLC, and SPGP is shown as beneficially owning of record more than 5% of the Company’s securities, other than the nominee CEDE & Co.

To the Company’s knowledge, there are no other beneficial holders of more than five percent (5%) of the Company’s common stock other than those persons listed in the foregoing table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into an employment agreements with and issued stock options to our executive officers as more fully described in “Executive Compensation” below.

On February 16, 2007, in connection with Mark Worthey’s election to our Board of Directors, Mr. Worthey was granted an option to purchase 10,000 shares of our common stock pursuant to our 2006 Stock Incentive Plan. The exercise price is $1.63 per share, the fair market value of our common stock on the date of grant. The options vest 50% on the first anniversary date of the grant and 50% on the second anniversary date of the grant, and have a five-year term.

On April 20, 2007, our Board of Directors appointed Messrs. William A. Anderson, Joseph P. McCoy, Patrick M. Murray, and Myron M. Sheinfeld as members of the Board to serve until the next annual meeting of shareholders or their successor is duly elected and qualified. We had no special arrangements, related party transactions, or understandings with the foregoing appointed directors in connection with their appointment to the Board, except that compensation arrangements have been made as follows. On April 20, 2007, each newly appointed director was granted an option to purchase 10,000 shares of our common stock pursuant to our 2006 Stock Incentive Plan. The exercise price of the initial grant was $1.02 per share, the fair market value of our common stock on the date of grant. The option vests 20% (2,000 shares) on each one year anniversary of the date of the initial grant and will be exercisable for a ten-year term. Each newly appointed director will be entitled to receive annual grants of options to purchase 10,000 shares that will be priced at the future grant dates. Each newly appointed director also received a stock grant of 100,000 shares of the Company’s common stock that vests 20% (20,000 shares) on the date hereof with vesting 20% per year thereafter.

On May 31, 2007, we granted 100,000 shares of our common stock to Mark Worthey with the same vesting terms as the stock received by Messrs. Anderson, McCoy, Murray and Sheinfeld described above. The foregoing stock grant was made to align Mr. Worthey’s stock ownership interests with our other directors.

In addition, each of our non-employee directors will receive an annual retainer fee of $45,000 payable in shares of our common stock, to be paid quarterly and priced at fair market value at the end of each fiscal quarter. Each of our non-employee directors will also receive $6,000 per year, plus reasonable out of pocket expenses, to attend the quarterly Board meetings. If a non-employee director is a member of a committee, he will receive $4,000 per year and a committee chairman will receive $6,000 per year, except an audit committee chairman will receive $10,000 per year. Cash payments will be made quarterly. A director may receive stock in lieu of cash, which will be computed using the ratio of $1.50 of the Company’s common stock for each $1.00 to be paid in cash to the director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation Philosophy

Our overall compensation philosophy is to provide a compensation package that enables us to attract, retain and motivate named executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following goals provide a framework for our named executive officers compensation program:

•	Pay competitively to attract, retain, and motivate named executive officers;

•	Relate total compensation for each named executive officer to overall company performance as well as individual performance;

•	Aggregate the elements of total compensation to reflect competitive market requirements and to address strategic business needs;

•	Expose a portion of each named executive officer’s compensation to risk, the degree of which will positively correlate to the level of the named executive officer’s responsibility and performance; and

•	Align the interests of our named executive officers with those of our stockholders.

During our last fiscal year and until May 2007, we did not have a compensation committee. Following the appointment to our board of five independent directors, which was completed following our last fiscal year which concluded March 31, 2007, we established a compensation committee consisting solely of independent directors. During the current fiscal year and going forward, we anticipate that our newly appointed compensation committee will review and may revise our compensation philosophy and executive compensation program.

Executive Compensation Program Overview

The executive compensation package available to our named executive officers is comprised of:

•	base salary;

•	long-term incentive compensation; and

•	other welfare and health benefits.

Base Salary

The base salary currently paid to our named executive officers is below market in light of their individual experience, duties, and scope of responsibilities, but commensurate with the start-up nature of our business. In the future, we intend for base salary to provide competitive levels of base compensation to our executives and be reflective of their experience, duties, and scope of responsibilities. We intend to pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure our success. Our compensation committee, which is comprised of non-employee directors, will determine the appropriate level and timing of increases in base compensation for the named executive officers.

In making determinations of salary levels for the named executive officers, the compensation committee is likely to consider the entire compensation package for named executive officers, including the equity compensation provided under long-term compensation plans. We intend for the salary levels to be consistent with competitive practices of comparable institutions and each executive’s level of responsibility. The compensation committee is likely to determine the level of any salary increase after reviewing:

•	the qualifications, experience, and performance of the particular executive officer;

•	the compensation paid to persons having similar duties and responsibilities in other competitive institutions; and

•	the nature of our business, the complexity of its activities, and the importance of the executive’s contribution to the success of the business.

The compensation committee is likely to review a survey of compensation paid to named executive officers performing similar duties for oil & natural gas companies. The compensation committee is likely to review and adjust the base salaries of our executive officers when deemed appropriate.

Equity Awards

Equity awards for our named executive officers are and will be granted from our 2006 Stock Incentive Plan. During fiscal year 2007, however, we granted stock options to our President & CEO outside of the 2006 Stock Incentive Plan prior to the adoption of the 2006 Stock Incentive Plan. The compensation committee grants awards under the 2006 Stock Incentive Plan in order to align the interests of the named executive officers with our stockholders, and to motivate and reward the named executive officers to increase the stockholder value of the Company over the long term.

Under the 2006 Stock Incentive Plan, we have 10,000,000 shares of our common stock eligible for issuance as awards to employees, officers, and directors of the Company, as well as to other persons who provide services to us. The 2006 Stock Incentive Plan provides for all equity awards granted to officers and directors. Grants may include, but are not limited to, awards of stock options, restricted stock awards and restricted stock unit awards.

We believe that stock ownership is a significant incentive in aligning the interests of employees and stockholders, building stockholder value, and retaining our key employees.

Employment Agreements

In order to retain our senior executive officers, our Board of Directors determined it was in our best interests to enter into employment agreements with our executive officers. The employment contracts are referenced on the exhibit list included in this registration statement and are described more fully below. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time. In addition, we also considered the critical nature of each of these positions and our need to retain these executives when we committed to the agreements.

The agreements establish the beginning base salary, eligibility for bonuses, benefits, perquisites, as well as a confidentiality covenant and, in the case of the Chief Executive Officer, non-solicitation and non-competition covenants.

Summary Compensation Table

The following table presents fiscal year 2007 compensation regarding our named executive officers who consist of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Senior Vice President Engineering, and our former Chief Executive Officer (our named executive officers) during the year ended March 31, 2007.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards (A)	All Other Compen-sation (B)	Total

John Works President & Chief Executive Officer(C)	2007	$150,000	$—	$1,694,000	$—	$1,844,000
Daniel Foley Chief Financial Officer (E)	2007	$37,500	$—	$2,073,143	$—	$2,110,643
Andrew Casazza Chief Operating Officer	2007	$80,000	$—	$847,947	$—	$927,947
John Dobitz Senior Vice President	2007	$84,792	$50,000	$2,041,920	$29,009	$2,205,721
Andrei Stytsenko President & Chief Executive Officer(D)	2007	$--	$—	$—	$—	$—

(A)
The amount in this column reflects the total grant date fair value for financial statement reporting purposes for awards granted in the fiscal year ended March 31, 2007, in accordance with FAS 123(R). There were no awards granted prior to fiscal 2007. Please refer to Note 7 of the Notes to Financial Statements of our audited financial statements for the fiscal year ended March 31, 2007, which begin on page F-8, for a discussion of the assumptions made in the valuation of the stock option awards.

(B)	For Mr. Dobitz, Other Compensation included costs for moving expenses, fees for consulting work prior to becoming an employee, an automobile allowance, and contributions to Mr. Dobitz’ 401(k) account.

(C)	Mr. Works also served as a member of our Board of Directors for no additional compensation.

(D)
Mr. Stytsenko served for no compensation as our President & CEO through May 15, 2006 when Mr. Works became our President & CEO. Mr. Stytsenko also served as a member of our Board of Directors through April 20, 2007 for no compensation.

(E)	Mr. Foley resigned his position as Chief Executive Officer the Company on August 31, 2007. He currently provides consulting services to us.

Employment Agreements; Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We entered into an employment agreement with John Works, dated June 1, 2006, pursuant to which he agreed to become our President, Chief Executive Officer, and a member of our Board of Directors. The term of the agreement is two years beginning May 15, 2006. We amended Mr. Works’ employment agreement on March 14, 2007 pursuant to which we pay him an annual salary of $225,000 per year. Under Mr. Works’ agreement as amended, we reimburse him for out-of-pocket expenses incurred by him up to $10,000 per month and pay him an automobile allowance of $400 per month. In conjunction with his employment and as an incentive to become our President & Chief Executive Officer, we granted to Mr. Works, under his employment agreement, an option to purchase 4,000,000 shares of our common stock at a price of $0.00001 per share. The option vested 1,000,000 shares upon grant and vests 250,000 shares quarterly thereafter beginning June 1, 2006 through May 31, 2009.

On October 6, 2006, we promoted Andrew Casazza to Chief Operating Officer effective October 3, 2006. In connection with this promotion, on October 23, 2006, we entered into a three-year employment agreement ending on October 31, 2009 with Mr. Casazza for his employment as our Chief Operating Officer. Under Mr. Casazza’s employment agreement, Mr. Casazza was entitled to receive a base salary of $100,000, which was subsequently increased on March 14, 2007 to $160,000 per year. Mr. Casazza is eligible to receive a discretionary bonus for each calendar year during the term and is entitled to the coverage or benefits under any and all employee benefit plans maintained by us. On October 2, 2006, we granted Mr. Casazza an option to purchase 750,000 shares of our common stock at an exercise price of $1.75 per share. Mr. Casazza’s option vested 25% on the date of grant and vests 25% on each anniversary date thereafter.

On October 2, 2006, we entered into an employment agreement with Mr. John Dobitz, to become our Senior Vice President, Engineering. Pursuant to the employment agreement, Mr. Dobitz receives a base salary of $185,000, a year end bonus of $50,000, and was granted an option to purchase up to 1,500,000 shares of our common stock at an exercise price of $2.10 per share. The option vests annually over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of Mr. Dobitz’s employment with us. In addition, Mr. Dobitz is entitled to the coverage or benefits under any and all employee benefit plans maintained by us.

We entered into an employment agreement, dated January 12, 2007, with Daniel Foley, to become our Chief Financial Officer. Pursuant to the employment agreement, we are obligated to pay Mr. Foley a base salary of $180,000 and a year end bonus to be determined by our Board of Directors, in its absolute discretion. On January 15, 2007, we also granted to Mr. Foley an option to purchase up to 1,000,000 shares of our common stock at an exercise price of $3.19 per share. The option vests annually over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of Mr. Foley’s employment with us. In addition, Mr. Foley is entitled to the coverage or benefits under any and all employee benefit plans maintained by us. Mr. Foley resigned as our Chief Financial Officer effective August 31, 2007 but is continuing to provide us with consulting services.

On August 3, 2007, we entered into an employment agreement with Richard E. Kurtenbach to become our Chief Accounting Officer. Pursuant to the employment agreement, Mr. Kurtenbach will receive a base salary of $175,000 and a year end bonus to be determined by our Board of Directors. Mr. Kurtenbach began his employment with us on August 27, 2007 and he was granted on that date an option to purchase 450,000 shares of our common stock at an exercise price of $0.45 per share. The option vests annually over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of Mr. Kurtenbach’s employment with us. In addition, Mr. Kurtenbach is entitled to the coverage or benefits under any and all employee benefit plans maintained by us.

Potential Payments Upon Termination or Change-in-Control

Under Mr. Works’ employment agreement, if Mr. Works’ employment is terminated by us for cause, we are obligated to pay Mr. Works, within 30 days after the date of his termination, a lump sum payment in the amount equal to the sum of the accrued but unpaid base salary through the date of termination plus any unpaid approved expenses. If Mr. Works’ employment is terminated by us without cause, we are obligated to pay Mr. Works, within 30 days after the date of his termination, a lump sum payment an amount equal to the sum of three months base salary plus any unpaid approved expenses. In the event Mr. Works’ employment is terminated pursuant to his employment agreement with or without cause, Mr. Works will be entitled to purchase all shares that have vested under the option granted to him in conjunction with this employment. All unvested shares under the option will be forfeited.

If we terminate the employment of Messrs. Casazza, Foley or Dobitz, each named executive officer would be eligible, under each of their individual employment agreements, to receive the following potential payments upon termination. If we terminate the employment of any of the foregoing named executive officers without cause or if he resigns for good reason, the applicable officer is entitled to receive (i) his base salary accrued through the date of termination, (ii) any and all accrued vacation and accrued benefits through the date of termination and (iii) his base salary at the rate in effect on the date of notice of termination for a period of six months thereafter.

The following table describes and quantifies certain compensation that would become payable under the existing employment agreements with our executive officers if their employment had been terminated on March 31, 2007 by us without cause or by Messrs. Casazza, Foley and Dobitz for good reason given each of their compensation and service levels as of such date and, if applicable, based on our closing stock price on that date:

	By Company Without Cause	By Officer for Good Reason
Mr. Works	$56,250	—
Mr. Casazza	$80,000	$80,000
Mr. Foley	$90,000	$90,000
Mr. Dobitz	$92,500	$92,500

Grants of Plan Based Awards Table

The following table sets forth certain information with respect to stock options that were granted during the fiscal year ended March 31, 2007 to each of our named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price of Common Stock on Date of Grant

John Works	5/15/06	—	4,000,000	$.00001	$1.45

Daniel Foley	1/15/07	—	1,000,000	$3.19	$3.19

Andrew Casazza	10/2/06	—	750,000	$1.75	$1.75

John Dobitz	10/16/06	—	1,500,000	$2.10	$2.10

Andrei Stytsenko (A)	—	—	—	—

(A)	Mr. Stytsenko served as our President & CEO through May 15, 2006 when Mr. Works became our President & CEO.

Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth certain information regarding stock options held by the named executive officers as of March 31, 2007.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (B)	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price	Date

John Works	750,000	2,250,000	$.00001	None

Daniel Foley	—	1,000,000	$3.19	1/15/12

Andrew Casazza	187,500	562,500	$1.75	10/2/11

John Dobitz	—	1,500,000	$2.10	10/16/11

Andrei Stytsenko (A)	—	—	—	—

(A)	Mr. Stytsenko served as our President & CEO through May 15, 2006 when Mr. Works became our President & CEO.

(B)
Mr. Works’ options vest 250,000 shares quarterly for each quarter ended from May 31, 2007 through May 31, 2009. Mr. Foley’s options vest 333,333 shares annually from January 15, 2008 through January 15, 2010. Mr. Casazza’s options vest 187,500 shares annually from October 2, 2007 through October 2, 2009. Mr. Dobitz’s options vest 500,000 shares annually from October 16, 2007 through October 16, 2009.

Option Exercises and Stock Vested Table

The following table sets forth certain information as to each of the named executive officers concerning exercises of stock options during the fiscal year ended March 31, 2007.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)

John Works	1,000,000	$1,450,000

Daniel Foley	—	—

Andrew Casazza	—	—

John Dobitz	—	—

Andrei Stytsenko (B)	—	—

(A)
The value realized is equal to the amount that is taxable to the plan participant, which was the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(B)	Mr. Stytsenko served as our President & CEO through May 15, 2006 when Mr. Works became our President & CEO.

Pension Benefits

We do not have a defined benefit plan for senior executives. Therefore, the table disclosing the actuarial present value of each senior executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan, and the amount of pension benefits paid to each senior executive during the year is omitted.

Non-Qualified Deferred Compensation

In the year ended March 31, 2007, we had no non-qualified deferred compensation plans or benefits for our executive officers or other employees. Therefore, the table disclosing contributions to non-qualified and other deferred compensation plans, each senior executive’s withdrawals, earnings and fiscal year balances in those plans is omitted.

Director Compensation

We began compensating our non-employee Directors following the conclusion of our last fiscal year, which ended March 31, 2007, using a mix of compensation, including: an annual cash retainer, meeting fees and committee chair fees and stock option and restricted stock grants. Directors who are our employees receive no additional compensation for serving on the Board of Directors.

Cash Compensation and Equity Compensation

All non-employee Directors receive $45,000 annual compensation, which is paid quarterly in shares of our common stock and is priced at the fair market value at the end of each fiscal quarter represented by the closing price on the last trading day of the quarter. Each non-employee Director also receives $6,000 per year, plus reasonable out of pocket expenses, to attend board meetings. If a non-employee Director is a member of a committee, he or she receives $4,000 per year for committee meetings. A committee chairman receives $6,000 per year, except an audit committee chairman receives $10,000 per year. Meeting payments are made quarterly and a Director may receive stock in lieu of cash under the 2006 Stock Incentive Plan, which will be computed using the ratio of $1.50 of our common stock for each $1.00 to be paid in cash to the Director.

All non-employee Directors also receive annual stock option grants under our 2006 Stock Incentive Plan. The following table contains information pertaining to the compensation of our non-employee Directors during the year ended March 31, 2007.

Name	Fees Earned Or Paid In Cash	Stock Awards	Option Awards (A)	All Other Compensation	Total

Mark Worthey (B)	—	—	$10,583	—	$10,583

(A)
Option Award compensation reflects the total grant date fair value as measured in accordance with FAS 123(R). Please refer to Note 7 of the Notes to Financial Statements for a discussion of the assumptions made in the valuation of the stock option awards.

(B)
On February 16, 2007, we granted Mr. Worthey 10,000 stock options with an exercise price per share of $1.63, the fair market value of our common stock on the date of grant. The option vests 50% on the first anniversary date of the grant date and 50% on the second anniversary date of the grant date, and is exercisable for a ten-year term.

Our Board of Directors appointed Messrs. William A. Anderson, Joseph P. McCoy, Patrick M. Murray, and Myron M. Sheinfeld, as members of the Board effective April 20, 2007 following the conclusion of our last fiscal year, to serve until the next annual meeting of shareholders or their successor is duly elected and qualified. We had no special arrangements, related party transactions or understandings with the foregoing Directors in connection with their appointment to the Board, except that the following compensation arrangements have been made. On April 20, 2007, each of the foregoing Directors was granted an option to purchase 10,000 shares of our common stock pursuant to the our 2006 Stock Incentive Plan. The exercise price of the initial grant is $1.02 per share, the fair market value of our common stock on the date of grant. The option vests 20% (2,000 shares) on each one year anniversary of the date of the initial grant and will be exercisable for a ten-year term. Each of the foregoing Directors also received a stock grant of 100,000 shares of our common stock that vests 20% (20,000 shares) on the date hereof with vesting 20% per year thereafter. On May 31, 2007, we granted 100,000 shares of our common stock to Mark Worthey that vests 20% (20,000 shares) on the date of grant with vesting 20% per year thereafter. The foregoing transaction was made to align his stock ownership interests with our other non-employee Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee (Patrick Murray, William Anderson and Mark Worthey) (i) was, during the fiscal year, an officer or employee of the Company; (ii) was formerly an officer of the Company; or (iii) had a relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are common stock previously issued and shares of common stock issuable upon exercise of the warrants. For additional information regarding the issuance of the Warrants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Common Shares and Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock previously and warrants, as of September 5, 2007, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of Common Stock being offered by this prospectus by each selling stockholder.

In accordance with the terms of a registration rights agreement in December 2006 among the Company and certain selling stockholders, the registration statement, of which this prospectus is a part, generally covers the resale by certain stockholders of at least 130% of the sum of (i) the shares of common stock previously issued, and (ii) the number of shares of Common Stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 9.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution”.

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Adelhag, Marie	9,769	9,769	0	0
Advaney, Adu	139,578	139,578	0	0
Affairs Financiers SA1	1,395,787	1,395,787	0	0
Aitken, John & Pamela	279,158	279,158	0	0
Alder, R.A.	52,342	52,342	0	0
Atkinson, Nigel[2]	400,000	400,000	0	0
Bank Sal. Oppenheim[3]	523,421	523,421	0	0
Barker, Mark C.	558,316	558,316	0	0
Battle, Peter	20,937	20,937	0	0
Belfer Corp.[4]	1,395,787	1,395,787	0	0
Belfer Two Corp.	600,000	600,000
Best, Dick	17,448	17,448	0	0
Bird, Graham	209,368	209,368	0	0
Bosch, Thomas M.	13,956	13,956	0	0
Brady, Steve	33,499	33,499	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Bratton, Neil & Cynthia	27,219	27,219	0	0
Briedenhann, Rudolph J.	80,000	80,000	0	0
Bundock, Ian	34,893	34,893	0	0
Bundock, Jamie	139,578	139,578	0	0
Burgess, Patrick	139,578	139,578	0	0
Butler, Leon	13,956	13,956	0	0
Buxton, Pierce	139,574	139,574	0	0
Callow, D.J.	13,956	13,956	0	0
Cameron, Calum	27,915	27,915	0	0
Canwell, Stuart	409,368	409,368	0	0
Capelin Financial Management, LTD	13,956	13,956	0	0
Capelin, Derek	253,956	253,956	0	0
Carlin, Michael	111,662	111,662	0	0
Carter, Jason R.	13,956	13,956	0	0
Cass, Marc	209,366	209,366	0	0
Chamier, Michael	27,915	27,915	0	0
Ciaran Overseas Ltd.	69,788	69,788	0	0
Clark, Roger	20,937	20,937	0	0
Clarke, Martin	13,956	13,956	0	0
Clews, Dave	328,578	328,578	0	0
Cohen, Steve	399,578	399,578	0	0
Cox, A.N.	55,830	55,830	0	0
Cox, Adrian	281,874	281,874	0	0
Credit Suisse Client Nominees (UK) Limited[5]	10,468,417	10,468,417	0	0
Critcher, Andy	55,830	55,830	0	0
Cutler, Frank	2,287,731	2,287,731	0	0
Cutler, Frank W.	32,103	32,103	0	0
Davis, Phil	27,915	27,915	0	0
De Haan, Ron	13,956	13,956	0	0
Deccio, James P	13,959	13,959	0	0
Evans, Martin	374,472	374,472	0	0
Evans, Matthew	13,956	13,956	0	0
ExecuZen LTD[6]	41,874	41,874	0	0
Farrant, William James	69,788	69,788	0	0
Farrow, Terry	69,788	69,788	0	0
Fletcher, Ian	41,874	41,874	0	0
Fontane Holdings Limited[7]	139,578	139,578
Forrest Nominees Limited	87,235	87,235	0	0
Frank Cutler Educational Trust	118,642	118,642	0	0
Franks, Deborah Ann	74,000	74,000	0	0
Gamble, Colin	41,874	41,874	0	0
Garvey, John	69,788	69,788	0	0
Gelinas, Lisa	6,979	6,979	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Gelinas, Paul	20,937	20,937	0	0
Gelinas, Tom	14,655	14,655	0	0
George, Tom	27,915	27,915	0	0
Gibson, Joan	139,550	139,550	0	0
Giltspur Nominees Ltd. A/C BUNS[8]	209,368	209,368	0	0
Gomarsall, A.	27,915	27,915	0	0
Gomarsall, Jack	27,915	27,915	0	0
Gould, Andy	73,956	73,956	0	0
Graveney, Tim	34,893	34,893	0	0
Green, Andrea	13,956	13,956	0	0
Grieves, Christopher	27,099	27,099	0	0
Griffin, Sean	62,811	62,811	0	0
Gunderson, Magnus	139,578	139,578	0	0
GundyCo. ITF MMCap International Inc. SPC[9]	418,737	418,737	0	0
Haddad, Tarek	13,956	13,956	0	0
Hall, Michael	69,788	69,788	0	0
Harris, Nick	27,915	27,915	0	0
Haworth, Geoff	139,579	139,579	0	0
Hayes, Martin	13,956	13,956	0	0
Herbert, Adrian	139,578	139,578	0	0
Herbert, John	600,000	600,000	0	0
Holland, Phil	125,622	125,622	0	0
Hollowday, P.F.O.	279,157	279,157	0	0
Hollowday, Paul	279,157	279,157	0	0
Hooson, Peter	55,830	55,830	0	0
Hound Partners LP10	2,777,062	2,777,062	0	0
Hound Partners Offshore Fund LP11	2,806,093	2,806,093	0	0
Howland-Jackson, John	139,578	139,578	0	0
HSBC Private Bank (Suisse) SA, Geneva[12]	27,915	27,915	0	0
Hudson-Evans, Pauline	40,000	40,000	0	0
Hughes, R.G.	69,788	69,788	0	0
Hughes, Robert	69,788	69,788	0	0
Hulst, Herman A.	13,957	13,957	0	0
Hyett, Ross	69,788	69,788	0	0
IDEM Holdings Limited[13]	15,675	15,675	0	0
Investor Company ITF Scott Paterson A/C 8M8903F14	209,368	209,368	0	0
JANA Piranha Master Fund, Ltd.[15]	11,166,311	11,166,311	0	0
Jesset, Ian	27,915	27,915	0	0
Johannesson, Ingi	60,937	60,937	0	0
Keasey, Professor Kevin	69,788	69,788	0	0
King, Joseph	139,579	139,579	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Knott, Martin	27,915	27,915	0	0
Lampe, J.C.	1,200,000	1,200,000	0	0
Lanyon, Malcolm	69,788	69,788	0	0
Latigo Fund L.P.[16]	343,950	343,950	0	0
Lawson, Gail M. G.	20,000	20,000	0	0
Lawson-Brown, Jamie	10,468	10,468	0	0
Lewis, James	52,342	52,342	0	0
Lofthouse, Simon[17]	500,000	500,000	0	0
Louvre Trustees Limited as Trustees of Fitzwilliam EBT Sub Trust 27[18]	209,368	209,368	0	0
Louvre Trustees Limited as Trustees of Fitzwilliam EBT Sub Trust 28[19]	209,368	209,368	0	0
LP Rancher Ltd.[20]	2,447,627	2,447,627	0	0
Lundie, Jennifer Prudence	83,747	83,747	0	0
Macdonald, Phillip Patrick	66,997	66,997	0	0
Macintosh, Angus	27,915	27,915	0	0
Maclure, Julie	13,956	13,956	0	0
Maclure, Miles	13,956	13,956	0	0
Maersk, Torben	2,382,774	2,382,774	0	0
Mark Douglas Blundell Charles Schwab & Co Inc. Custodian IRA Rollover account 4040-2362	33,499	33,499	0	0
Mc Leod, Kevin	904,648	904,648	0	0
Mc Veigh, Mark	69,788	69,788	0	0
Mercurius International Fund, LTD[21]	4,741,959	4,741,959	0	0
Millennium Global High Yield Fund Limited[22]	8,374,734	8,374,734	0	0
Millennium Global Natural Resources Fund Limited[23]	2,791,577	2,791,577	0	0
Miller, Matthew	62,811	62,811	0	0
Minkey, Anna	34,893	34,893	0	0
Morgan Stanley & Co. for a/c Persistency Capital[24]	6,978,944	6,978,944	0	0
Mueller, Rudolf	209,368	209,368	0	0
Mulhall, Tony	76,767	76,767	0	0
Mullen, Peter	209,368	209,368	0	0
Najm, George	139,579	139,579	0	0
Narrania, Laurens	69,788	69,788	0	0
NBCN INC. ITF 1438814 Ontario Ltd.[25]	139,648	139,648	0	0
NBCN INC. ITF Don Hovis[26]	31,405	31,405	0	0
NBCN INC. ITF Don McFarlane[27]	70,767	70,767	0	0
NBCN INC. ITF Lynn Day[28]	62,811	62,811	0	0
NBCN INC. ITF Purling Holdings[29]	73,279	73,279	0	0
Nelson, Mrs. S.	27,915	27,915	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Nesbitt Burns ITF Spartan Arbitrage Fund LP a/c 402 20336 27[30]	73,279	73,279	0	0
Nielson & Associates, Inc.[31]	250,000	250,000	0	0
Nite Capital[32]	279,159	279,159	0	0
Old Westbury Real Return Fund[33]	13,957,888	13,957,888	0	0
Osiris Trustees Limited[34]	139,578	139,578	0	0
Parker, Neil A.	52,342	52,342	0	0
Parker, Nigel	52,342	52,342	0	0
Passport Capital LLC[35]	4,187,366	4,187,366	0	0
Pearson, Heather	20,937	20,937	0	0
Pelttari, Hannu	41,874	41,874	0	0
Penfield Partners LP36	3,852,378	3,852,378	0	0
Penfield Partners Offshore, LP37	963,095	963,095	0	0
Pettitt, Ray	69,788	69,788	0	0
Piper, Simon	33,956	33,956	0	0
Plaister, Malcolm	177,263	177,263	0	0
Plowman, Nathan	125,621	125,621	0	0
Powell, Bobby	27,915	27,915	0	0
Price, Michael	40,000	40,000	0	0
Private Pension - Derek Capelin	27,915	27,915	0	0
Private Pension - P.L. Hudson-Evans	13,956	13,956	0	0
Purbeck Pension Fund[38]	279,157	279,157	0	0
Rahn, Erin	27,950	27,950	0	0
Rankin, Karen	23,728	23,728	0	0
Reed, Jonathan	41,874	41,874	0	0
Resolute Investment Holdings Limited[39]	558,314	558,314	0	0
Rivett-Carnac, Richard	24,426	24,426	0	0
Roberts, Pat	139,578	139,578	0	0
Rowe, Charles	62,811	62,811	0	0
Rowle, Charles	40,000	40,000	0	0
Sheasby, Christopher	6,981	6,981	0	0
Sheasby, Mrs. J.	20,937	20,937	0	0
Societe Financiere Privee SA	83,747	83,747	0	0
SPGP[40]	5,583,154	5,583,154	0	0
Stanley, Caroline	34,893	34,893	0	0
Staunton, James	157,026	157,026	0	0
Stephenson, Roy	139,578	139,578	0	0
Stetsenko, Sergei	1,046,842	1,046,842	0	0
Streatfield, David	326,583	326,583	0	0
Syrett, Robin	34,893	34,893	0	0
Tabor, Myra	558,314	558,314	0	0
Tennant Pension[41]	39,081	39,081	0	0
Tenor Opportunity Master Fund Ltd.[42]	697,894	697,894	0	0

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Maximum Number of Shares To Be Sold Pursuant to this Prospectus (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
ter Maat, Christian	13,956	13,956	0	0
Teunissen, Tom	27,912	27,912	0	0
The Cutler Group	27,916	27,916	0	0
Todd, Elizabeth	33,499	33,499	0	0
Todd, Tracy	20,937	20,937	0	0
Tracy, Phillip Oliver	69,789	69,789	0	0
Trustees of Dentons SIPP-N G43	400,000	400,000	0	0
Trustees of the Dentons SIPP - S T Lofthouse[44]	488,525	488,525	0	0
Tsu, Peter	41,874	41,874	0	0
Tughan, Mark	27,915	27,915	0	0
Turner, Paul	279,156	279,156	0	0
van den Broeck, Jean-Pierre	69,788	69,788	0	0
van Houweninge, M.	1,200,000	1,200,000	0	0
Vaughton, Alan	111,649	111,649	0	0
Voegeli, Fridolin	291,708	291,708	0	0
VR Global Partners L.P.[45]	2,791,577	2,791,577	0	0
Walford, Charles	27,915	27,915	0	0
Walker, Andrew William	40,000	40,000	0	0
Whalley, Tim	41,874	41,874	0	0
White-Cooper, William	6,980	6,980	0	0
Wild, Sarah	41,874	41,874	0	0
Wilson, Mat	13,956	13,956	0	0
Wisden, Nigel	279,156	279,156	0	0
Withington, Brian	27,915	27,915	0	0
Wright, Peter Stuart	20,937	20,937	0	0
Wueger, Andreas	69,788	69,788	0	0
ZLP Master Opportunity Fund, LTD.[46]	4,187,366	4,187,366	0	0

(A)
It is our understanding that any selling security holder that is an affiliate of a broker-dealer purchased the securities offered hereunder in the ordinary course of business, and at the time of the purchase, had no agreements or understandings, directly or indirectly, to distribute the securities.

(B)	Includes shares underlying warrants held by the selling security holder that are covered by this prospectus.

(C)
The number of shares of common stock to be sold assumes that the selling security holder elects to sell all the shares of common stock held by the selling security holder that are covered by this prospectus.

1 Bank Sarasin & Co. Ltd. has voting power and investment control over shares of stock held by Affaires Financieres S.A. More than three natural persons, who are principals of Bank Sarasin & Co. Ltd., have voting and investment authority with respect to such shares. In addition to the above-stated shares, Affaires Financiers S.A. reports owning an additional 2,800,000 shares.

2 Nigel Atkinson has voting power and investment control over 800,000 shares of stock in the aggregate owned by Dentons SIPP - N G Atkinson in addition to the 400,000 shares beneficially held individually by Mr. Atkinson.

3 EH & P Investments AG has voting and investment authority over shares of stock held by Bank Sal. Oppenheim. More than three natural persons, who are principals of EH & P Investments AG, have voting and investment authority with respect to such shares.

4 Robert A. Belfer has voting power and investment control over shares of stock held by Belfer Corp.

5 Credit Suisse Client Nominees (UK) Limited acts as custodian for RAB Special Situations (Master) Fund Limited. Philip Richards has voting power and investment control over shares of stock held by Credit Suisse Client Nominees (UK) Limited.

6 Adrian Ezra has voting power and investment control over shares of stock owned by ExecuZen LTD. In addition to the above-stated shares, ExecuZen LTD. reports owning an additional 80,000 shares.

7 Janet Elizabeth Taylor and Paul Hinter have voting power and investment control over shares of stock held by Fontaine Holdings Limited.

8 Giltspur Nominees Limited has voting power and investment control over shares of stock held by Giltspur Nominees Limited a/c Buns. More than three natural persons, who are principals of Giltspur Nominees Ltd., have voting and investment authority with respect to such shares. In addition to the above-stated shares, Giltspur Nominees Ltd. a/c Buns reports owning an additional 600,000 shares.

9 Hillel Meltz has voting power and investment control over shares of stock owned by GundyCo. ITF MMCap International Inc. SPC.

10 Jonathan Auerbach, as managing member of Hound Performance, LLC, the general partner for both Hound Partners, LP and Hound Partners Offshore Fund LP, has voting power and investment control over shares of stock owned by Hound Partners LP and Hound Partners Offshore Fund LP In addition to the above-stated shares, Hound Partners LLC reports owning an additional 429,700 shares.

11 Jonathan Auerbach, as managing member of Hound Performance, LLC, the general partner for both Hound Partners, LP and Hound Partners Offshore Fund LP, has voting power and investment control over shares of stock owned by Hound Partners LP and Hound Partners Offshore Fund LP In addition to the above-stated shares, Hound Partners LLC reports owning an additional 429,700 shares.

12 HSBC Private Bank (Suisse) SA has voting and investment authority over shares of stock held by HSBC Private Bank (Suisse) SA. Three natural persons, who are principals of HSBC Private Bank (Suisse) SA, have voting and investment authority over shares of stock owned by HSBC Private Bank (Suisse) SA.

13 Peter Callaghan has voting power and investment control over shares of stock owned by IDEM Holdings Limited.

14 G. Scott Paterson has voting power and investment control over shares of stock owned by Investor Company ITF Scott Paterson A/C 8M8903F.

15 Barry Rosenskin and Gary Claer have voting power and investment control over shares of stock held by JANA Piranha Master Fund, Ltd. In addition to the above-stated shares, JANA Piranha Master Fund, Ltd. reports owning an additional 314,600 shares.

16 Latigo Partners, L.P. has voting power and investment control over shares of stock held by Latigo Fund, L.P. and LP Rancher Ltd. Three natural persons, who are principals of Latigo Partners, L.P., have voting and investment authority with respect to such shares.

17 Simon Timothy Lofthouse has voting power and investment control over 66,666 shares beneficially held by Trustees of the Dentons SIPP - S T Lofthouse in addition to the 500,000 shares beneficially held individually by Mr. Lofthouse.

18 Lynn Giovanazzi, Derek Baudains and Haidee Stephens have voting power and investment control over shares of stock held by Louvre Trustees Limited as Trustees of Fitzwilliam EBT Sub Trust 27.

19 Lynn Giovanazzi, Derek Baudains and Haidee Stephens have voting power and investment control over shares of stock held by Louvre Trustees Limited as Trustees of Fitzwilliam EBT Sub Trust 28.

20 Latigo Partners, L.P. has voting power and investment control over shares of stock held by LP Rancher Ltd. and Latigo Fund L.P. Three natural persons, who are principals of Latigo Partners, L.P., have voting and investment authority with respect to such shares.

21 Oluwole Fagbulu and Michiel Visser have voting power and investment control over shares of stock held by Mercurius International Fund, LTD.

22 Joseph Strubel of Millennium Global Investments Limited has voting power and investment control over shares of stock held by Millennium Global Natural Resources Fund Limited and shares held by Millennium Global High Yield Fund Limited.

23 Joseph Strubel of Millennium Global Investments Limited has voting power and investment control over shares of stock held by Millennium Global Natural Resources Fund Limited and shares held by Millennium Global High Yield Fund Limited.

24 Andrew Morris has voting power and investment control over shares of stock held by Morgan Stanley & Co. for a/c Persistency Capital.

25 Jeff Green has voting power and investment control over shares of stock held by NBCN INC. 1438814 Ontario Ltd.

26 Don Hovis has voting power and investment control over shares of stock held by NBCN INC. ITF Don Hovis.

27 Don McFarlane has voting power and investment control over shares of stock owned by NBCN INC. ITF Don McFarlane.

28 Lynn Day has voting power and investment control over shares of stock owned by NBCN INC. ITF Lynn Day.

29 C. Stan Rennie has voting power and investment control over shares of stock owned by NBCN Inc. ITF Purling Holdings.

30 David Jarvis and Robert Celej of Spartan Fund Management Inc., general partner of Spartan Arbitrage Fund LP, have voting power and investment control over shares of stock held by Nesbitt Burns ITF Spartan Arbitrage Fund LP a/c 402 20336 27.

31 Nielson & Associates holds a warrant to purchase shares of common stock. Following the exercise of the warrant, James E. Nielson has voting power and investment control over shares of stock owned by Nielson & Associates, Inc.

32 Keith A. Goodman has voting power and investment control over shares of stock held by Nite Capital.

33 W. Preston Stahl, Andrew M. Parker and Harold S. Woolley have voting power and investment control over shares of stock held by Old Westbury Real Return Fund. Bessemer Investor Services, Inc., a NASD member, is an affiliate of Bessemer Investment Management LLC, the Adviser of Old Westbury Real Return Fund. In addition to the above-stated shares, Old Westbury Real Return Fund reports owning an additional 2,000,000 shares.

34 Darren Hocquard, Bernard Le Claire and David Hopkins have voting power and investment control over shares of stock held by Osiris Trustees Limited.

35 John Burbank is the sole managing member of Passport Capital LLC; Passport Capital LLC is the sole managing member of Passport Holdings, LLC and Passport Management, LLC. Passport Management, LLC is the investment manager to Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A - Global Strategy (“Fund I”). As a result, each of Passport Management, LLC, Passport Holdings, LLC, Passport Capital, LLC and John Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares of stock owned of record by Fund I. In addition to the above-stated shares, Passport Capital, LLC reports owning an additional 132,650 shares.

36 Michael D. Witter has voting power and investment control over shares of stock held by Penfield Partners LP and Penfield Partners Offshore, LP. In addition to the above-stated shares, Penfield Partners reports owning an additional 243,635 shares.

37 Michael D. Witter has voting power and investment control over shares of stock held by Penfield Partners LP and Penfield Partners Offshore, LP. In addition to the above-stated shares, Penfield Partners reports owning an additional 243,635 shares.

38 Dennis Myers, Patricia Myers and Joanne Henderson have voting power and investment control over shares of stock held by Purbeck Pension Fund.

39 John L. Sullivan has voting power and investment control over shares of stock owned by Resolute Investment Holdings Limited.

40 Guy-Philippe Bertin and Dimitri Meyer have voting power and investment control over shares of stock owned by SPGP. In addition to the above-stated shares, SPGP reports owning and additional 1,083,700 shares.

41 Paul Edward Tennant has voting power and investment control over shares of stock owned by Tennant Pension.

42 Robin R. Shah has voting power and investment control over shares of stock held by Tenor Opportunity Master Fund Ltd.

43 Nigel Atkinson has voting power and investment control over 800,000 shares of stock in the aggregate owned by Dentons SIPP - N G Atkinson in addition to 400,000 shares beneficially held individually by Mr. Atkinson.

44 Simon Timothy Lofthouse has voting power and investment control over shares of stock held by Trustees of the Dentons SIPP - S T Lofthouse in addition to the 500,000 shares beneficially held individually by Mr. Lofthouse.

45 Richard Andrew Deitz has voting power and investment control over shares of stock owned by VR Global Partners L.P.

46 Stuart J. Zimmer and Craig M. Lucas have voting power and investment control over shares of stock owned by ZLP Master Opportunity Fund, LTD.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of Common Stock by the holders of the shares of common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $100,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following summary of our Capital Stock and Amended and Restated Articles of Incorporation and Amended and Restated Bylaws is qualified in its entirety by reference to the provisions of applicable law and to the complete terms of our capital stock contain in our Amended and Restated Articles of Incorporation.

Common Stock

We have 275,000,000 shares of common stock, $.00001 par value, or Common Stock authorized by our Amended and Restated Articles of Incorporation. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of Common Stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire Board of Directors; if they do so, minority stockholders would not be able to elect any persons to the Board of Directors. Our Amended and Restated Bylaws provide that a majority of our issued and outstanding shares shall constitute a quorum for stockholders meetings except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Under our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, our shareholders have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares of Common Stock without action by the stockholders. The issuance of such shares would reduce the percentage ownership held by existing shareholders and may dilute the book value of their shares.

There are no provisions in our Amended and Restated Bylaws or Amended and Restated Articles of Incorporation of the Company which would delay, defer or prevent a change in control of the Company.

Transfer Agent and Registrar

The transfer agent for our common stock is Corporate Stock Transfer, Inc.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “RNCH” and has been since January 10, 2006. For the periods indicated, the following table sets forth the high and low bid of our common stock as reported by the OTC Bulletin Board. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High Bid	Low Bid
Fiscal Year 2008
First Quarter	$1.32	$0.63
Fiscal Year 2007
First Quarter	$1.55	$1.30
Second Quarter	$1.82	$1.03
Third Quarter	$3.38	$1.71
Fourth Quarter	$3.46	$1.16
Fiscal Year 2006
First Quarter	None	None
Second Quarter	None	None
Third Quarter	None	None
Fourth Quarter	$1.65	$0.02

Holders

As of August 28, 2007, there were approximately 260 record owners of our Common Stock. This does not include any beneficial owners for whom shares may be held in “nominee” or “street name.”

Dividend

We have not paid any cash dividends on our Common Stock since inception, and we do not anticipate declaring or paying any dividends at any time in the foreseeable future. In January 2006, we conducted a 13 for 1 forward dividend, which was treated as a 14-for-1 forward stock split for accounting purposes.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP.

EXPERTS

The Rancher Energy financial statements for the year ended March 31, 2007, included in this prospectus, which is part of this registration statement, have been audited by Hein & Associates LLP, independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Rancher Energy financial statements for the years ended March 31, 2006 and 2005 included in this prospectus, which is part of this registration statement, have been audited by Williams & Webster, P. S., independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The carve out balance sheets of South Cole Creek and South Glenrock Operations as of December 21, 2006 and December 31, 2005, and the related carve out statements of operations, changes in owners net investment and cash flows for the period from January 1, 2006 to December 21, 2006, the year ended December 31, 2005 and the period from September 1, 2004 to December 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The Statement of Revenues and Operating Expenses of South Cole Creek and South Glenrock Operations for the period January 1, 2004 through August 31, 2004, in this prospectus, which is part of this registration statement, have been audited by Hein & Associates LLP, independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

In this prospectus, the “Cole Creek South Field” also is referred to as the “South Cole Creek Field”.

The Historical Summaries of Revenues and Direct Operating Expenses of the Big Muddy property for the nine months ended September 30, 2006 and the year ended December 31, 2005, included in this prospectus, which is part of this registration statement, have been audited by Hein & Associates LLP, independent registered public accounting firm, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Information included in this prospectus regarding our estimated quantities of oil reserves was prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their report with respect thereto. The review report of Ryder Scott Company, L.P. is attached hereto as Appendix A in reliance upon the authority of the firm as an expert with respect to the matters covered by their report and the giving of their report.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 31, 2006, our Board of Directors approved a change in our registered independent public accounting firm to audit our financial statements. We appointed Hein & Associates LLP to serve as our registered independent public accounting firm effective August 1, 2006 to replace Williams & Webster, P.S. The change was made to further consolidate our accounting and auditing functions in Denver, Colorado.

There were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Williams & Webster, P.S. at any time during our most recent two fiscal years and through July 31, 2006 regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that if not resolved to the satisfaction of Williams & Webster, P.S. would have caused it to make reference to such disagreements in its reports.

The reports of Williams & Webster, P.S. on our financial statements for the years March 31, 2005 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to audit scope or accounting principles. However, the reports did contain an explanatory paragraph related to the uncertainty about our ability to continue as a going concern. There are no other “reportable events” (as such term is defined in Item 304(a)(1)(v)(A) through (D) of Regulation S-K and its related instructions) in context of our relationship with Williams & Webster, P.S. during the relevant periods.

During each of the two most recent fiscal years and through July 31, 2006, neither we nor anyone on our behalf consulted with Hein & Associates LLP with respect to any accounting or auditing issues involving us. In particular, there was no discussion with us regarding the type of audit opinion that might be rendered on our financial statements, the application of accounting principles applied to a specified transaction, or any matter that was the subject of a disagreement or a “reportable event” as defined in Item 304(a)(1) of Regulation S-K and its related instructions.

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they are a party by reason of being or having been directors or officers of Rancher Energy to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer, or controlling person in the successful defense of any action, suit, or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.

We are subject to the informational requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements - Rancher Energy Corp.
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of March 31, 2007 and 2006	F-4
Statements of Operations for the Years Ended March 31, 2007, 2006, and 2005	F-5
Statement of Changes in Stockholders’ Equity (Deficit) for the Years Ended March 31, 2007, 2006, and 2005	F-6
Statements of Cash Flows for the Years Ended March 31, 2007, 2006, and 2005	F-7
Notes to Financial Statements	F-8

Unaudited Consolidated Financial Statements - Rancher Energy Corp.
Consolidated Balance Sheets as of June 30, 2007	F-29
Consolidated Statements of Operations for the Three Months ended June 30, 2007 and 2006	F-30
Consolidated Statements of Changes in Stockholders’ Equity for the Three Months ended June 30, 2007	F-31
Consolidated Statements of Cash Flows for the Three Months ended June 30, 2007 and 2006	F-32
Notes to Consolidated Financial Statements	F-34

Audited Carve Out Financial Statements - Cole Creek South and South Glenrock Operations
Report of Independent Registered Public Accounting Firm	F-41
Carve Out Balance Sheets as of December 21, 2006 and December 31, 2005	F-42
Carve Out Statements of Operations for the Period from January 1, 2006 through December 21, 2006, the year ended December 31, 2005 and for the Period from September 1, 2004 through December 31, 2004	F-43
Carve Out Statement of Changes in Owner’s Net Investment for the Period from September 1, 2004 through December 31, 2004, the year ended December 31, 2005, and for the Period from January 1, 2006 through December 21, 2006
F-44
Carve Out Statements of Cash Flows for the Period from January 1, 2006 through December 21, 2006, the year ended December 31, 2005 and the Period from September 1, 2004 through December 31, 2004	F-45
Notes to Carve Out Financial Statements	F-46

Audited Statement of Revenues and Direct Operating Expenses - Cole Creek South and South Glenrock Operations
Report of Independent Registered Public Accounting Firm	F-54
Statement of Revenues and Direct Operating Expenses for the Period from January 1, 2004 through August 31, 2004	F-55
Notes to Statement of Revenues and Direct Operating Expenses	F-56

Audited Historical Summaries of Revenues and Direct Operating Expenses - Big Muddy
Report of Independent Registered Public Accounting Firm	F-58
Historical Summaries of Revenues and Direct Operating Expenses of Properties Acquired in January 2007 for the Nine Months Ended September 30, 2006 and the Year Ended December 31, 2005	F-59
Notes to Historical Summaries of Revenues and Direct Operating Expenses of Properties Acquired in January 2007	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of Rancher Energy Corp.
Denver, Colorado

We have audited the accompanying balance sheet of Rancher Energy Corp. (the Company) as of March 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2007, and the results of its operations and cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the accompanying financial statements, effective April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated June 28, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP
Denver, Colorado
June 28, 2007

To the Board of Directors
Rancher Energy Corp.
(fka Metalex Resources, Inc.)
Spokane, Washington

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Rancher Energy Corp. (fka Metalex Resources, Inc. and a Nevada corporation and an exploration stage company) as of March 31, 2006 and 2005, and the related statements of operations, stockholder’s deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rancher Energy Corp. as of March 31, 2006 and 2005, and the results of its operations, stockholder’s deficit and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
June 19, 2006

Rancher Energy Corp.

Balance Sheets

	March 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$5,129,883	$46,081
Accounts receivable	453,709	-
Total current assets	5,583,592	46,081

Oil & gas properties (successful efforts method):
Unproved	56,079,133	-
Proved	18,552,188	-
Less: Accumulated depletion, depreciation, and amortization	(347,821)	-
Net oil & gas properties	74,283,500	-

Other assets, net of accumulated depreciation of $27,880 and $414, respectively	1,610,939	476

Total assets	$81,478,031	$46,557

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,542,840	$2,070
Accrued oil & gas property costs	250,000	-
Asset retirement obligation	196,000	-
Liquidated damages pursuant to registration rights arrangement	2,705,531	-
Total current liabilities	4,694,371	2,070

Long-term liabilities:
Asset retirement obligation	1,025,567	-

Commitments and contingencies (Note 5)

Stockholders’ equity:
Common stock, $0.00001 par value, 275,000,000 and 100,000,000 shares authorized at March 31, 2007 and 2006, respectively; 102,041,432 and 28,500,000 shares issued and outstanding at March 31, 2007 and 2006, respectively	1,021	285
Additional paid-in capital	84,985,934	570,809
Accumulated deficit	(9,228,862)	(526,607)
Total stockholders’ equity	75,758,093	44,487

Total liabilities and stockholders’ equity	$81,478,031	$46,557

The accompanying notes are an integral part of these financial statements.

Rancher Energy Corp.
Statements of Operations

	For the Years Ended March 31,
	2007		2006	2005
Revenue:
Oil & gas sales		$1,161,819	$-	$-

Operating expenses:
Production taxes		136,305	-	-
Lease operating expenses		700,623	-	-
Depreciation, depletion, and amortization		375,701	213	201
Impairment of unproved properties		734,383	-	-
Accretion expense		29,730	-	-
Exploration expense		333,919	-	-
General and administrative		4,501,737	74,240	26,953
Exploration expense - mining		-	50,000	-
Total operating expenses		6,812,398	124,453	27,154

Loss from operations		(5,650,579)	(124,453)	(27,154)

Other income (expense):
Liquidated damages pursuant to registration rights arrangement		(2,705,531)	-	-
Amortization of deferred financing costs		(537,822)	-	-
Interest expense		(37,654)	-	-
Interest and other income		229,331	-	-
Total other income (expense)		(3,051,676)	-	-

Net loss	$	(8,702,255)	$(124,453)	$(27,154)

Basic and fully diluted net loss per share		$(0.16)	$(0.00)	$(0.00)

Weighted average shares outstanding		53,782,291	32,819,623	70,000,000

The accompanying notes are an integral part of these financial statements.

Rancher Energy Corp.
Statement of Changes in Stockholders’ Equity (Deficit)
	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit		Total Stockholders’ Equity (Deficit)

Balance, April 1, 2004	70,000,000	$700	$374,300		$(375,000)	$-

Net loss	-	-	-		(27,154)	(27,154)

Balance, March 31, 2005	70,000,000	700	374,300		(402,154)	(27,154)

Common stock issued for cash, net of offering costs of $3,906	28,000,000	280	195,814		-	196,094

Shares returned by founding stockholder	(69,500,000)	(695)	695		-	-

Net loss	-	-	-		(124,453)	(124,453)

Balance, March 31, 2006	28,500,000	285	570,809		(526,607)	44,487

Common stock issued for cash, net of offering costs of $529,749	17,075,221	171	8,106,967		-	8,107,138

Common stock issued on conversion of note payable	1,006,905	10	503,443		-	503,453

Common stock issued on exercise of stock options	1,000,000	10	-		-	10

Common stock issued for cash, net of offering costs of $41,212	1,522,454	15	720,001		-	720,016

Warrants issued in exchange for acquisition of oil & gas properties	-	-	616,140		-	616,140

Common stock issued for cash, net of offering costs of $6,054,063	45,940,510	460	62,856,243		-	62,856,703

Common stock issued for conversion of notes payable, net of offering costs of $384,159	6,996,342	70	10,110,423		-	10,110,493

Stock-based compensation	-	-	1,501,908		-	1,501,908

Net loss	-	-	-		(8,702,255)	(8,702,255)

Balance, March 31, 2007	102,041,432	$1,021	$84,985,934	$	(9,228,862)	$75,758,093

The accompanying notes are an integral part of these financial statements.

Rancher Energy Corp.
Statements of Cash Flows

	For the Years Ended March 31,
	2007		2006	2005
Cash flows from operating activities:
Net loss	$	(8,702,255)	$(124,453)	$(27,154)
Adjustments to reconcile net loss to net cash used for operating activities:
Liquidated damages pursuant to registration rights arrangements		2,705,531	-	-
Depreciation, depletion, and amortization		375,701	213	201
Impairment of unproved properties		734,383	-	-
Accretion expense		29,730	-	-
Stock-based compensation expense		1,501,908	-	-
Amortization of deferred financing costs		537,822	-	-
Interest expense on convertible note payable beneficial conversion		30,000	-	-
Interest expense on debt converted to equity		3,453	-	-
Changes in operating assets and liabilities:
Accounts receivable		(453,709)	-	-
Other assets		(588,764)	-	-
Accounts payable and accrued liabilities		1,540,770	167	1,903
Net cash used for operating activities		(2,285,430)	(124,073)	(25,050)

Cash flows from investing activities:
Acquisition of Cole Creek South and South Glenrock B Fields		(47,073,657)	-	-
Acquisition of Big Muddy Field		(25,672,638)	-	-
Capital expenditures for oil & gas properties		(841,993)	-	-
Increase in other assets		(769,018)	-	(890)
Net cash used for investing activities		(74,357,306)	-	(890)

Cash flows from financing activities:
Increase in deferred financing costs		(921,981)	-	-
Proceeds from issuance of convertible notes payable		11,144,582	-	-
Payment of convertible note payable		(150,000)	-	-
Proceeds from shareholder loans		-	-	30,000
Payment of shareholder loans		-	(30,000)	-
Proceeds from sale of common stock and warrants		71,653,937	196,094	-
Net cash provided by financing activities		81,726,538	166,094	30,000

Increase in cash and cash equivalents		5,083,802	42,021	4,060
Cash and cash equivalents, beginning of year		46,081	4,060	-
Cash and cash equivalents, end of year		$5,129,883	$46,081	$4,060
Non-cash investing and financing activities:
Payables for purchase of oil & gas properties		$250,000	$-	$-
Asset retirement asset and obligation		$1,191,837	$-	$-
Value of warrants issued in connection with acquisition of Cole Creek South and South Glenrock B Fields		$616,140	$-	$-
Common stock and warrants issued on conversion of notes payable		$10,613,876	$-	$-

The accompanying notes are an integral part of these financial statements.

Rancher Energy Corp.
Notes to Financial Statements

Note 1—Organization and Summary of Significant Accounting Policies

Organization

Rancher Energy Corp. (Rancher Energy or the Company), formerly known as Metalex Resources, Inc. (Metalex), was incorporated in Nevada on February 4, 2004. The Company acquires, explores for, develops and produces oil & natural gas, concentrating on applying secondary and tertiary recovery technology to older, historically productive fields in North America.

Metalex was formed for the purpose of acquiring, exploring and developing mining properties. On April 18, 2006, the stockholders of Metalex voted to change its name to Rancher Energy Corp. and announced that it changed its business plan and focus from mining to oil & gas.

From February 4, 2004 (inception) through the third fiscal quarter ended December 31, 2006, the Company was a development stage company. Commencing with the fourth fiscal quarter ended March 31, 2007, the Company was no longer in the development stage.

As reflected in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, the Company had no revenues, had incurred a net loss of $526,607 for the period from February 4, 2004 (inception) through March 31, 2006, and had an accumulated deficit. Those factors indicated that the Company may not have been able to continue in existence. The financial statements did not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might have been necessary in the event the Company could not have continued in existence.

During the year ended March 31, 2007, the Company generated net cash from financing activities of $81,726,538, of which $74,357,306 and $2,285,430 were used for investing and operating activities, respectively. The Company has never been profitable and does not expect to be profitable during the coming year. Our acquisition and development of prospects will require substantial additional capital expenditures in the future and, consequently, will require an additional infusion of debt or equity. There are uncertainties and factors that may impede our ability to achieve or sustain profitability in the future. The Company believes that available cash, and earnings thereon, and cash generated from its oil operations (oil sales net of production taxes and lease operating expenses) should be sufficient to fund its operating activities for the coming year.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of oil & gas reserves, assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Estimates of oil & gas reserve quantities provide the basis for calculations of depletion, depreciation, and amortization (DD&A) and impairment, each of which represents a significant component of the financial statements.

Revenue Recognition

The Company derives revenue primarily from the sale of produced crude oil. The Company reports revenue at its net revenue interests as the amount received before taking into account production taxes and transportation costs, which are reported as separate expenses. Revenue is recorded in the month the Company’s production is delivered to the purchaser, but payment is generally received between 30 and 60 days after the date of production. No revenue is recognized unless it is determined that title to the product has transferred to a purchaser. At the end of each month the Company estimates the amount of production delivered to the purchaser and the price the Company will receive. The Company uses its knowledge of properties, their historical performance, the anticipated effect of weather conditions during the month of production, NYMEX and local spot market prices, and other factors as the basis for these estimates.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these instruments.

Concentration of Credit Risk

Substantially all of the Company’s receivables are from purchasers of oil & gas and from joint interest owners. Although diversified among a number of companies, collectability is dependent upon the financial wherewithal of each individual company as well as the general economic conditions of the industry. The receivables are not collateralized. To date the Company has had no bad debts.

Oil & Gas Producing Activities

The Company uses the successful efforts method of accounting for its oil & gas properties. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, the costs of drilling the well are charged to expense. Exploratory dry hole costs are included in cash flows from investing activities as part of capital expenditures within the consolidated statements of cash flows. The costs of development wells are capitalized whether or not proved reserves are found. Costs of unproved leases, which may become productive, are reclassified to proved properties when proved reserves are discovered on the property. Unproved oil & gas interests are carried at the lower of cost or estimated fair value and are not subject to amortization.

Geological and geophysical costs and the costs of carrying and retaining unproved properties are expensed as incurred. DD&A of capitalized costs related to proved oil & gas properties is calculated on a property-by-property basis using the units-of-production method based upon proved reserves. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs and the anticipated proceeds from salvaging equipment.

The Company complies with Statement of Financial Accounting Standards Staff Position No. FAS 19-1, Accounting for Suspended Well Costs, (FSP FAS 19-1). The Company currently does not have any existing capitalized exploratory well costs, and has therefore determined that no suspended well costs should be impaired.

The Company reviews its long-lived assets for impairments when events or changes in circumstances indicate that impairment may have occurred. The impairment test for proved properties compares the expected undiscounted future net cash flows on a property-by-property basis with the related net capitalized costs, including costs associated with asset retirement obligations, at the end of each reporting period. Expected future cash flows are calculated on all proved reserves using a discount rate and price forecasts selected by the Company’s management. The discount rate is a rate that management believes is representative of current market conditions. The price forecast is based on NYMEX strip pricing for the first three to five years and is held constant thereafter. Operating costs are also adjusted as deemed appropriate for these estimates. When the net capitalized costs exceed the undiscounted future net revenues of a field, the cost of the field is reduced to fair value, which is determined using discounted future net revenues. An impairment allowance is provided on unproved property when the Company determines the property will not be developed or the carrying value is not realizable.

Sales of Proved and Unproved Properties

The sale of a partial interest in a proved oil & gas property is accounted for as normal retirement, and no gain or loss is recognized as long as this treatment does not significantly affect the units-of-production DD&A rate. A gain or loss is recognized for all other sales of producing properties and is reflected in results of operations.

The sale of a partial interest in an unproved property is accounted for as a recovery of cost when substantial uncertainty exists as to recovery of the cost applicable to the interest retained. A gain on the sale is recognized to the extent the sales price exceeds the carrying amount of the unproved property. A gain or loss is recognized for all other sales of nonproducing properties and is reflected in results of operations.

Other Property and Equipment

Other property and equipment, such as office furniture and equipment, automobiles, and computer hardware and software, is recorded at cost. Costs of renewals and improvements that substantially extend the useful lives of the assets are capitalized. Maintenance and repair costs are expensed when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets from three to seven years. When other property and equipment is sold or retired, the capitalized costs and related accumulated depreciation are removed from the accounts.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The Company does not currently have any credit facilities. Because considerable judgment is required to develop estimates of fair value, the estimates provided are not necessarily indicative of the amounts the Company could realize upon the sale or refinancing of such instruments.

Income Taxes

Deferred income taxes are provided on the difference between the tax basis of an asset or liability and its carrying amount in the financial statements, in accordance with SFAS No. 109, Accounting for Income Taxes. This difference may result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively.

Net Income (Loss) per Share

Basic net income (loss) per common share of stock is calculated by dividing net income (loss) available to common stockholders by the weighted-average of common shares outstanding during each period.

Diluted net income per common share of stock is calculated by dividing adjusted net income by the weighted-average of common shares outstanding, including the effect of other dilutive securities. The Company’s potentially dilutive securities consist of in-the-money outstanding options and warrants to purchase the Company’s common stock. Diluted net loss per common share does not give effect to dilutive securities as their effect would be anti-dilutive.

The treasury stock method is used to measure the dilutive impact of stock options and warrants. The following table details the weighted-average dilutive and anti-dilutive securities related to stock options and warrants for the periods presented:

	For the Years Ended March 31,
	2007	2006	2005
Dilutive	-	-	-
Anti-dilutive	14,214,461	-	-

Stock options and warrants were not considered in the detailed calculations below as their effect would be anti-dilutive.

The following table sets forth the calculation of basic and diluted loss per share:

	For the Year Ended March 31,
	2007	2006	2005

Net loss	$(8,702,255)	$(124,453)	$(27,154)

Basic weighted average common shares outstanding	53,782,291	32,819,623	70,000,000

Basic and diluted net loss per common share	(0.16)	(0.00)	(0.00)

Share-Based Payment

Effective April 1, 2006, Rancher Energy adopted Statement of Financial Accounting Standard 123(R) Share-Based Payment using the modified prospective transition method. In addition, the Securities and Exchange Commission (the SEC) issued Staff Accounting Bulletin No. 107 Share-Based Payment in March, 2005, which provides supplemental application guidance on Statement 123(R) based on the views of the SEC. Under the modified prospective transition method, compensation cost recognized for the year ended March 31, 2007, includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of April 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (ii) compensation cost for all share-based payments granted beginning April 1, 2006, based on the grant date fair value estimated in accordance with Statement 123(R). In accordance with the modified prospective transition method, results for prior periods have not been restated.

Registration Payment Arrangements

In December 2006, FASB issued Staff Position (FSP) EITF (Emerging Issues Task Force) 00-19-2, Accounting for Registration Payment Arrangements. FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP is effective for fiscal years beginning after December 15, 2006. We adopted this FSP during the year March 31, 2007 and recorded $2,705,531 in liquidated damages as an expense in the consolidated statement of operations and in accrued liabilities at March 31, 2007.

Recently Issued Accounting Standards

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires misstatements to be quantified based on their impact on each of the Company’s financial statements and related disclosures. SAB 108 provides for registrants to correct prior year financial statements for immaterial errors in subsequent filings of prior year financial statements and does not require previously filed reports to be amended. SAB 108 is effective for the Company as of March 31, 2007. The SAB also allows for a one-time transitional cumulative effect adjustment to accumulated deficit, as of April 1, 2006, for errors that were not previously deemed material, but are material under the guidance in SAB 108. Based on the Company’s evaluation as of March 31, 2007, the Company’s historical financial statements were not affected by the adoption of this standard.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 will be effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impact SFAS No. 157 will have on its financial statements.

In July 2006 the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty of tax positions. FIN 48 will require the Company to recognize the impact of a tax position in its financial statements only if the technical merits of that position indicate that the position is more likely than not of being sustained upon audit. FIN 48 will be effective for the Company’s 2008 fiscal year. The Company is currently evaluating the impact that FIN 48 will have on its financial statements.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option are required to distinguish on the face of the balance sheet, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS 159 is effective for the Company’s fiscal year ending March 31, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to accumulated deficit as of the date of initial adoption. The Company does not expect the adoption of this statement will have a material impact on its financial position or results of operations.

Comprehensive Income (Loss)

The Company does not have revenue, expenses, gains or losses that are reflected in equity rather than in results of operations. Consequently, for all periods presented, comprehensive loss is equal to net loss.

Major Customers

For the year ended March 31, 2007, one customer accounted for 100% of the Company’s oil & gas sales. The Company did not have revenue for the years ended March 31, 2006 and 2005. The loss of that customer would not be expected to have a material adverse effect upon our sales and would not be expected to reduce the competition for our oil production, which in turn would not be expected to negatively impact the price we receive.

Industry Segment and Geographic Information

The Company operates in one industry segment, which is the exploration, exploitation, development, acquisition, and production of crude oil & natural gas. All of the Company’s operations are conducted in the continental United States. Consequently, the Company currently reports as a single industry segment.

Off—Balance Sheet Arrangements

As part of its ongoing business, the Company has not participated in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. From February 4, 2004 (inception) through March 31, 2007, the Company has not been involved in any unconsolidated SPE transactions.

Note 2—Oil & Gas Properties

Acquisitions

Cole Creek South Field and South Glenrock B Field Acquisitions

On December 22, 2006, the Company purchased certain oil & gas properties for $46,750,000, before adjustments for the period from the effective date to the closing date, and closing costs. The oil & gas properties consisted of (i) a 100% working interest (79.3% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.6% working interest (74.5% net revenue interest) in the South Glenrock B Field, which is also located in Wyoming’s Powder River Basin.

The total adjusted purchase price was allocated as follows:

Acquisition costs:
Cash consideration	$46,750,000
Direct acquisition costs	323,657
Estimated fair value of warrants to purchase common stock	616,140
Total	$47,689,797

Allocation of acquisition costs:
Oil & gas properties:
Unproved	$31,569,778
Proved	16,682,101
Other assets - long-term accounts receivable	53,341
Other assets - inventory	227,220
Asset retirement obligation	(842,643)
Total	$47,689,797

In partial consideration for an extension of the closing date, the Company issued the seller of the oil & gas properties warrants to acquire 250,000 shares of its common stock for $1.50 per share for a period of five years. The estimated fair value of the warrants to purchase common stock was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

Volatility	76.00%
Expected option term	5 years
Risk-free interest rate	4.51%
Expected dividend yield	0.00%

As of March 31, 2007, there are no acquisition contingencies subject to determination.

Big Muddy Field Acquisition

On January 4, 2007, Rancher Energy acquired the Big Muddy Field, consisting of approximately 8,500 acres located in the Powder River Basin east of Casper, Wyoming. The total purchase price was $25,000,000, before adjustments for the period from the effective date to the closing date, and closing costs. While the Big Muddy Field was discovered in 1916, future profitable operations are dependent on the application of tertiary recovery techniques requiring significant amounts of CO2.

The total adjusted purchase price was allocated as follows:

Acquisition costs:
Cash consideration	$25,000,000
Direct acquisition costs	672,638
Total	$25,672,638

Allocation of acquisition costs:
Oil & gas properties:
Unproved	$24,151,745
Proved	1,870,086
Asset retirement obligation	(349,193)
Total	$25,672,638

As of March 31, 2007, there are no acquisition contingencies subject to determination.

Pro Forma Results of Operations

The following table reflects the pro forma results of operations for the years ended March 31, 2007 and 2006, as though the acquisitions had occurred on April 1, 2005. The pro forma amounts include certain adjustments, including recognition of depreciation, depletion and amortization based on the allocated purchase price.

The pro forma results do not necessarily reflect the actual results that would have occurred had the acquisitions been combined during the periods presented, nor does it necessarily indicate the future results of the Company and the acquisitions.

	For the Year Ended March 31, (Unaudited)
	2007	2006
Revenue	$5,074,774	$4,602,601
Net income (loss)	(9,356,414)	427,344
Net income (loss) per basic and diluted share	(0.10)	0.00

Carbon Dioxide Product Sale and Purchase Contract

As part of our CO2 tertiary recovery strategy, on December 15, 2006, the Company entered into a Product Sale and Purchase Contract (Purchase Contract) with the Anadarko Petroleum Corporation (Anadarko) for the purchase of CO2 (meeting certain quality specifications identified in the agreement) from Anadarko. The Company intends to use the CO2 for its enhanced oil recovery (EOR) projects.

The primary term of the Agreement commences upon the later of January 1, 2008, or the date of the first CO2 delivery, and terminates upon the earlier of the day on which the Company has taken and paid for the Total Contract Quantity, as defined, or 10 years from the commencement date. The Company has the right to terminate the Purchase Contract at any time with notice to Anadarko, subject to a termination payment as specified in the Purchase Contract.

During the primary term the “Daily Contract Quantity” is 40 MMcf per day for a total of 146 Bcf. CO2 deliveries are subject to a 25 MMcf per day take-or-pay provision. Anadarko has the right to satisfy its own needs before sales to the Company, which reduces our take-or-pay obligation. In the event the CO2 does not meet certain quality specifications, we have the right to refuse delivery of such CO2.

For CO2 deliveries, the Company has agreed to pay $1.50 per thousand cubic feet, to be adjusted by a factor that is indexed to the average posted price of Wyoming Sweet oil. From oil that is produced by CO2 injection, the Company also agreed to convey to Anadarko an overriding royalty interest of 1% in year one, increasing 1% on each of the next four anniversaries to a maximum of 5% for the remainder of the 10-year term.

Impairment of Unproved Properties

In June 2006, the Company acquired 10,104 acres in the Burke Ranch field and adjacent property in Natrona County, Wyoming. The Company subsequently had engineering studies performed on the property and concluded that the property’s potential reserves did not warrant further development expenditures. In June 2006, the Company also acquired Broadview Dome Prospect, which is located in the Crazy Mountain Basin in Montana and is comprised of approximately 7,600 acres. The Company determined it would not develop the property, and the carrying value would not be realized. Consequently, the Company impaired the full carrying amounts of both properties totaling $734,383, which is reflected as impairment of unproved properties in the statement of operations.

Note 3—Asset Retirement Obligations

The Company recognizes an estimated liability for future costs associated with the abandonment of its oil & gas properties. A liability for the fair value of an asset retirement obligation and a corresponding increase to the carrying value of the related long-lived asset are recorded at the time a well is completed or acquired. The increase in carrying value is included in proved oil & gas properties in the balance sheets. The Company depletes the amount added to proved oil & gas property costs and recognizes accretion expense in connection with the discounted liability over the remaining estimated economic lives of the respective oil & gas properties. Cash paid to settle asset retirement obligations is included in the operating section of the Company’s statement of cash flows.

The Company’s estimated asset retirement obligation liability is based on our historical experience in abandoning wells, estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or revised. The credit-adjusted risk-free rate used to discount the Company’s abandonment liabilities was 13.1%. Revisions to the liability are due to changes in estimated abandonment costs and changes in well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.

The Company did not have any oil & gas properties during the years ended March 31, 2006 and 2005 and, consequently, did not have any asset retirement obligation liability. A reconciliation of the Company’s asset retirement obligation liability during the year ended March 31, 2007 is as follows:

Beginning asset retirement obligation	$-
Liabilities incurred	1,191,837
Accretion expense	29,730
Ending asset retirement obligation	$1,221,567

Current	$196,000
Long-term	1,025,567
$1,221,567

Note 4—Convertible Notes Payable

Enerex Capital Corp.

On June 6, 2006, the Company entered into a loan agreement with Enerex Capital Corp. (Enerex) to borrow from Enerex the principal amount of $150,000 (the Enerex Loan) for the Company’s working capital purposes to be repaid in full plus two percent (2%) interest on the principal amount on or before June 30, 2006. The Enerex Loan agreement provided that Enerex had the option to convert all or a portion of the loan into shares of common stock of the Company, either (i) at a price per share equal to the closing price of the Company’s shares on the day preceding notice from Enerex of its intent to convert all or a portion of the loan into shares of the Company, or (ii) in the event the Company offered shares or units to the general public, at the price such shares or units were offered to the general public. On June 29, 2006, the loan was paid in full.

Venture Capital First LLC

On June 9, 2006, the Company borrowed $500,000 from Venture Capital First LLC (Venture Capital). Principal and interest at an annual rate of 6% were due December 9, 2006. The agreement provided that Venture Capital had the option to convert all or a portion of the loan into common stock and warrants to purchase common stock, either (i) at the closing price of the Company’s shares on the day preceding notice from Venture Capital of its intent to convert all or a portion of the loan into common stock or, (ii) in the event the Company conducted an offering of common stock, or units consisting of common stock and warrants to purchase stock, at the price of such shares or units in the offering.

On July 19, 2006, Venture Capital elected to convert its entire loan and accrued interest into 1,006,905 shares of common stock and warrants to purchase 1,006,905 shares of common stock at a price of $0.50 per unit, the price per unit in the offering discussed in Note 6 below. The warrants were exercisable over a two-year period, at a price of $0.75 per share for the first year, and $1.00 per share for the second year. On December 21, 2006, the warrant holder agreed not to exercise its right to acquire shares of common stock until the Company received stockholder approval to increase the number of authorized shares, and the exercise price of $0.75 per share was extended by the Company through the second year. On March 30, 2007, the Company amended its Articles of Incorporation increasing its authorized shares of common stock.

Private Placement

The Company received $10,494,582 from investors in exchange for convertible notes payable and warrants to acquire 6,996,322 shares of common stock at $1.50 per share. The warrants have the same terms and conditions as the warrants discussed in Note 6 below. The notes accrued interest at an annual rate of 12% beginning 120 days after issuance, which was the maturity date, if not converted or paid before that date.

Upon stockholder approval of an amendment to the Articles of Incorporation to increase the authorized shares of the Company’s common stock, which occurred on March 30, 2007, the notes automatically converted into 6,996,342 shares of common stock. The number of shares issued was equal to the face amount of the notes divided by $1.50 per share, the price that shares were simultaneously sold in a private placement as discussed in Note 6 below.

The Company incurred deferred financing costs of $921,981 to be amortized over the life of the loan. Through March 30, 2007, the date the notes automatically converted, the Company reflected $537,822 of amortization of deferred financing costs in the statements of operations. At that date, deferred financing costs, net of accumulated amortization, of $384,159 were reflected as a reduction to the proceeds from the offering.

Note 5—Commitments and Contingencies

The Company leases office space under a non-cancellable operating lease that expires July 31, 2012. Rent expense was $35,766, $0 and $0 during the years ended March 31, 2007, 2006 and 2005, respectively. The annual minimum lease payments for the next five years and thereafter are presented below:

Years Ending March 31,
2008	$280,859
2009	362,403
2010	370,658
2011	381,931
2012	383,842
Thereafter	127,947
Total	$1,907,640

The Company has entered into a Product Purchase and Sale Agreement with Anadarko as discussed in Note 2 above. The Company has also entered into a Registration Rights Agreement as discussed in Note 6 below.

The Company may be subject to litigation and claims that may arise in the ordinary course of business. The Company accrues for such items when a liability is both probable and the amount can be reasonably estimated. The Company is not currently the subject of any litigation.

Note 6—Sale of Common Stock and Warrants

For the Year Ended March 31, 2007

Units Issued Pursuant to Regulation S

For the period from June 2006 through October 2006, we sold 18,133,500 Units for $0.50 per Unit, totaling gross proceeds of $9,066,750, pursuant to the exemption from registration of securities under the Securities Act of 1933 as provided by Regulation S. Each Unit consisted of one share of common stock and a warrant to purchase one additional share of common stock.

For 8,850,000 Units, Rancher Energy paid no underwriting commissions. For 9,283,500 Units, Rancher Energy paid a cash commission of $232,088, equal to 5% of the proceeds from the units, and a stock-based commission of 464,175 shares of common stock, equal to 5% of the number of Units sold. The sum of the shares sold and the commission shares aggregated 18,597,675. All warrants were originally exercisable for a period of two years from the date of issuance. During the first year, the exercise price was $0.75 per share; during the second year, the exercise price was $1.00 per share. The warrants are redeemable by us for no consideration upon 30 days prior notice. A portion of these warrants were modified as discussed below.

Warrant Modification - Warrants Issued Pursuant to Regulation S

On December 21, 2006, holders of 13,192,000 warrants issued pursuant to Regulation S in a private placement from June through October 2006 agreed not to exercise their right to acquire shares of common stock until the Company received stockholder approval, which it obtained on March 30, 2007, to increase the number of its authorized shares from 100,000,000 to 275,000,000, and the exercise price of $0.75 per share was extended by the Company through the second year. Terms for the remaining 4,941,500 warrants were unchanged.

Private Placement

On December 21, 2006, we entered into a Securities Purchase Agreement, as amended, with institutional and individual accredited investors to effect a $79,500,000 private placement of shares of our common stock and other securities in multiple closings. As part of this private placement, we raised an aggregate of $79,405,418 and issued (i) 45,940,510 shares of common stock, (ii) promissory notes that were convertible into 6,996,342 shares of common stock, and (iii) warrants to purchase 52,936,832 shares of common stock. The warrants issued to investors in the private placement are exercisable during the five year period beginning on the date we amended and restated our Articles of Incorporation to increase our authorized shares of common stock, which was March 30, 2007. The notes issued in the private placement automatically converted into shares of common stock on March 30, 2007. In conjunction with the private placement, we also used services of placement agents and have issued warrants to purchase 3,633,313 shares of common stock to these agents or their designees. The warrants issued to the placement agents or their designees are exercisable during the two year period (warrants to purchase 2,187,580 shares of common stock) or the five year period (warrants to purchase 1,445,733 shares of common stock) beginning on the date we amended and restated our Articles of Incorporation to increase our authorized shares of common stock, which was March 30, 2007. All of the warrants issued in conjunction with the private placement have an exercise price of $1.50 per share.

In connection with the private placement, the Company also entered into a Registration Rights Agreement with the investors in which the Company agreed to register for resale the shares of common stock issued in the private placement as well as the shares underlying the warrants and convertible notes issued in the private placement. There are liquidated damages payable pursuant to the Securities Purchase Agreement and Registration Rights Agreement relating to these registration provisions and other obligations which, if triggered, could result in substantial amounts to be due to the investors, as discussed further below.

Summary of Warrants

The following is a summary of warrants as of March 31, 2007.

	Warrants	Exercise Price	Expiration Date
Warrants issued in connection with the following:

Sale of common stock pursuant to Regulation S	18,133,500	$0.75-$1.00	July 5, 2008 to October 18, 2008

Conversion of notes payable into common stock	1,006,905	$0.75	July 19, 2008

Private placement of common stock	45,940,510	$1.50	March 30, 2012

Private placement of convertible notes payable	6,996,322	$1.50	March 30, 2012

Private placement agent commissions	2,187,580	$1.50	March 30, 2009

Private placement agent commissions	1,445,733	$1.50	March 30, 2012

Acquisition of oil & gas properties	250,000	$1.50	December 22, 2011

Total warrants outstanding at March 31, 2007	75,960,550

Registration and Other Payment Arrangements

In connection with the sale of certain Units discussed above, the Company has entered into agreements that require the transfer of consideration under registration and other payment arrangements, if certain conditions are not met. The following is a description of the conditions and those that have not been met as of March 31, 2007.

Under the terms of the Registration Rights Agreement, the Company must pay the holders of the registrable securities issued in the December 2006 and January 2007 equity private placement, liquidated damages if the registration statement that was filed in conjunction with the private placement has not been declared effective by the U.S. Securities and Exchange Commission (SEC) within 150 days of the closing of the private placement (December 21, 2006). The liquidated damages are due on or before the day of the failure (May 20, 2007) and every 30 days thereafter, or three business days after the failure is cured, if earlier. The amount due is 1% of the aggregate purchase price, or $794,000 per month. If the Company fails to make the payments timely, interest accrues at a rate of 1.5% per month. All payments pursuant to the registration rights agreement and the private placement agreement cannot exceed 24% of the aggregate purchase price, or $19,057,000 in total. The payment may be made in cash, notes, or shares of common stock, at the Company’s option, as long as the Company does not have an equity condition failure. The equity condition failures are described further below. Pursuant to the terms of the registration rights agreement, if the Company opts to pay the liquidated damages in shares of common stock, the number of shares issued is based on the payment amount of $794,000 divided by 90% of the volume weighted average price of the Company’s common stock for the 10 trading days immediately preceding the payment due date.

The Company made its first penalty payment by issuing 933,458 shares of Company common stock on May 18, 2007. The number of shares issued was based on 90% of the weighted average price for the 10 trading days preceding May 18, 2007, or $0.85 per share. The Company made its second penalty payment by issuing 946,819 shares of Company common stock on June 19, 2007. The number of shares issued was based on 90% of the weighted average price for the 10 trading days preceding June 19, 2007, or approximately $0.84 per share. In accordance with FSP EITF 00-19-2, Accounting for Registration Payment Arrangements, as of the date of this registration statement, the Company believes that it is probable that it will incur the obligation to pay liquidated damages on July 19, 2007 and, consequently, the Company has recorded a contingent liability for these arrangements. At March 31, 2007, the Company accrued a total of $2,705,531 for the May, June, and July liquidated damages payments, which is reflected as “Liquidated Damages Pursuant to Registration Rights Arrangements” in its statements of operations, and as a current liability in its balance sheets. The amount of the estimated contingent liability is based on the assumption that all of the payments will be settled in Company shares. Upon issuance of the shares, the portion of the current liability attributable to the issuance will be reclassified to stockholders’ equity.

Once the SEC declares the Company’s registration statement effective, the Company must maintain effectiveness, provide the information necessary for sale of shares to be made, register a sufficient number of shares, and maintain the listing of the shares. Lack of compliance requires the Company to pay the holders of the registrable securities liquidated damages under the same terms discussed above.

It is possible that the SEC will object to and reduce the number of shares being registered. If that happens, the Company is obligated to pay liquidated damages to the holders of the registrable shares under the same terms discussed above.

Failure to maintain the equity conditions, a description of which follows, negates the Company’s ability to settle the liquidated damages in shares of common stock. The Company must ensure that:

•
Common stock is designated for quotation on OTC Bulletin Board, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the American Stock Exchange;

•	Common stock has not been suspended from trading, other than for two days due to business announcements; and

•	Delisting or suspension has not been threatened, or is not pending.

•	Shares of common stock have been delivered upon conversion of Notes and Warrants on a timely basis;

•	Shares may be issued in full without violating the rules and regulations of the exchange or market upon which they are listed or quoted;

•
Payments have been made within five business days of when due pursuant to the Securities Purchase Agreement, the Convertible Notes, the Registration Rights Agreement, the Transfer Agent Instructions, or the Warrants (Transaction Documents);

•	There has not been a change in control of the company, a merger of the company or an event of default as defined in the Notes; and

•	There is material compliance with the provisions, covenants, representations or warranties of all Transaction Documents.

There is an equity conditions failure if, on any day during the 10 trading days prior to when a registration-delay payment is due, the equity conditions have not been satisfied or waived.

Under the terms of the Securities Purchase Agreement, liquidated damages are due to the holders of the securities if the Company does not meet the applicable listing requirements on an approved exchange or market, and the registrable shares are not listed by December 21, 2007 on an approved exchange or market. The liquidated damages are equal to 0.25% of the aggregate purchase price, or $198,000, payable in cash. The payments are due on the day of the listing failure.

Currently, there are no equity conditions failures.

For the Year Ended March 31, 2006

During the three months ended June 30, 2005 the Company issued 28,000,000 shares of common stock for cash in the amount of approximately $0.007 per share, or $200,000 before offering costs of $3,906.

During the year ended March 31, 2006, the Company approved a 14-for-1 stock split. All share amounts prior to the stock split have been retroactively restated.

In March 2006, in anticipation of certain management changes and reorganization of the Company’s activities, the Company’s president and majority shareholder returned 69,500,000 shares of his common stock and retained 500,000 shares of common stock. The capital restructuring was in anticipation of a change to the Company’s direction and business focus. There was no established secondary market for the Company’s common stock, and the cancellation reduced the shares issued for the president’s initial investment of $375,000 during the year ended March 31, 2004.

Note 7—Share-Based Compensation

Effective April 1, 2006, the Company adopted Statement of Financial Accounting Standard 123(R) (SFAS 123(R)), Share-Based Payment. Pursuant to SFAS 123(R), compensation expense is measured at the grant date based on fair value of the award and recognized as an expense in earnings over the service period as the award vests. The adoption of SFAS 123(R) using the modified prospective transition method resulted in stock compensation expense for the year ended March 31, 2007 of $1,501,908. The Company did not recognize a tax benefit from the stock compensation expense because it is more likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized.

The Black-Scholes option-pricing model was used to estimate the option fair values. The option-pricing model requires a number of assumptions, of which the most significant are the stock price at the valuation date, the expected stock price volatility, and the expected option term (the amount of time from the grant date until the options are exercised or expire).

Prior to the adoption of SFAS 123(R), the Company reflected tax benefits from deductions resulting from the exercise of stock options as operating activities in the statements of cash flows. SFAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption of SFAS 123(R). As a result of the Company’s net operating losses, the excess tax benefits, which would otherwise be available to reduce income taxes payable, have the effect of increasing the Company’s net operating loss carry forwards. Accordingly, because the Company is not able to realize these excess tax benefits, such benefits have not been recognized in the statements of cash flows for the year ended March 31, 2007.

Chief Executive Officer (CEO) Option Grant

On May 15, 2006, in connection with an employment agreement, the Company granted its President & CEO options to purchase up to 4,000,000 shares of Company common stock at an exercise price of $0.00001 per share. The options vest as follows: (i) 1,000,000 shares upon execution of the employment agreement, (ii) 1,000,000 shares from June 1, 2006 to May 31, 2007 at the rate of 250,000 shares per completed quarter of service, (iii) 1,000,000 shares from June 1, 2007 to May 31, 2008 at the rate of 250,000 shares per completed quarter of service, and (iv) 1,000,000 shares from June 1, 2008 to May 31, 2009 at the rate of 250,000 shares per completed quarter of service. In the event the employment agreement is terminated, the CEO will be entitled to purchase all shares that have vested. All unvested shares shall be forfeited. The options have no expiration date.

The Company determined the fair value of the options to be $0.4235 per underlying common share. The value was determined by using the Black-Scholes valuation model using assumptions which resulted in the value of one Unit (one common share and one warrant to purchase a common share) equaling $0.50, the price of the most recently issued securities at the time of the calculation. The combined value was allocated between the value of the common stock and the value of the warrant. The value of one common share from this analysis ($0.4235) was used to calculate the resulting compensation expense under the provisions of SFAS 123(R). The assumptions used in the valuation of the CEO options were as follows:

Volatility	87.00%
Expected option term	One year
Risk-free interest rate	5.22%
Expected dividend yield	0.00%

The expected term of options granted was based on the expected term of the warrants included in the Units described above. The expected volatility was based on historical volatility of the Company’s common stock price. The risk free rate was based on the one-year U.S Treasury bond rate for the month of July 2006.

The Company recognized stock compensation expense attributable to the CEO options of $741,125 for the year ended March 31, 2007. The company expects to recognize the remaining compensation expense of $952,875 related to the unvested shares over the next 2.3 years.

2006 Stock Incentive Plan

On March 30, 2007, the 2006 Stock Incentive Plan (the 2006 Stock Incentive Plan) was approved by the shareholders and was effective October 2, 2006. The 2006 Stock Incentive Plan had previously been approved by the Company’s Board of Directors. Under the 2006 Stock Incentive Plan, the Board of Directors may grant awards of options to purchase common stock, restricted stock, or restricted stock units to officers, employees, and other persons who provide services to the Company or any related company. The participants to whom awards are granted, the type of awards granted, the number of shares covered for each award, and the purchase price, conditions and other terms of each award are determined by the Board of Directors, except that the term of the options shall not exceed 10 years. A total of 10,000,000 shares of Rancher Energy common stock are subject to the 2006 Stock Incentive Plan. The shares issued for the 2006 Stock Incentive Plan may be either treasury or authorized and unissued shares. During the year ended March 31, 2007, options to purchase up to 3,335,000 shares of common stock were granted under the 2006 Stock Incentive Plan to officers, directors, and employees. The options granted have exercise prices ranging from $1.63 to $3.19, generally vest over three years, and have a maximum term of five years.

The fair value of the options granted under the 2006 Stock Incentive Plan was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

Volatility	76.00%
Expected option term	5 years
Risk-free interest rate	4.34% to 4.75%
Expected dividend yield	0.00%

The expected term of options granted was estimated to be the contractual term. The expected volatility was based on an average of the volatility disclosed by other comparable companies who had similar expected option terms. The risk free rate was based on the five-year U.S Treasury bond rate.

The following table summarizes stock option activity for the year ended March 31, 2007:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Total Intrinsic Value
Outstanding, April 1, 2006	—
Granted—
CEO	4,000,000	$0.00001	2.25
Plan	3,335,000	$2.34	4.61
Total	7,335,000	$1.06	3.32

Exercised—CEO	(1,000,000)	$0.00001	—

Outstanding, March 31, 2007
CEO	3,000,000	$0.00001	2.25	$3,989,970
Plan	3,335,000	$2.34	4.61	$(4,593,750)
Total	6,335,000	$1.23	3.49	$(603,780)

Vested or expected to vest at March 31, 2007—
CEO	1,750,000	$0.00001	2.25	$2,327,483
Plan	187,500	$1.75	4.50	$(78,750)
Total	1,937,500	$0.19	2.47	$2,248,733

Exercisable, March 31, 2007—
CEO	750,000	$0.00001	2.25	$997,493
Plan	187,500	$1.75	4.50	$(328,125)
Total	937,500	$0.35	2.70	$669,368

The following table summarizes changes in the unvested shares for the year ended March 31, 2007:

	Number of Shares	Grant Date Fair Value

Non-vested, April 1, 2006	__	$	__
Granted—
CEO	4,000,000		$0.42
Plan	3,335,000		$1.52
Total	7,335,000		$0.92

Vested—
CEO	(750,000)		$0.42
Plan	(187,500)		$1.13
Total	(937,500)		$0.56

Exercised—CEO	(1,000,000)		$0.42

Non-vested, March 31, 2007
CEO	2,250,000		$0.42
Plan	3,147,500		$1.54
Total	5,397,500		$1.07

The weighted-average grant-date fair values of the stock options granted during the year ended March 31, 2007 were $0.42, $1.52, and $0.92 for the CEO, the 2006 Stock Incentive Plan and in total, respectively. The total intrinsic value, calculated as the difference between the exercise price and the market price on the date of exercise of all options exercised during the year ended March 31, 2007, was approximately $1,450,000. The Company received $10 from stock options exercised during the year ended March 31, 2007. The Company did not realize any tax deductions related to the exercise of stock options during year.

Total estimated unrecognized compensation cost from unvested stock options as of March 31, 2007 was approximately $5,250,480 which the Company expects to recognize over 2.6 years.

On December 21, 2006, all option holders entered into an agreement whereby they were precluded from exercising any options until the Company amended its Articles of Incorporation to increase its authorized shares of common stock. The increase in the number of authorized shares was approved by the shareholders on March 30, 2007.

Subsequent Events

On April 10, 2007, pursuant to our 2006 Stock Incentive Plan, we granted options to purchase up to a total of 248,000 shares of common stock to 18 employees at an exercise price of $1.18 per share, the fair market value of our stock based on the closing market price on the date of grant, and to one consultant at an exercise price of $1.64 pursuant to an agreement between us and the consultant. The employee stock option grants vest over a three-year period, with 33-1/3% of the original number of shares respectively on the first, second, and third anniversaries of the grant date, and will be exercisable for a five-year term. The consultant’s stock option grant vests 50% of the original number of shares on August 31, 2007 and 50% of the original shares on February 28, 2008 pursuant to an agreement between us and the consultant entered into on March 1, 2007, and will be exercisable for a five-year term.

On April 19 and May 31, 2007, John Works, our President, Chief Executive Officer, and a member of our Board of Directors, exercised a portion of his option to purchase 750,000 shares of common stock and 250,000 shares of common stock, respectively, at an exercise price of $0.00001 per share. The aggregate purchase price for the two exercises was $10.00.

On April 20, 2007, our Board of Directors appointed four new members of the Board. On that date, each newly appointed director was granted an option to purchase 10,000 shares of our common stock pursuant to our 2006 Stock Incentive Plan. The exercise price of the grant was $1.02 per share, the fair market value of our common stock on the date of grant. The option vests 20% (2,000 shares) on each one year anniversary of the date of the initial grant and will be exercisable for a ten-year term. Each newly appointed director also received a stock grant of 100,000 shares of the Company’s common stock that vests 20% (20,000 shares) on the date of grant with vesting 20% per year thereafter.

As discussed in Note 6, on May 18 and June 19, 2007, we issued 933,458 shares and 946,819 shares, respectively, of our common stock to the investors who participated in our December 2006 and January 2007 equity private placement.

On May 31, 2007, the remaining independent Board member not covered by the April 20, 2007 award received a stock grant of 100,000 shares of the Company’s common stock that vests 20% (20,000 shares) on the date of grant with vesting 20% per year thereafter.

Pursuant to the terms of a consulting agreement that we previously entered into with an executive search consulting firm, on June 27, 2007 we granted 107,143 shares of our common stock in the aggregate, pursuant to our 2006 Stock Incentive Plan, to the principals of the consulting firm as partial consideration for the services provided to us by the consulting firm.

Note 8—Income Taxes

For the years ended March 31, 2007, 2006 and 2005, there was no provision or benefit for income taxes. Our income tax is different than the expected amount computed using the applicable federal and state statutory income tax rates of 35%. The reasons for and effects of such differences are as follows:

	For the Year Ended March 31,
	2007	2006	2005

Expected amount	$3,045,789	$43,559	$9,504
Permanent items	(183,726)	-	-
Other	128,087	-	-
Change in valuation allowance	(2,990,150)	(43,559)	(9,504)
	$-	$-	$-

The deferred tax assets and liabilities resulting from temporary differences between book and tax basis of assets and liabilities are comprised of the following:

	For the Year Ended March 31,
	2007	2006
Current deferred tax assets:
Liquidated damages pursuant to registration rights agreement	$946,936	$-
Valuation allowance	(946,936)	-
Net current deferred tax assets	-	-
Long-term deferred tax assets:
Federal net operating loss carryforwards	1,786,119	55,500
Asset retirement obligation	427,548	-
Stock-based compensation	245,313	-
Valuation allowance	(2,098,714)	(55,500)
Net long-term deferred tax assets	360,266	-
Long-term deferred tax liabilities:
Oil & gas properties	360,266	-
	$-	$-

As of March 31, 2007, we had federal net operating loss carryforwards of $5,103,000 that expire between 2024 and 2026.

As of December 31, 2006 and 2005, because the Company believes that it is more likely than not that its net deferred tax assets will not be utilized in the future, the Company has fully provided for a valuation of its net deferred tax assets.

Note 9—Disclosures about Oil & Gas Producing Activities

Prior to the year ended March 31, 2007, the Company did not have any oil & gas properties.

Costs Incurred in Oil & Gas Producing Activities:

Costs incurred in oil & gas property acquisition, exploration and development activities, whether capitalized or expensed, are summarized as follows.

	For the Year Ended March 31,
	2007	2006	2005

Exploration	$333,919	$-	$-
Development	-	-	-
Acquisitions:
Unproved	56,813,516	-	-
Proved	18,552,188	-	-
Total	75,699,623	-	-

Costs associated with asset retirement obligations	$1,191,837	$-	$-

Oil & Gas Reserve Quantities (Unaudited):

For the year ended March 31, 2007, Ryder Scott Company, L.P. prepared the reserve information for the Company’s Cole Creek South, South Glenrock B, and Big Muddy Fields in the Powder River Basin. The Company did not have oil & gas reserves as of and for the years ended March 31, 2006 and 2005.

The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil & gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Proved oil & gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil & gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. All of the Company’s proved reserves are located in the continental United States.

Presented below is a summary of the changes in estimated oil reserves (in barrels) of the Company for the year ended March 31, 2007 (the Company did not have any natural gas reserves):

Total proved:
Beginning of year	-
Purchases of minerals in-place	1,073,138
Production	(23,838)
Revisions of previous estimates	229,864
End of year	1,279,164

Proved developed reserves	1,062,206

Standardized Measure of Discounted Future Net Cash Flows (Unaudited):

SFAS No. 69, Disclosures about Oil & Gas Producing Activities (SFAS No. 69), prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines, which are briefly discussed below.

Future cash inflows and future production and development costs are determined by applying benchmark prices and costs, including transportation, quality, and basis differentials, in effect at year-end to the year-end estimated quantities of oil & gas to be produced in the future. Each property the Company operates is also charged with field-level overhead in the estimated reserve calculation. Estimated future income taxes are computed using current statutory income tax rates, including consideration for estimated future statutory depletion. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the proved oil & gas reserves in place at the end of the period, using year-end costs and assuming continuation of existing economic conditions, plus Company overhead incurred by the central administrative office attributable to operating activities.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process. The price, as adjusted for transportation, quality, and basis differentials, used in the calculation of the standardized measure was $53.47 per barrel of oil for the year ended March 31, 2007. The Company did not have natural gas reserves during the year ended March 31, 2007, and did not have crude oil or natural gas reserves during the years ended March 31, 2006 and 2005.

The following summary sets forth the Company’s future net cash flows relating to proved oil & gas reserves based on the standardized measure prescribed in SFAS No. 69:

As of March 31, 2007

Future cash inflows	$68,396,874
Future production costs	(38,185,216)
Future development costs	(2,004,287)
Future income taxes	-
Future net cash flows	28,207,371
10% annual discount	(15,088,423)
Standardized measure of discounted future net cash flows	$13,118,948

The principal sources of change in the standardized measure of discounted future net cash flows are:

For the year ended March 31, 2007

Standardized measure of discounted future net cash flows, beginning of year	$-
Sales of oil & gas produced, net of production costs	(324,891)
Net changes in prices and production costs	3,412,974
Purchase of minerals in-place	8,479,171
Revisions of previous quantity estimates	2,611,204
Accretion of discount	211,979
Changes in timing and other	(1,271,489)
Standardized measure of discounted future net cash flows, end of year	$13,118,948

Note 10 - Related Party Transaction

In December 2006, the Company acquired artwork for $7,500 from our President, Chief Executive Officer, and a member of the Board of Directors.

Rancher Energy Corp.
Consolidated Balance Sheets
(Unaudited)

June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,105,791
Accounts receivable	519,877
Total current assets	3,625,668

Oil & gas properties, at cost (successful efforts method):
Unproved	56,052,765
Proved	18,642,261
Less: Accumulated depletion, depreciation, and amortization	(648,327)
Net oil & gas properties	74,046,699

Other assets, net of accumulated depreciation of $58,906 and $27,880, respectively	2,120,235
Total assets	$79,792,602
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,077,726
Accrued oil & gas property costs	724,359
Asset retirement obligation	175,187
Liquidated damages pursuant to registration rights arrangement	2,349,195
Total current liabilities	4,326,467

Long-term liabilities:
Asset retirement obligation	1,064,178

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.00001 par value, 275,000,000 shares authorized, 105,421,709 and 102,041,432 shares issued and outstanding at June 30, 2007 and March 31, 2007, respectively	1,055
Additional paid-in capital	87,407,685
Accumulated deficit	(13,006,783)
Total stockholders’ equity	74,401,957

Total liabilities and stockholders’ equity	$79,792,602

Rancher Energy Corp.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended June 30,
	2007	2006

Revenues:
Oil & gas sales	$1,330,479	$-

Operating expenses:
Production taxes	161,469	-
Lease operating expenses	599,914	-
Depreciation, depletion, and amortization	331,532	-
Accretion expense	45,990	-
Exploration expense	41,158	-
General and administrative expense	2,584,426	571,068
Total operating expenses	3,764,489	571,068

Loss from operations	(2,434,010)	(571,068)

Other income (expense):
Liquidated damages pursuant to registration rights arrangement	(1,377,110)	-
Interest expense	(71,239)	(34,644)
Interest and other income	104,438	1,365
Total other income (expense)	(1,343,911)	(33,279)

Net loss	$(3,777,921)	$(604,347)

Basic and fully diluted net loss per share	$(0.04)	$(0.02)

Basic and fully diluted weighted average shares outstanding	103,734,995	29,027,000

Rancher Energy Corp.
Consolidated Statement of Changes in Stockholders’ Equity
(Unaudited)

	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, April 1, 2007	102,041,432	$1,021	$84,985,934	$(9,228,862)	$75,758,093

Liquidated damages pursuant to registration rights arrangement	1,880,277	19	1,803,979	-	1,803,998

Stock issued upon exercise of stock options	1,000,000	10	-	-	10

Restricted stock award	500,000	5	129,245	-	129,250

Common stock exchanged for services - non-employee directors	-	-	74,250	-	74,250

Common stock exchanged for services - non-employee	-	-	112,500	-	112,500

Stock-based compensation	-	-	343,133	-	343,133

Offering costs	-	-	(41,356)	-	(41,356)

Net loss	-	-	-	(3,777,921)	(3,777,921)

Balance, June 30, 2007	105,421,709	$1,055	$87,407,685	$(13,006,783)	$74,401,957

Rancher Energy Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(3,777,921)	$(604,347)
Adjustments to reconcile net loss to cash used for operating activities:
Depreciation, depletion, and amortization	331,532	-
Accretion expense	45,990	-
Settlement of asset retirement obligation	(46,665)	-
Liquidated damages pursuant to registration rights arrangement	1,377,110	-
Imputed interest expense	70,552	30,000
Stock-based compensation expense	343,133	423,500
Restricted stock compensation expense	129,250	-
Services exchanged for common stock - non-employee directors	74,250	-
Services exchanged for common stock - non-employee	112,500	-
Other	-	2,284
Changes in operating assets and liabilities:
Accounts receivable	(66,168)	(40,344)
Other assets	(6,420)	-
Accounts payable and accrued liabilities	(465,114)	56,443
Net cash used for operating activities	(1,877,971)	(132,464)

Cash flows from investing activities:
Capital expenditures for oil & gas properties	(95,873)	(106,393)
Proceeds from conveyance of unproved oil & gas properties	525,000	-
Increase in other assets	(476,687)	(11,118)
Net cash used for investing activities	(47,560)	(117,511)

Cash flows from financing activities:
Payment of deferred financing costs	(57,215)	-
Proceeds from issuance of convertible notes payable	-	150,000
Payments of convertible notes payable	-	(150,000)
Proceeds from notes payable converted to common stock	-	500,000
Proceeds from sale of common stock and warrants	-	500,010
Proceeds from issuance of common stock upon exercise of stock options	10	-
Payment of offering costs	(41,356)	-
Net cash provided by (used for) financing activities	(98,561)	1,000,010

Increase (decrease) in cash and cash equivalents	(2,024,092)	750,035
Cash and cash equivalents, beginning of period	5,129,883	46,081
Cash and cash equivalents, end of period	$3,105,791	$796,116

Rancher Energy Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
	2007	2006
Non-cash investing and financing activities:
Payables for purchase of oil & gas properties	$474,359	$515,214
Asset retirement asset and obligation	$18,473	$-
Common stock and warrants issued on payment of liquidated damages pursuant to registration rights arrangement	$1,803,998	$-

Rancher Energy Corp.
Notes to Consolidated Financial Statements
(Unaudited)

Note 1—Organization and Summary of Significant Accounting Policies

Organization

Rancher Energy Corp. (Rancher Energy or the Company) was incorporated in Nevada on February 4, 2004. The Company acquires, explores for, develops and produces oil & natural gas, concentrating on applying secondary and tertiary recovery technology to older, historically productive fields in North America.

Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of the Company’s wholly owned subsidiary, Rancher Energy Wyoming, LLC, a Wyoming limited liability company that was formed on April 24, 2007. In management’s opinion, the Company has made all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of financial position, results of operations, and cash flows. The consolidated financial statements should be read in conjunction with financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. They do not include all information and notes required by generally accepted accounting principles for complete financial statements.  However, except as disclosed herein, there has been no material change in the information disclosed in the notes to financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

Other Significant Accounting Policies

The accounting policies followed by the Company are set forth in Note 1 to the consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 31, 2007, and are supplemented in the Notes to Consolidated Financial Statements in this Quarterly Report on Form 10-Q for the three months ended June 30, 2007. These unaudited consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes included in the Annual Report on Form 10-K for the year ended March 31, 2007.

Net Income (Loss) per Share

Basic net income (loss) per common share of stock is calculated by dividing net income (loss) available to common stockholders by the basic weighted-average of common shares outstanding during each period.

Fully-diluted net income per common share of stock is calculated by dividing adjusted net income by the weighted-average of fully -diluted common shares outstanding, including the effect of other dilutive securities. The Company’s potentially dilutive securities consist of in-the-money outstanding options and warrants to purchase shares of the Company’s common stock. Fully-diluted net loss per common share does not give effect to dilutive securities as their effect would be anti-dilutive.

The treasury stock method is used to measure the dilutive impact of stock options and warrants. For the three months ended June 30, 2007, securities totaling 81,583,550 were excluded from fully-diluted weighted average shares outstanding, consisting of 75,960,550 warrants and 5,623,000 options to acquire shares of the Company’s common stock, or their effect would be anti-dilutive.

The following table sets forth the calculation of basic and fully-diluted loss per share:

	For the Three Months Ended June 30,
	2007	2006

Net loss	$(3,777,921)	$(604,347)
Basic weighted-average common shares outstanding	103,734,995	29,027,000
Basic and fully-diluted net loss per common share	$(0.04)	$(0.02)

 Note 2—Property Acquisitions

Cole Creek South Field and South Glenrock B Field Acquisitions

On December 22, 2006, the Company acquired certain oil & gas properties including (i) a 100% working interest (79.3% net revenue interest) in the Cole Creek South Field, which is located in Wyoming’s Powder River Basin; and (ii) a 93.6% working interest (74.5% net revenue interest) in the South Glenrock B Field, which is also located in Wyoming’s Powder River Basin.

Big Muddy Field Acquisition

On January 4, 2007, the Company acquired the Big Muddy Field, which is located in the Powder River Basin east of Casper, Wyoming.

Pro Forma Results of Operations

The following table reflects the pro forma results of operations for the three months ended June 30, 2006, as though the acquisitions had occurred on April 1, 2006. The pro forma amounts include certain adjustments, including recognition of depreciation, depletion, and amortization based on the allocated purchase price.

The pro forma results do not necessarily reflect the actual results that would have occurred had the acquisitions occurred during the period presented, nor does it necessarily indicate the future results of the Company and the acquisitions.

Three Months Ended June 30, 2006
Revenue	$1,204,145
Net loss	(511,820)
Net loss per basic and fully-diluted share	(0.01)

Note 3—Asset Retirement Obligations

The Company recognizes an estimated liability for future costs associated with the abandonment of its oil & gas properties. A liability for the fair value of an asset retirement obligation and a corresponding increase to the carrying value of the related long-lived asset are recorded at the time a well is completed or acquired. The increase in carrying value is included in proved oil & gas properties in the balance sheets. The Company depletes the amount added to proved oil & gas property costs and recognizes accretion expense in connection with the discounted liability over the remaining estimated economic lives of the respective oil & gas properties. Cash paid to settle asset retirement obligations is included in the operating section of the Company’s statements of cash flows.

The Company’s estimated asset retirement obligation liability is based on historical experience in abandoning wells, estimated economic lives, estimates as to the cost to abandon the wells in the future, and federal and state regulatory requirements. The liability is discounted using a credit-adjusted risk-free rate estimated at the time the liability is incurred or revised. The credit-adjusted risk-free rate used to discount the Company’s abandonment liabilities was 13.1%. Revisions to the liability are due to changes in estimated abandonment costs and changes in well economic lives, or if federal or state regulators enact new requirements regarding the abandonment of wells.

The Company did not have any oil & gas properties prior to the Cole Creek South Field, the South Glenrock B Field, and the Big Muddy Field acquisitions discussed in Note 2, Property Acquisitions, and, consequently, did not have any asset retirement obligation liability. A reconciliation of the Company’s asset retirement obligation liability during the three months ended June 30, 2007 is as follows:

Balance, April 1, 2007	$1,221,567
Liabilities incurred	18,473
Liabilities settled	(46,665)
Accretion expense	45,990
Balance, June 30, 2007	$1,239,365

Current	$175,187
Long-term	1,064,178
$1,239,365

Note 4—Income Taxes

As of June 30, 2007, because the Company believes that it is more likely than not that its net deferred tax assets, consisting primarily of net operating losses, will not be utilized in the future, the Company has fully provided for a valuation of its net deferred tax assets.

Effective April 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, which clarifies the financial statement recognition and disclosure requirements for uncertain tax positions taken or expected to be taken in a tax return. Any interest and penalties related to uncertain tax positions are recorded as interest expense and general and administrative expense, respectively. At the time of adoption, there was no impact to the Company’s consolidated financial statements, and as of June 30, 2007, the Company did not have any unrecognized tax benefits, and no interest or penalties related to income tax reporting were reflected in the consolidated balance sheet and statement of operations. We do not expect any material changes to the unrecognized tax positions within the next 12 months.

The Company is subject to United States federal income tax and income tax from multiple state jurisdictions. Currently, the Internal Revenue Service is not reviewing any of the Company’s federal income tax returns, and agencies in states where the Company conducts business are not reviewing any of the Company’s state income tax returns. All tax years remain subject to examination by tax authorities, including for the period from February 4, 2004 through March 31, 2007.

Note 5—Common Stock

Registration and Other Payment Arrangements

In connection with the sale of certain Units, consisting of common stock and warrants to acquire common stock, the Company entered into agreements that require the transfer of consideration under registration and other payment arrangements, if certain conditions are not met. The following is a description of the conditions and those that have not been met as of June 30, 2007.

Under the terms of the Registration Rights Agreement, the Company must pay the holders of the registrable securities issued in the December 2006 and January 2007 equity private placement, liquidated damages if the registration statement that was filed in conjunction with the private placement has not been declared effective by the U.S. Securities and Exchange Commission (SEC) within 150 days of the closing of the private placement (December 21, 2006). The liquidated damages are due on or before the day of the failure (May 20, 2007) and every 30 days thereafter, or three business days after the failure is cured, if earlier. The amount due is 1% of the aggregate purchase price, or $794,000 per month. If the Company fails to make the payments timely, interest accrues at a rate of 1.5% per month. All payments pursuant to the registration rights agreement and the private placement agreement cannot exceed 24% of the aggregate purchase price, or $19,057,000 in total. The payment may be made in cash, notes, or shares of common stock, at the Company’s option, as long as the Company does not have an equity condition failure. The equity condition failures are described further below. Pursuant to the terms of the registration rights agreement, if the Company opts to pay the liquidated damages in shares of common stock, the number of shares issued is based on the payment amount of $794,000 divided by 90% of the volume weighted average price of the Company’s common stock for the 10 trading days immediately preceding the payment due date.

The Company made its first penalty payment by issuing 933,458 shares of Company common stock on May 18, 2007. The number of shares issued was based on 90% of the weighted average price for the 10 trading days preceding May 18, 2007, or $0.85 per share. The Company made its second penalty payment by issuing 946,819 shares of Company common stock on June 19, 2007. The number of shares issued was based on 90% of the weighted average price for the 10 trading days preceding June 19, 2007, or approximately $0.84 per share. The Company made its third penalty payment by issuing 1,321,799 shares of Company common stock on July 19, 2007. The number of shares issued was based on 90% of the weighted average price for the 10 trading days preceding July 19, 2007, or approximately $0.60 per share.

In accordance with FSP EITF 00-19-2, Accounting for Registration Payment Arrangements, as of the date of this Quarterly Report, the Company believes that it is probable that it will incur the obligation to pay liquidated damages on August 17, 2007 and September 17, 2007 and, consequently, the Company has recorded a contingent liability for these arrangements.

A reconciliation of the Company’s liquidated damages pursuant to registration rights arrangements during the three months ended June 30, 2007 is as follows:

Balance, April 1, 2007	$2,705,531
Obligations incurred	1,377,110
Imputed interest expense	70,552
Common stock issued in payment of obligations	(1,803,998)
Balance, June 30, 2007	$2,349,195

The amount of the estimated contingent liability is based on the assumption that all of the payments will be settled in shares of the Company’s common stock.

On May 18, 2007 and June 19, 2007, the portion of the current liability attributable to the issuance of shares of the Company’s common stock was reclassified to stockholders’ equity. During the Company’s second fiscal quarter, the portion of the current liability attributable to the issuance of shares of the Company’s common stock on July 19, 2007 will be reclassified to stockholders’ equity. Should the Company issue shares in connection with the liquidated damages that may come due on August 17, 2007 and September 17, 2007, the portion of the current liability attributable to those issuances will also be reclassified to stockholders’ equity.

Once the SEC declares the Company’s registration statement effective, the Company must maintain effectiveness, provide the information necessary for sale of shares to be made, register a sufficient number of shares, and maintain the listing of the shares. Lack of compliance requires the Company to pay the holders of the registrable securities liquidated damages under the same terms discussed above.

It is possible that the SEC may object to, and reduce, the number of shares being registered. Should that happen, the Company would be obligated to pay liquidated damages to the holders of the registrable shares under the same terms discussed above.

Failure to maintain the equity conditions, a description of which follows, negates the Company’s ability to settle the liquidated damages in shares of common stock. The Company must ensure that:

•
Common stock is designated for quotation on OTC Bulletin Board, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the American Stock Exchange;

•	Common stock has not been suspended from trading, other than for two days due to business announcements; and

•	Delisting or suspension has not been threatened, or is not pending;

•	Shares of common stock have been delivered upon conversion of Notes and Warrants on a timely basis;

•	Shares may be issued in full without violating the rules and regulations of the exchange or market upon which they are listed or quoted;

•
Payments have been made within five business days of when due pursuant to the Securities Purchase Agreement, the Convertible Notes, the Registration Rights Agreement, the Transfer Agent Instructions, or the Warrants (Transaction Documents);

•	There has not been a change in control of the company, a merger of the company or an event of default as defined in the Notes; and

•	There is material compliance with the provisions, covenants, representations or warranties of all Transaction Documents.

There is an equity conditions failure if, on any day during the 10 trading days prior to when a registration-delay payment is due, the equity conditions have not been satisfied or waived.

Under the terms of the Securities Purchase Agreement, liquidated damages are due to the holders of the securities if the Company meets the applicable listing requirements on an approved exchange or market but the registrable shares are not listed by December 21, 2007 on an approved exchange or market. The liquidated damages are equal to 0.25% of the aggregate purchase price, or $198,000, payable in cash. The payments are due on the day of the listing failure.

Currently, there are no equity conditions failures and we are not subject to any listing requirements.

Note 6—Share-Based Compensation

Chief Executive Officer (CEO) Options

During the three months ended June 30, 2007, the Company’s CEO exercised options to acquire 1,000,000 shares of common stock, for an exercise price of $10.00.

2006 Stock Incentive Plan

During the three months ended June 30, 2007, options to purchase 40,000, 223,000 and 25,000 shares of common stock were granted to directors, employees and a consultant, respectively. The options granted have exercise prices of $1.02, $1.18 and $1.64, vest over five years, three years and one year, and have a maximum term of ten, five and five years, respectively. The fair value of the options granted was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

Volatility	76.00%
Expected option term	Five to 10 years
Risk-free interest rate	4.63% to 4.68%
Expected dividend yield	0.00%

The expected term of options granted was estimated to be the contractual term. The expected volatility was based on an average of the volatility disclosed by other comparable companies who had similar expected option terms. The risk free rate was based on the five-year and 10-year U.S. Treasury bond rate.

Subsequent Events

On August 7, 2007, the Company filed a Current Report on Form 8-K reporting the appointment of Mr. Richard E. Kurtenbach as the Company’s Chief Accounting Officer and Principal Accounting Officer, effective August 27, 2007. In accordance with the terms of his employment agreement with the Company, Mr. Kurtenbach will be granted an option pursuant to the Company’s 2006 Stock Incentive Plan to purchase up to 450,000 shares of the Company’s common stock at a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant, which will be Mr. Kurtenbach’s first day of employment. The option will vest ratably over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of Mr. Kurtenbach’s employment with the Company.

In the Form 8-K Report, the Company also reported that Daniel Foley, the Company’s Chief Financial Officer, gave notice of his intention to resign from the Company effective August 31, 2007. Mr. Foley’s option to purchase 1,000,000 shares of the Company’s common stock, which option was granted to him in accordance with the terms of his employment agreement with the Company, will terminate one month after Mr. Foley’s employment with the Company terminates.

Restricted Stock Award

On April 20, 2007, four new members were appointed to our Board of Directors. Each newly appointed director received a stock grant of 100,000 shares of the Company’s common stock that vests 20% (20,000 shares) on the date of grant with vesting 20% per year thereafter. On May 31, 2007, the remaining independent Board member not covered by the April 20, 2007 award received a stock grant of 100,000 shares of the Company’s common stock that vests 20% (20,000 shares) on the date of grant with vesting 20% per year thereafter.

On May 22, 2007, the Company issued 400,000 shares of common stock to the four new members, and on June 26, 2007, the Company issued 100,000 shares of common stock to the remaining independent Board member. Pursuant to the vesting discussed above, of the total fair market value at the date of grant of $517,000, $129,250 has been reflected as a charge to general and administrative expense in the statement of operations in the statement of operations, with a credit of $5 to common stock and $129,245 to additional paid-in capital.

Common Stock Exchanged for Services

Consulting Agreement

On February 2, 2007, the Company entered into an agreement with an executive search firm to recruit additional members for its Board of Directors. Upon acceptance and retention of the additional directors, the Company could pay a portion of the executive search firm’s services in shares of common stock.

On April 20, 2007, four new members were appointed to our Board of Directors. On April 23, 2007, the Company and the executive search firm agreed to payment of a portion of services through the issuance of 107,143 shares of common stock at a price of $1.05 per share, the closing price on that date. The stock issuance was authorized by the Board of Directors on June 27, 2007. For the three months ended June 30, 2007, total compensation of $112,500 has been reflected as a charge to general and administrative expense in the statement of operations, with a corresponding credit to additional paid-in capital. As the shares were issued on July 17, 2007, the Company will reflect a credit to common stock, with a corresponding charge to additional paid-in capital, during the second quarter ending September 30, 2007.

Board of Director Fees

On April 20, 2007, the Board of Directors approved a resolution whereby members may receive stock in lieu of cash for Board meeting fees, Committee meeting fees and Committee Chairmen fees. For the three months ended June 30, 2007, board members elected to receive 101,713 shares of common stock in lieu of cash, valued at $0.73 per share, the closing price of the Company’s stock on June 29, 2007. Total compensation of $74,250 has been reflected as a charge to general and administrative expense in the statement of operations, with a corresponding credit to additional paid-in capital. As the shares were issued on July 23, 3007, the Company will reflect a credit to common stock, with a corresponding charge to additional paid-in capital, during the second quarter ending September 30, 2007.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Nielson & Associates, Inc.:

We have audited the accompanying carve out balance sheets of South Cole Creek and South Glenrock operations as of December 21, 2006 and December 31, 2005, and the related carve out statements of operations, changes in owner’s net investment, and cash flows for the period from January 1, 2006 to December 21, 2006, the year ended December 31, 2005, and the period from September 1, 2004 to December 31, 2004. These financial statements are the responsibility of Nielson & Associates, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the carve out financial position of South Cole Creek and South Glenrock operations as of December 21, 2006 and December 31, 2005, and the carve out results of their operations and their cash flows for the period from January 1, 2006 to December 21, 2006, the year ended December 31, 2005, and the period from September 1, 2004 to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Billings, Montana
June 29, 2007

South Cole Creek and South Glenrock Operations

Carve Out Balance Sheets

	December 21, 2006	December 31, 2005
Assets

Current assets:
Accounts receivable:
Revenue	$281,142	$359,903
Joint interest	91,024	12,036
Total current assets	372,166	371,939

Property and equipment, at cost:
Oil & gas properties, successful efforts method of accounting
Proved properties	15,634,302	13,142,564
Unproved properties	173,821	173,821
	15,808,123	13,316,385
Less accumulated depreciation, depletion, and amortization	(1,582,671)	(629,887)
Net property and equipment	14,225,452	12,686,498

Total assets	$14,597,618	$13,058,437

Liabilities and Owner’s Net Investment

Current liabilities:
Accounts payable and accrued liabilities	$663,922	$359,319
Production taxes	368,088	238,093
Asset retirement obligations	10,916	482,369
Total current liabilities	1,042,926	1,079,781

Production taxes	163,700	165,957

Asset retirement obligations	958,023	861,435

Owner’s net investment	12,432,969	10,951,264

Total liabilities and owner’s net investment	$14,597,618	$13,058,437

See accompanying notes to carve out financial statements.

South Cole Creek and South Glenrock Operations

Carve Out Statements of Operations

	From January 1, 2006 to December 21, 2006	Year Ended December 31, 2005	From September 1, 2004 to December 31, 2004

Revenue:
Oil sales	$4,488,315	$3,713,973	$722,449

Operating expenses:
Lease operating expense	2,944,287	1,537,992	360,207
Production taxes	493,956	428,905	81,868
General and administrative	567,524	1,045,133	283,257
Depreciation, depletion, and amortization	952,784	567,345	62,542
Accretion of asset retirement obligations	107,504	107,712	12,990
Total operating expenses	5,066,055	3,687,087	800,864

Net income (loss)	$(577,740)	$26,886	$(78,415)

See accompanying notes to carve out financial statements.

South Cole Creek and South Glenrock Operations

Carve Out Statement of Changes in Owner’s Net Investment

Balance at September 1, 2004 (inception)	$-

Owner’s contributions, net	2,468,305
Net loss	(78,415)

Balance at December 31, 2004	2,389,890

Owner’s contributions, net	8,534,488
Net income	26,886

Balance at December 31, 2005	10,951,264

Owner’s contributions, net	2,059,445
Net loss	(577,740)

Balance at December 21, 2006	$12,432,969

See accompanying notes to carve out financial statements.

South Cole Creek and South Glenrock Operations

Carve Out Statements of Cash Flows

	From January 1, 2006 to December 21, 2006	Year Ended December 31, 2005	From September 1, 2004 to December 31, 2004

Operating activities:
Net income (loss)	$(577,740)	$26,886	$(78,415)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	952,784	567,345	62,542
Accretion of asset retirement obligations	107,504	107,712	12,990
Change in operating assets and liabilities:
Accounts receivable	(227)	(51,094)	(320,845)
Accounts payable and accrued expenses	304,603	103,287	256,032
Production taxes payable	127,738	306,150	97,900
Settlement of asset retirement obligations	(482,369)	(110,314)	-
Net cash provided by operating activities	432,293	949,972	30,204

Investing activities:
Acquisition of oil & gas properties	-	(2,299,715)	(2,498,509)
Exploration and development expenditures	(2,491,738)	(7,184,745)	-
Net cash used for investing activities	(2,491,738)	(9,484,460)	(2,498,509)

Financing activities:
Contributions from owner, net	2,059,445	8,534,488	2,468,305
Net cash provided by financing activities	2,059,445	8,534,488	2,468,305

Net increase (decrease) in cash and cash equivalents	-	-	-

Cash and cash equivalents at beginning of period	-	-	-

Cash and cash equivalents at end of period	$-	$-	$-

Non-cash investing activities:
Increase in asset retirement obligations	$-	$507,748	$825,668

See accompanying notes to carve out financial statements.

South Cole Creek and South Glenrock Operations

Notes to Carve Out Financial Statements
December 21, 2006

Note 1 - Basis of Presentation

The accompanying Historical Financial Statements (the “Historical Statements”) and related notes there to are presented on an accrual basis, and represent the financial position, results of operations, cash flows, and changes in owner’s net investment attributable to Nielson & Associates, Inc.’s (“Nielson” or the “Company”) interests in certain producing oil properties located in Converse County, Wyoming (the “Acquisition Properties”). Nielson acquired the Acquisition Properties from Continental Industries, LC on September 1, 2004 and subsequently sold the Acquisition Properties to Rancher Energy Corp. on December 22, 2006. The Historical Statements were prepared from the historical accounting records of Nielson and reflect the financial position, results of operations and cash flows for the period of time the Acquisition Properties were owned by Nielson. Accordingly, the Historical Statements do not give effect to the sale of the properties to Rancher Energy Corp.

The Acquisition Properties were not operated as a separate business unit within Nielson. Accordingly, the Historical Statements have been prepared on a “carve out” basis and Owner’s Net Investment is presented in place of stockholders’ equity. The Historical Statements have been prepared in accordance with Regulation S-X, Article 3 “General instructions to financial statements” and Staff Accounting Bulletin (“SAB”) Topic 1-B1 “Costs reflected in historical financial statements.” The accompanying Historical Statements include an allocation of certain corporate services, including accounting, finance, legal, information systems and human resources. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses so that the accompanying Historical Statements reflect substantially all the costs of doing business. The allocations and related estimates and assumptions are described more fully in Note 2, Summary of Significant Accounting Policies.

The operating results and cash flows included in the Historical Statements are not necessarily indicative of future results due to the change in business and in operating expenses.

Note 2 - Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Acquisition Properties did not have separate bank accounts and accordingly, all cash receipts and disbursements are recorded through the Owner’s Net Investment account in the accompanying Historical Statements. Cash received or paid by Nielson related to the Acquisition Properties is reflected as owner’s contributions, net in the accompanying Statement of Changes in Owner’s Net Investment.

South Cole Creek and South Glenrock Operations

Notes to Carve Out Financial Statements
December 21, 2006

Note 2 - Summary of Significant Accounting Policies (continued)

Use of Estimates

Preparing Historical Statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The more significant areas that required the use of management’s estimates and judgments relate to preparation of estimates of oil & gas reserves, the use of these oil & gas reserves in calculating depreciation, depletion and amortization, the use of estimates of future net revenues in computing impairments and estimates of abandonment obligations used in such calculations and in recording asset retirement obligations. Accordingly, actual results could differ from those estimates.

Revenue Recognition and Receivables

The Company recognizes revenues from oil sales based upon actual volumes sold to purchasers. Receivables represent accrued oil sales and amounts due from other working interest owners. No allowance for doubtful accounts was, in the opinion of management, necessary at December 21, 2006 and December 31, 2005.

Oil Properties

The Acquisition Properties are accounted for using the successful efforts method of accounting for oil properties under Statement of Accounting Standards (“SFAS”) No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies” (“SFAS 19”). Under this method, costs of productive exploratory wells, development wells and undeveloped leases are capitalized. Oil & gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, geological and geophysical expenses and delay rentals for oil & gas leases, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether the well is economically productive or nonproductive.

If an exploratory well does not find reserves or does not find reserves in a sufficient quantity as to make them economically producible, the previously capitalized costs are expensed in the accompanying Historical Statements of Operations in the period in which the determination was made. If a determination cannot be made within one year of the exploratory well being drilled and no other drilling or exploration activities to evaluate the discovery are firmly planned, all previously capitalized costs associated with the exploratory well are expensed. Expenditures for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the expenditures are charged to expense.

Significant tangible equipment added or replaced is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reserves are capitalized. Capitalized costs are amortized on a unit-of-production basis based on the proved reserves attributable to the properties.

South Cole Creek and South Glenrock Operations

Notes to Carve Out Financial Statements
December 21, 2006

Note 2 - Summary of Significant Accounting Policies (continued)

Oil Properties (continued)

The costs of retired, sold, or abandoned properties that constitute part of an amortization base are charged or credited, net of proceeds received, to the accumulated depletion, depreciation, and amortization (“DD&A”) reserve. Gains or losses from the disposal of other properties are recognized currently.

Independent reserve engineers estimate reserves once a year as of December 31. These reserve estimates have been used to calculate DD&A expense for each of the periods presented in the accompanying carve out financial statements.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, an impairment of capitalized costs of long-lived assets to be held and used, including proved oil and natural gas properties, must be assessed whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, then it is recognized to the extent that the carrying value exceeds fair value. Expected future net cash flows are based on existing proved reserves and production information and pricing assumptions that management believes are reasonable. There have been no impairments of oil & gas properties recorded in the Historical Statements.

Asset Retirement Obligations

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 143 (SFAS 143), Accounting for Asset Retirement Obligations. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. For oil and natural gas properties, this is the period in which an oil or natural gas property is acquired or a new well is drilled. An amount equal to and offsetting the liability is capitalized as part of the carrying amount of oil and natural gas properties at its discounted fair value. The liability is then accreted up by recording accretion expense each period until the liability is settled or the well is sold. Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates.

Income Taxes

The operations of Acquisition Properties are currently included in the federal income tax return of Nielson, which is a limited partnership that is not subject to federal income taxes. Therefore, no income taxes have been provided for in the Historical Statements.

South Cole Creek and South Glenrock Operations

Notes to Carve Out Financial Statements
December 21, 2006

Note 2 - Summary of Significant Accounting Policies (continued)

Allocation of Costs

A related-party entity provides general and administrative (G&A) services to Nielson and charges the associated cost of salaries and benefits, depreciation, rent, accounting and legal services and other G&A expenses to Nielson under agreed-upon terms. The accompanying financial statements include an allocation of G&A expenses incurred by Nielson in the management of the Acquisition Properties.

The allocation of G&A expense is based on a combination of factors including production, revenue, operating expenses and capital expenditures attributable to the Acquisition Properties as compared to those factors for all properties owned by Nielson during the respective periods. In management’s opinion, the allocation methodologies used are reasonable and result in an allocation of the cost of doing business borne by Nielson on behalf of the Acquisition Properties; however, these allocations may not be indicative of the cost of future operations.

Earnings Per Share

During the periods presented, the Acquisition Properties were wholly owned by Nielson. Accordingly, earnings per share amounts have not been presented.

Note 3 - Asset Retirement Obligations

The Company’s asset retirement obligations consist of costs related to the plugging of wells, the removal of facilities and equipment, and site restoration of oil & gas properties. The following table summarizes the activity in the Company’s asset retirement obligation (ARO) liability:

	From January 1, 2006 to December 21, 2006	Year Ended December 31, 2005	From September 1, 2004 to December 31, 2004

ARO liability- beginning of period	$1,343,804	$838,658	$-
ARO liabilities assumed in acquisitions	-	484,922	825,668
ARO liabilities incurred in the current period	-	22,826	-
ARO liabilities settled in the current period	(482,369)	(110,314)	-
Accretion expense	107,504	107,712	12,990

ARO liability - end of period	$968,939	$1,343,804	$838,658

South Cole Creek and South Glenrock Operations

Notes to Carve Out Financial Statements
December 21, 2006

Note 4 - Concentrations

Major purchasers, and the approximate percentage of revenue for each, during the respective periods are as follows:

	From January 1, 2006 to December 21, 2006	Year Ended December 31, 2005	From September 1, 2004 to December 31, 2004

Customer A	-	11%	46%
Customer B	58%	62%	54%
Customer C	42%	27%	-

At December 21, 2006 and December 31, 2005 these major customers accounted for 100 percent of revenue accounts receivable.

Note 5 - Supplemental Disclosures Regarding Oil Properties Reserves (Unaudited)

Supplemental oil reserve information related to the operations of the Acquisition Properties is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities” (SFAS No. 69). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.

Costs Incurred - The following table sets forth the capitalized costs incurred in the Company’s oil production, exploration, and development activities:

	From January 1, 2006 to December 21, 2006	Year Ended December 31, 2005	From September 1, 2004 to December 31, 2004

Acquisition of proved properties	$-	$2,807,433	$3,306,967
Acquisition of unproved properties	-	156,611	17,210
Exploration costs	-	-	-
Development costs	2,491,738	7,028,164	-
Total costs incurred for acquisition, exploration and development activities	$2,491,738	$9,992,208	$3,324,177

South Cole Creek and South Glenrock Operations

Notes to Carve Out Financial Statements
December 21, 2006

Note 5 - Supplemental Disclosures Regarding Oil Properties Reserves (Unaudited) (continued)

Estimated Proved Reserves - Proved oil reserves are the estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs at the date the estimate is made.

Proved developed oil reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operations of an installed program has confirmed through production response that the increased recovery will be achieved.

Following is a summary of the proved developed and total proved oil reserves, in barrels of oil, attributed to the operations of the Acquisition Properties. In management’s opinion, the reserves estimates at December 31, 2006 were approximately the same as those at December 21, 2006, the date the Acquisition Properties were sold.

Proved developed and undeveloped reserves:

	Year Ended December 31, 2006	Year Ended December 31, 2005	From September 1, 2004 to December 31, 2004
Proved reserves:
Beginning of period	1,588,713	837,846	-
Purchases of minerals in place	-	633,384	854,080
Revisions of estimates	(487,469)	94,280	-
Extensions and discoveries	-	90,524	-
Production	(73,076)	(67,321)	(16,234)

End of period	1,028,168	1,588,713	837,846

Proved Developed Reserves	827,487	1,372,989	837,846

Standardized Measure of Discounted Future Net Cash Flows

Future oil sales and production and development costs have been estimated using prices and costs in effect at the end of the periods indicated. The weighted average period-end prices used for the Acquisition Properties at December 31, 2006, 2005 and 2004 were $47.94, $56.71 and $41.49 per barrel of oil, respectively. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. No deductions were made for general overhead, depreciation, depletion and amortization, or any indirect costs. All cash flows amounts are discounted at 10 percent.

South Cole Creek and South Glenrock Operations

Notes to Carve Out Financial Statements
December 21, 2006

Note 5 - Supplemental Disclosures Regarding Oil Properties Reserves (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows (continued)

Changes in the demand for oil, inflation, and other factors made such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of current market value of the proved reserves attributable to the Acquisition Properties.

The estimated standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2006, 2005 and 2004 is shown below:

	December 31, 2006	December 31, 2005	December 31, 2004

Future cash inflows	$47,317,344	$86,488,888	$33,157,864
Future production costs	(29,851,344)	(46,837,348)	(19,815,423)
Future development costs	(2,004,287)	(2,304,287)	-
Future net cash flows	15,461,713	37,347,253	13,342,441
10 percent annual discount	(7,666,089)	(20,374,454)	(6,595,775)
Standardized measure of discounted future net cash flows relating to proved reserves	$7,795,624	$16,972,799	$6,746,666

South Cole Creek and South Glenrock Operations

Notes to Carve Out Financial Statements
December 21, 2006

Note 5 - Supplemental Disclosures Regarding Oil Properties Reserves (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows (continued)

The following reconciles the change in the standardized measure of discounted future net cash flows during the periods ended December 31, 2006 and December 31, 2005 and 2004:

	From January 1, 2006 to December 31, 2006	Year Ended December 31, 2005	From September 1, 2004 to December 31, 2004

Beginning of period	$16,972,799	$6,746,666	$-
Purchases of reserves in place	-	6,264,995	7,016,351
Revisions of previous estimates	(3,763,013)	1,176,659	-
Extensions and discoveries	-	1,958,102	-
Changes in future development costs, net	300,000	(671,511)	-
Net change in prices	(5,731,580)	3,757,911	-
Sales of oil, net of production costs	(1,050,072)	(1,747,076)	(280,374)
Changes in timing and other	(629,790)	(1,187,614)	10,689
Accretion of discount	1,697,280	674,667	-

End of period	$7,795,624	$16,972,799	$6,746,666

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors
Rancher Energy Corp.
Denver, Colorado

We have audited the accompanying historical summary of revenue and direct operating expenses of properties acquired in December 2006 by Rancher Energy Corp., for the period from January 1, 2004 through August 31, 2004. The historical summary is the responsibility of the Company’s management. Our responsibility is to express an opinion on the historical summary based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical summaries presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 10-K of Rancher Energy Corp. as described in Note 1) and is not intended to be a complete presentation of the properties’ revenues and expenses.

In our opinion, the historical summary referred to above presents fairly, in all material respects, the revenue and direct operating expenses of the properties acquired in December 2006 by Rancher Energy Corp. for the period from January 1, 2004 through August 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
June 28, 2007

South Cole Creek and South Glenrock Operations

Statement of Revenues and Direct Operating Expenses

For the Period January 1 through August 31, 2004

Revenue:
Oil sales	$1,275,214

Direct operating expenses:
Lease operating expense	583,942
Production taxes	138,087
Total direct operating expenses	722,029

Revenues in excess of direct operating expenses	$553,185

See Accompanying Notes to Statement of Revenues and Direct Operating Expenses.

South Cole Creek and South Glenrock Operations

Notes to Statement of Revenues and Direct Operating Expenses

Note 1 - Basis of Presentation

The accompanying financial statement presents the revenues and direct operating expenses of the oil properties (the Acquisition Properties) acquired by Nielson & Associates, Inc. (the Company) from Continental Industries, LC (Continental) for the period January 1, 2004 to August 31, 2004. The Acquisition Properties were purchased by the Company in September 2004 and were subsequently sold to Rancher Energy Corp. (Rancher) on December 22, 2006.

The accompanying statement of revenues and direct operating expenses of the Acquisition Properties do not include indirect general and administrative expenses, interest expense, depreciation, depletion and amortization, or any provision for income taxes. Management of Rancher believes historical expenses of this nature incurred by Continental are not indicative of the costs to be incurred by Rancher.

The Company recognizes revenues from oil sales based upon actual volumes sold to purchasers. The direct operating expenses are recognized on the accrual basis and consist of the direct costs of operating the Acquisition Properties including severance and ad valorem (property) taxes, lifting costs, well repair and well workover costs. Direct costs do not include general corporate overhead.

Complete financial statements, including a balance sheet, are not presented as the Acquisition Properties were not operated as a separate business unit within Continental. Accordingly, it is not practicable to identify all assets and liabilities, or the indirect operating costs applicable to the Acquisition Properties. As such, the historical statement of revenues and direct operating expenses have been presented in lieu of financial statements prescribed by Rule 3-01-04 of Securities and Exchange Commission Regulation S-X.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expense during the reported period. Accordingly, actual results could differ from those estimates.

Note 2 - Supplemental Disclosures Regarding Oil Properties Reserves (Unaudited)

Estimated Proved Reserves - Proved oil reserves are the estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs at the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangement, but not on escalations based on future conditions.

Proved developed oil reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operations of an installed program has confirmed through production response that the increased recovery will be achieved.

Following is a summary of the proved developed and total proved oil reserves, in barrels of oil, attributed to the Acquisition Properties:

Proved developed and undeveloped reserves:

August 31, 2004
Beginning of period	836,759
Purchases of minerals in place	-
Revisions of estimates	135,800
Extensions and discoveries	-
Production	(35,882)
End of period	936,677

Proved Developed	936,677
Total Proved	936,677

Standardized Measure of Discounted Future Net Cash Flows

Future oil sales and production and development costs have been estimated using prices and costs in effect at the end of the period indicated. The weight average period-end price used for the Acquisition Properties at August 31, 2004 was $39.83 per barrel of oil. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. No deductions were made for general overhead, depreciation, depletion and amortization, or any indirect costs. All cash flow amounts are discounted at 10 percent.

Changes in the demand for oil, inflation, and other factors made such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of current market value of the proved reserves attributable to the Acquisition Properties.

The estimated standardized measure of discounted future net cash flows relating to proved reserves at August 31, 2004 is shown below:

August 31, 2004
Future cash inflows	$37,307,874
Future production costs	(14,681,028)
Future development costs	-
Future net cash flows	22,626,846
10 % annual discount	(12,460,123)
Standardized measure of discounted future net cash flows	$10,166,723

The following reconciles the change in the standardized measure of discounted future net cash flows during the period ended August 31, 2004:

For the Period Ended August 31, 2004
Beginning of period	$8,987,287
Purchases of reserves in place	-
Revisions of previous estimates	1,441,810
Extensions and discoveries	-
Changes in future development costs, net	-
Net change in prices	(221,934)
Sales of oil, net of production costs	(553,185)
Changes in timing and other	(385,984)
Accretion of discount	898,729
End of period	$10,166,723

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Board of Directors
Rancher Energy Corp.
Denver, Colorado

We have audited the accompanying historical summaries of revenue and direct operating expenses of properties acquired in January 2007 by Rancher Energy Corp., for the year ended December 31, 2005 and the nine months period ended September 30, 2006. The historical summaries are the responsibility of the Company’s management. Our responsibility is to express an opinion on the historical summaries based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the historical summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical summaries presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K/A of Rancher Energy Corp. as described in Note 1) and are not intended to be a complete presentation of the properties’ revenues and expenses.

In our opinion, the historical summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the properties acquired in January 2007 by Rancher Energy Corp., in conformity with accounting standards generally accepted in the United States of America.

As discussed in Note 2 to the accompanying financial statements, the Company has restated its historical summaries of revenues and direct operating expenses of properties acquired in January 2007, for the year ended December 31, 2005, and the nine months ended September 30, 2006.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
June 28, 2007

RANCHER ENERGY CORP.

Historical Summaries of Revenues and Direct Operating Expenses
of Properties Acquired in January 2007

	For the Nine Months Ended September 30, 2006	For the Year Ended December 31, 2005

OIL AND GAS SALES	$440,383	$120,990

DIRECT OPERATING EXPENSES:
LEASE OPERATING EXPENSES	204,454	152,141
PRODUCTION TAXES	47,033	22,356
TOTAL DIRECT OPERATING EXPENSES	251,487	174,497

EXCESS OF REVENUES OVER EXPENSES (EXPENSES OVER REVENUES)	$188,896	$(53,507)

See Notes to Historical Summaries

RANCHER ENERGY CORP.

Notes to Historical Summaries of Revenues and Direct Operating
Expenses of Properties Acquired in January 2007

1.	Basis of Preparation :

The historical summaries presented herein were prepared for the purpose of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K/A as promulgated by Regulation S-X, Rule 3-05 of the Securities Exchange Act of 1934. The accompanying historical summaries of revenues and direct operating expenses relate to the operations of the oil & gas properties acquired by Rancher Energy Corp. (“Rancher”) in January 2007. The properties were acquired at a purchase price of $25,000,000 from Wyoming Mineral Exploration, LLC.

Revenues are recorded when oil or natural gas and related liquids are sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, well workover costs, ad valorem taxes and production taxes. Depreciation and amortization of oil & gas properties, general and administrative expenses and income taxes have been excluded from operating expenses in the accompanying historical summaries because the amounts would not be comparable to those resulting from proposed future operations.

2.	Restatement

We have determined that oil & gas sales and production taxes for the nine months ended September 30, 2006, and for the year ended December 31, 2005, were reflected gross, rather than net to the Company’s share. Amounts reflected in lease operating expenses were fairly stated.

Consequently, we have restated the Historical Summaries of Revenues and Direct Operating Expenses. Amounts reflected in the accompanying Notes to the Historical Summaries did not require restatement. The following table presents the Historical Summaries as previously reported and as restated.

	For the Nine Months Ended September 30, 2006			For the Year Ended December 31, 2005
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated

Oil & gas sales	537,879	(97,496)	440,383	143,314	(22,324)	120,990

Lease operating expenses	204,454	-	204,454	152,141	-	152,141
Production taxes	55,275	(8,242)	47,033	24,193	(1,837)	22,356
	259,729	(8,242)	251,487	176,334	(1,837)	174,497
Excess of revenues over expenses (expenses over revenues)	278,150	(89,254)	188,896	(33,020)	(20,487)	(53,507)

3.	Supplemental Information Regarding Proved Oil Reserves (Unaudited)

Supplemental oil reserve information related to the Big Muddy operations is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (“FAS 69”). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures.

Estimated Proved Reserves

Proved oil reserves are the estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangement, but not on escalations based on future condition.

Proved developed oil reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Following is a summary of the proved and proved developed oil reserves attributed to Big Muddy operations:

In barrels of oil	Proved	Proved Developed

January 1, 2005	97,121	97,121
December 31, 2005	92,235	92,235
September 30, 2006	84,431	84,431

Standardized Measure of Discounted Future Net Cash Flows

Future oil sales and production and development costs have been estimated using prices and costs in effect at the end of the periods indicated. The weighted average period-end prices used for the Big Muddy field were $55.50 per barrel of oil for both September 30, 2006 and December 31, 2005. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. No deductions were made for general overhead, depletion, depreciation, and amortization, or any indirect costs. All cash flow amounts are discounted at 10%.

Changes in the demand for oil, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of current market value of the proved reserves attributable to the Big Muddy operations.

The estimated standardized measure of discounted future net cash flows relating to proved reserves at September 30, 2006 and December 31, 2005 is shown below:

	September 30, 2006	December 31, 2005

Future cash inflows	$4,498,501	$5,036,380
Future production costs	(2,520,123)	(2,779,852)
Future development costs	-	-

Future net cash flows	1,978,378	2,256,528
10% annual discount	(497,333)	(584,433)

Standardized measure of discounted future net cash flows relating to proved reserves	$1,481,045	$1,672,095

REPORT OF RYDER SCOTT COMPANY, L.P.,
INDEPENDENT PETROLEUM ENGINEERS

621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293	TEL (303) 623-9147	FAX (303) 623-4258

May 10, 2007

Rancher Energy Corporation
999 18th Street, Suite 1740
Denver, Colorado 80202

Gentlemen:

At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain leasehold interests of Rancher Energy Corporation as of March 31, 2007. The subject properties are located in the state of Wyoming. The income data were estimated using the Securities and Exchange Commission (SEC) requirements for future price and cost parameters.

The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. Hydrocarbon prices in effect at March 31, 2007 were used in the preparation of this report as required by SEC rules; however, actual future prices may vary significantly from March 31, 2007 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

SEC PARAMETERS
Estimated Net Reserves and Income Data
Certain Leasehold and Royalty Interests of
Rancher Energy Corporation
As of March 31, 2007

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil/Condensate - Barrels	1,023,206	39,000	216,958	1,279,164

Income Data
Future Gross Revenue	$51,395,327	$1,958,954	$10,897,742	$64,252,024
Deductions	28,756,205	1,543,036	5,745,411	36,044,652
Future Net Income (FNI)	$22,639,122	$415,918	$5,152,332	$28,207,372

Discounted FNI @ 10%	$11,589,561	$233,537	$1,295,850	$13,118,948

Due to rounding anomalies, the total value for some of the data items may not be exactly the same as the sum of the components represented in the total.

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

Rancher Energy Corporation
May 10, 2007

The future gross revenue is after the deduction of production taxes. The deductions comprise the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Liquid hydrocarbon reserves account for 100 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form as follows.

Discounted Future Net Income
As of March 31, 2007
Discount Rate	Total
Percent	Proved

5	$18,253,047
8	$14,827,061
12	$11,729,652
15	$10,076,933

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins. The definitions of proved reserves are included under the tab “Petroleum Reserves Definitions” in this report.

Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled, and reserves assigned to the undeveloped portions of secondary or tertiary projects which we have been assured will definitely be developed.

The various reserve status categories are defined under the tab “Petroleum Reserves Definitions” in this report.

Rancher Energy Corporation
May 10, 2007

Estimates of Reserves

In general, the reserves included herein were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

Future Production Rates

Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Rancher Energy Corporation.

The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

Hydrocarbon Prices

Rancher Energy Corporation furnished us with hydrocarbon prices in effect at March 31, 2007 and with its forecasts of future prices which take into account SEC and Financial Accounting Standards Board (FASB) rules, current market prices, contract prices, and fixed and determinable price escalations where applicable.

In accordance with FASB Statement No. 69, March 31, 2007 market prices were determined using the daily oil price or daily gas sales price (“spot price”) adjusted for oilfield or gas gathering hub and wellhead price differences (e.g. grade, transportation, gravity, sulfur and BS&W) as appropriate. Also in accordance with SEC and FASB specifications, changes in market prices subsequent to March 31, 2007 were not considered in this report.

For hydrocarbon products sold under contract, the contract price including fixed and determinable escalations, exclusive of inflation adjustments, was used until expiration of the contract. Upon contract expiration, the price was adjusted to the current market price for the area and held at this adjusted price to depletion of the reserves.

The effects of derivative instruments designated as price hedges of oil & gas quantities are generally not reflected in our individual property evaluations.

Rancher Energy Corporation
May 10, 2007

Costs

Operating costs for the leases and wells in this report are based on the operating expense reports of Rancher Energy Corporation and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. No deduction was made for loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

Development costs were furnished to us by Rancher Energy Corporation and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. At the request of Rancher Energy Corporation, their estimate of zero abandonment costs after salvage value for onshore properties was used in this report. Ryder Scott has not performed a detailed study of the abandonment costs or the salvage value and makes no warranty for Rancher Energy Corporation’s estimate.

Current costs were held constant throughout the life of the properties.

General

Table A presents a one line summary of proved reserve and income data for each of the subject properties which are ranked according to their future net income discounted at 10 percent per year. Table B presents a one line summary of gross and net reserves and income data for each of the subject properties. Table C presents a one line summary of initial basic data for each of the subject properties. Tables 1 through 26 present our estimated projection of production and income by years beginning March 31, 2007, by state, field, and lease or well.

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

The estimates of reserves presented herein were based upon a detailed study of the properties in which Rancher Energy Corporation owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Rancher Energy Corporation has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Rancher Energy Corporation were accepted without independent verification. The estimates presented in this report are based on data available through March 31, 2007.

Rancher Energy Corporation has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans.

Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

Rancher Energy Corporation
May 10, 2007

This report was prepared for the exclusive use and sole benefit of Rancher Energy Corporation and may not be put to other use without our prior written consent for such use. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.

/s/ James L Baird
James L Baird, P.E.
Petroleum Engineer

Approved:

/s/ Larry T. Nelms
Larry T. Nelms, P.E.
Managing Senior Vice President

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling stockholders will not pay any of the following expenses.

Type of Expense	Amount*
Registration Fees	$	_______
Transfer Agent Fees	$	_______
Costs of Printing and Engraving	$	_______
Legal Fees	$	_______
Accounting Fees	$	_______
Total	$	_______

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Since our inception in February 4, 2004, we issued and sold the securities described below to certain individual and institutional investors, including certain of our directors, officers and key employees, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and Regulation S. Each purchaser represented that he, she or it was purchasing the shares for investment and each such person had sufficient knowledge and experience to evaluate the merits and risks of such investment. Unless otherwise indicated below, the references to shares of common stock reflect the forward stock split of our common stock that occurred January 2006.

On February 4, 2004, we issued 5,000,000 pre-split shares (or 70,000,000 post-split shares) of our common stock to Andrei Stytsenko, our then President and then member of our Board of Directors, for $375,000 in cash advances and services provided by Mr. Stytsenko. Andrei Stytsenko, an accredited investor, was in possession of all material information relating to the company. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On March 8, 2006, in anticipation of certain management changes and reorganization of our business focus and activities, Andrei Stytsenko donated 69,500,000 shares of his common stock to us for no consideration. He retained 500,000 shares of our common stock. The foregoing donation by Mr. Stytsenko was conducted as part of the restructuring of our capital structure and was in anticipation of a change in our business direction and focus.

On May 15, 2006, in conjunction with his employment, we granted John Works, our President, Chief Executive Officer, and a member of our Board of Directors, an option to purchase 4,000,000 shares of our common stock at a price of $0.00001 per share. These options vest over time through May 31, 2009. In the event Mr. Works’ employment agreement is terminated, Mr. Works will be entitled to purchase all shares that have vested, and all unvested shares will be forfeited. On May 15, 2006, Mr. Works exercised a portion of his option to purchase 1,000,000 shares of common stock at an exercise price of $0.00001 per share, for an aggregate purchase price of $10.00. On April 19, 2007, Mr. Works exercised a portion of his option to purchase 750,000 shares of common stock at an exercise price of $0.00001 per share, for an aggregate purchase price of $7.50. On each of May 31, 2007 and August 31, 2007, Mr. Works exercised a portion of his option to purchase 250,000 shares of common stock at an exercise price of $0.00001 per share. The purchase price for the May and August 2007 exercises were $2.50 per exercise. Mr. Works is an accredited investor. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On June 6, 2006, we entered into a loan agreement with an institutional lender to borrow a principal amount of $150,000. The loan agreement provided that the lender had the option to convert all or a portion of the loan amount into shares of our common stock either (i) at a price per share equal to the closing price of our shares on NASDAQ on the day preceding notice from the lender of its intent to convert all or a portion of the loan into shares of our common stock, or (ii) in the event we offer shares or units to the general public, at the price such shares or units are being offered to the general public. On June 29, 2006 we paid the loan in full. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On June 9, 2006, we entered into a loan agreement with an institutional lender to borrow a principal amount of $500,000. The loan agreement provided that the lender had the option to convert all or a portion of the loan amount into units, each unit consisting of one share of our common stock and a warrant to purchase share one share of our common stock, either (i) at a price per share equal to the closing price of our shares on NASDAQ on the day preceding notice from the lender of its intent to convert all or a portion of the loan into shares of our common stock, or (ii) in the event we offer shares or units to the general public, at the price such shares or units are being offered to the general public. The lender subsequently elected to convert the entire loan amount and accrued interest into common stock at a price of $0.50 per unit. Accordingly, on July 19, 2006, we issued 1,006,905 shares of our common stock to the lender. In addition, as part of the conversion, we issued the lender warrants to purchase up to 1,006,905 shares of our common stock for a period of two years at an exercise price of $0.75 per share for the first year and $1.00 per share for the second year. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act.

From June 2006 through October 2006, we sold 18,133,500 Units for $0.50 per Unit, totaling gross proceeds of $9,066,750. Each Unit sold in this offering consisted of one share of our common stock and a warrant to purchase one additional share of our common stock exercisable for a period of two years. For 8,850,000 Units, we paid no underwriting commissions. For 9,283,500 Units, we paid a cash commission of $232,088, equal to 5% of the proceeds from the Units, and a stock-based commission of 464,175 shares of common stock, equal to 5% of the number of Units sold. The sum of the unregistered shares sold and the commission shares aggregated 18,597,675. All of the foregoing Units were sold outside the United States in offshore transactions to non-U.S. persons pursuant to the exemption from registration provided by Regulation S adopted under the Securities Act. Each of these investors was a sophisticated investor who provided customary investment representations and warranties as to suitability and against resales and distributions of the Units. The certificates issued bear a standard restrictive legend generally used in Regulation S transactions.

On October 2, 2006, pursuant to our 2006 Stock Incentive Plan (the 2006 Stock Incentive Plan), we granted options to purchase up to a total of 825,000 shares of common stock to one officer and one employee at an exercise price of $1.75, which was determined to be fair market value based upon our closing market price on October 2, 2006. Options in both of these grants vest over a three year period. On October 16, 2006, under the 2006 Stock Incentive Plan, we granted options to purchase up to a total of 1,500,000 shares of common stock to an officer at an exercise price of $2.10, which was determined to be fair market value based upon our closing market price on October 16, 2006. The options vest annually over a three-year period from the date of grant. The options in the foregoing grants will be exercisable for a term of five years, subject to early termination of the individual’s employment with us. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act.

On December 21, 2006, we entered into a Securities Purchase Agreement, as amended, with institutional and individual accredited investors to effect a $79,500,000 private placement of shares of our common stock and other securities in multiple closings. As part of this private placement, we raised an aggregate of $79,405,418 and issued (i) 45,940,510 shares of common stock, (ii) promissory notes that were convertible into 6,996,342 shares of common stock, and (iii) warrants to purchase 52,936,832 shares of common stock. The warrants issued to investors in the private placement are exercisable during the five year period beginning on the date we amended and restated our Articles of Incorporation to increase our authorized shares of common stock, which was March 30, 2007. The notes issued in the private placement automatically converted into shares of common stock on March 30, 2007. In conjunction with the private placement, we also used services of placement agents and have issued warrants to purchase 3,633,313 shares of common stock to these agents or their designees. The warrants issued to the placement agents or their designees are exercisable during the two year period (warrants to purchase 2,187,580 shares of common stock) or the five year period (warrants to purchase 1,445,733 shares of common stock) beginning on the date we amended and restated our Articles of Incorporation to increase our authorized shares of common stock, which was March 30, 2007. All of the warrants issued in conjunction with the private placement have an exercise price of $1.50 per share. The securities issued in the private placement bear a standard restrictive legend generally used in accredited investor transactions. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act.

In partial consideration for the extension of the closing date of our acquisition of the Cole Creek South Field and the South Glenrock B Field, we issued in December 2006 to the seller of the oil & gas properties a warrant to purchase up to 250,000 shares of our common stock at an exercise price of $1.50 per share. The seller may exercise the warrant at any time beginning June 22, 2007 and ending December 22, 2011. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On January 12, 2007, in conjunction with his entry into an employment agreement and pursuant to our 2006 Stock Incentive Plan, we granted to an officer an option to purchase up to 1,000,000 shares of our common stock at an exercise price of $3.19 per share. The option will vest annually over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of the officer’s employment with us. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On February 16, 2007, in connection with Mark Worthey’s election to our Board of Directors, Mr. Worthey was granted an option to purchase 10,000 shares of our common stock pursuant to our 2006 Stock Incentive Plan. The exercise price is $1.63 per share, the fair market value of our common stock on the date of grant. The options vest 50% on the first anniversary date of the grant and 50% on the second anniversary date of the grant, and have a five-year term. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On April 10, 2007, pursuant to our 2006 Stock Incentive Plan, we granted options to purchase up to a total of 248,000 shares of common stock to 18 employees at an exercise price of $1.18 per share, the fair market value of our stock based on the closing market price on the date of grant, and to one consultant at an exercise price of $1.64 pursuant to an agreement between us and the consultant. The employee stock option grants vest over a three-year period, with 33-1/3% of the original number of shares respectively on the first, second, and third anniversaries of the grant date, and have a five-year term, subject to early termination of the individual’s employment with us. The consultant’s stock option grant vests 50% of the original number of shares on August 31, 2007 and 50% of the original shares on February 28, 2008 and will be exercisable for a five-year term, pursuant to an agreement between us and the consultant entered into on March 1, 2007. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act.

On April 20, 2007, our Board of Directors appointed William A. Anderson, Joseph P. McCoy, Patrick M. Murray, and Myron M. Sheinfeld as members of the Board to serve until the next annual meeting of stockholders or their successors are duly elected and qualified. We had no special arrangements, related party transactions or understandings with the foregoing appointed directors in connection with their appointment to the Board, except for compensation arrangements. On April 20, 2007, each newly appointed director was granted an option to purchase 10,000 shares of our common stock pursuant to our 2006 Stock Incentive Plan. The exercise price of the initial grant was $1.02 per share, the fair market value of our common stock on the date of grant. The option vests 20% (2,000 shares) on each one year anniversary of the date of the initial grant and will be exercisable for a ten-year term. Each newly appointed director will be entitled to receive annual grants of options to purchase 10,000 shares that will be priced at the future grant dates. Each newly appointed director also received a stock grant of 100,000 shares of our common stock that vests 20% (20,000 shares) on the date of grant with vesting 20% per year thereafter. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act.

In May, June, July and August 2007 we issued shares of our common stock to the investors who participated in our December 2006 and January 2007 equity private placement. Under the terms of the registration rights agreement, we are obligated to pay the holders of the registrable securities issued in that private placement liquidated damages if the registration statement filed in conjunction with the private placement has not been declared effective by the SEC within 150 days of the closing of the private placement and every 30 days thereafter until the registration statement is declared effective. The closing occurred on December 21, 2006. The amount due on each applicable date is 1% of the aggregate purchase price or $794,000. Pursuant to the terms of the registration rights agreement, the number of shares issued on each payment date was based on the payment amount of $794,000 divided by 90% of the volume weighted average price of our common stock for the 10 days immediately preceding the payment date. The foregoing transactions were made pursuant to Section 4(2) of the Securities Act. Details on each payment are as follows:

Issue Date	Shares Issued	90% of Volume Weighted Average Price
May 18, 2007	933,458	$0.85
June 19, 2007	946,819	$0.84
July 19, 2007	1,321,799	$0.60
August 17, 2007	1,757,212	$0.45

On May 31, 2007, we granted 100,000 shares of our common stock to Mark Worthey, a director, which vests 20% (20,000 shares) on the date of grant with vesting 20% per year thereafter for serving on our Board of Directors. The foregoing transaction was made to align his stock ownership interests with our other directors and pursuant to Section 4(2) of the Securities Act.

Pursuant to the terms of a consulting agreement that we previously entered into with an executive search consulting firm, on June 27, 2007 we granted 107,143 shares of our common stock in the aggregate, pursuant to our 2006 Stock Incentive Plan, to the principals of the consulting firm as partial consideration for the services provided to us by the consulting firm. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

On July 23, 2007, pursuant to our compensation arrangement with our non-employee directors, we issued 101,713 shares of our common stock in the aggregate under our 2006 Stock Incentive Plan to our non-employee directors for their service on our Board of Directors and for attending board and committee meetings, as the case may be. More specifically, we issued to the following directors the shares specified: (i) William A. Anderson, 22,603 shares; (ii) Joseph P. McCoy, 25,685 shares; (iii) Patrick M. Murray, 15,411 shares; (iv) Myron M. Sheinfeld, 15411 shares; and (v) Mark Worthey, 22,603 shares. The foregoing issuances were made pursuant to Section 4(2) of the Securities Act.

On August 27, 2007, pursuant to the terms of the employment agreement we previously entered into with Mr. Richard E. Kurtenbach, we granted to Mr. Kurtenbach an option pursuant to the Company’s 2006 Stock Incentive Plan to purchase up to 450,000 shares of the Company’s common stock, par value $.00001 per share, at a per-share exercise price equal to the fair market value of the Company’s common stock on August 27, 2007, which was Mr. Kurtenbach’s first day of employment. The option will vest ratably over a three-year period from the date of grant, and will be exercisable for a term of five years, subject to early termination of Mr. Kurtenbach’s employment with the Company. Our Board of Directors approved the option and the exercise price terms. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

Item 16. Exhibits.

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation (17)

3.4	Amended and Restated Bylaws (2)

4.1	Form of Stock Certificate for Fully Paid, Non-Assessable Common Stock of the Company (1)

4.2	Form of Unit Purchase Agreement (2)

4.3	Form of Warrant Certificate (2)

4.4	Form of Registration Rights Agreement, dated December 21, 2006 (3)

4.5	Form of Warrant to Purchase Common Stock (3)

Exhibit	Description

5	Opinion of Patton Boggs LLP concerning the legality of the securities being registered (23)

10.1	Burke Ranch Unit Purchase and Participation Agreement between Hot Springs Resources Ltd. and PIN Petroleum Partners Ltd., dated February 6, 2006 (4)

10.2	Employment Agreement between John Works and Rancher Energy Corp., dated June 1, 2006 (5)

10.3	Assignment Agreement between PIN Petroleum Partners Ltd. and Rancher Energy Corp., dated June 6, 2006 (5)

10.4	Loan Agreement between Enerex Capital, Corp. and Rancher Energy Corp., dated June 6, 2006 (5)

10.5	Letter Agreement between NITEC LLC and Rancher Energy Corp., dated June 7, 2006 (5)

10.6	Loan Agreement between Venture Capital First LLC and Rancher Energy Corp., dated June 9, 2006 (6)

10.7	Exploration and Development Agreement between Big Snowy Resources, LP and Rancher Energy Corp., dated June 15, 2006 (5)

10.8	Assignment Agreement between PIN Petroleum Partners Ltd. and Rancher Energy Corp., dated June 21, 2006 (5)

10.9	Purchase and Sale Agreement between Wyoming Mineral Exploration, LLC and Rancher Energy Corp., dated August 10, 2006 (4)

10.10	South Glenrock and South Cole Creek Purchase and Sale Agreement by and between Nielson & Associates, Inc. and Rancher Energy Corp., dated October 1, 2006 (7)

10.11	Rancher Energy Corp. 2006 Stock Incentive Plan (7)

10.12	Rancher Energy Corp. 2006 Stock Incentive Plan Form of Option Agreement (7)

10.13	Employment Agreement by and between John Dobitz and Rancher Energy Corp., dated October 2, 2006 (7)

10.14	Denver Place Office Lease between Rancher Energy Corp. and Denver Place Associates Limited Partnership, dated October 30, 2006 (8)

10.15	Employment Agreement between Andrew Casazza and Rancher Energy Corp., dated October 23, 2006 (9)

10.16	Finder’s Fee Agreement between Falcon Capital and Rancher Energy Corp. (10)

10.17	Amendment to Purchase and Sale Agreement between Wyoming Mineral Exploration, LLC and Rancher Energy Corp. (11)

10.18	Letter Agreement between Certain Unit Holders and Rancher Energy Corp., dated December 8, 2006 (2)

10.19	Letter Agreement between Certain Option Holders and Rancher Energy Corp., dated December 13, 2006 (2)

10.20	Product Sale and Purchase Contract by and between Rancher Energy Corp. and the Anadarko Petroleum Corporation, dated December 15, 2006 (12)

10.21	Amendment to Purchase and Sale Agreement between Nielson & Associates, Inc. and Rancher Energy Corp. (13)

10.22	Securities Purchase Agreement by and among Rancher Energy Corp. and the Buyers identified therein, dated December 21, 2006 (3)

10.23	Lock-Up Agreement between Rancher Energy Corp. and Stockholders identified therein, dated December 21, 2006 (3)

10.24	Voting Agreement between Rancher Energy Corp. and Stockholders identified therein, dated as of December 13, 2006 (3)

10.25	Form of Convertible Note (14)

10.26	Employment Agreement between Daniel Foley and Rancher Energy Corp., dated January 12, 2007 (15)

10.27	First Amendment to Securities Purchase Agreement by and among Rancher Energy Corp. and the Buyers identified therein, dated as of January 18, 2007 (16)

Exhibit	Description
10.28	Rancher Energy Corp. 2006 Stock Incentive Plan Form of Restricted Stock Agreement (20)

10.29	First Amendment to Employment Agreement by and between John Works and Rancher Energy Corp., dated March 14, 2007 (20)

10.30	Employment Agreement between Richard Kurtenbach and Rancher Energy Corp., dated August 3, 2007(22)

14.1	Code of Business Conduct and Ethics (18)

16.1	Letter from Williams & Webster, P.S. regarding change in certifying accountant (19)

21.1	List of Subsidiaries (21)

23.1	Consent of Williams & Webster, P.S. (23)

23.2	Consent of Hein & Associates LLP (23)

23.3	Consent of KPMG LLP (23)

23.4	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers (23)

23.5	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5)

24.1	Powers of Attorney (included on signature page to this registration statement)

(1)	Incorporated by reference from our Form SB-2 Registration Statement filed on June 9, 2004 (File No. 333-116307).

(2)	Incorporated by reference from our Current Report on Form 8-K filed on December 18, 2006 (File No. 000-51425).

(3)	Incorporated by reference from our Current Report on Form 8-K filed on December 27, 2006 (File No. 000-51425).

(4)	Incorporated by reference from our Quarterly Report on Form 10-Q/A filed on August 28, 2006 (File No. 000-51425).

(5)	Incorporated by reference from our Annual Report on Form 10-K filed on June 30, 2006 (File No. 000-51425).

(6)	Incorporated by reference from our Current Report on Form 8-K filed on June 21, 2006 (File No. 000-51425).

(7)	Incorporated by reference from our Current Report on Form 8-K filed on October 6, 2006 (File No. 000-51425).

(8)	Incorporated by reference from our Current Report on Form 8-K filed on November 9, 2006 (File No. 000-51425).

(9)	Incorporated by reference from our Current Report on Form 8-K filed on November 14,2006 (File No. 000-51425).

(10)	Incorporated by reference from our Current Report on Form 8-K/A filed on November 14, 2006 (File No. 000-51425).

(11)	Incorporated by reference from our Current Report on Form 8-K filed on December 4, 2006 (File No. 000-51425).

(12)	Incorporated by reference from our Current Report on Form 8-K filed on December 22, 2006 (File No. 000-51425).

(13)	Incorporated by reference from our Current Report on Form 8-K filed on December 27, 2006 (File No. 000-51425).

(14)	Incorporated by reference from our Current Report on Form 8-K filed on January 8, 2007 (File No. 000-51425).

(15)	Incorporated by reference from our Current Report on Form 8-K filed on January 16, 2007 (File No. 000-51425).

(16)	Incorporated by reference from our Current Report on Form 8-K filed on January 25, 2007 (File No. 000-51425).

(17)	Incorporated by reference from our Current Report on Form 8-K filed on April 3, 2007 (File No. 000-51425).

(18)	Incorporated by reference from our Current Report on Form 8-K filed on June 6, 2007 (File No. 000-51425).

(19)	Incorporated by reference from our Current Report on Form 8-K/A filed on August 9, 2006 (File No. 000-51425).

(20)	Incorporated by reference from our Current Report on Form 8-K filed on March 20, 2007 (File No. 000-51425).

(21)	Incorporated by reference from our Annual Report on Form 10-K filed on June 29, 2007 (File No. 000-51425).

(22)	Incorporated by reference from our Current Report on Form 8-K filed on August 7, 2007 (File No. 000-51425).

(23)	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the “Plan of Distribution” not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7th day of September, 2007.

RANCHER ENERGY CORP., a Nevada corporation

By:	/s/ John Works
John Works, President

Pursuant to the requirements of the Securities Act of 1933 and the Power of Attorney filed on July 19, 2007, this registration statement has been signed on the above date by John Works as attorney-in-fact for the following officers and directors, and is signed on the above date, by Richard E. Kurtenbach as Chief Accounting Officer and Principal Accounting Officer.

Name	Title
/s/ John Works John Works	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Director, Secretary, and Treasurer
* William A. Anderson	Director
* Joseph P. McCoy	Director
* Patrick M. Murray	Director
* Myron (Mickey) M. Sheinfeld	Director
* Mark Worthey	Director

*By:	/s/ John Works
John Works
Attorney-In-Fact

/s/ Richard E. Kurtenbach	Chief Accounting Officer and Principal Accounting Officer
Richard E. Kurtenbach

EXHIBIT INDEX
(Attached To And Made A Part Of This
Amendment No. 2 to Registration Statement On Form S-1
For Rancher Energy Corp. Dated September 7, 2007)

The following is a complete list of Exhibits filed as part of this Registration Statement:

Exhibit	Description
3.1	Amended and Restated Articles of Incorporation (17)

3.4	Amended and Restated Bylaws (2)

4.1	Form of Stock Certificate for Fully Paid, Non-Assessable Common Stock of the Company (1)

4.2	Form of Unit Purchase Agreement (2)

4.3	Form of Warrant Certificate (2)

4.4	Form of Registration Rights Agreement, dated December 21, 2006 (3)

4.5	Form of Warrant to Purchase Common Stock (3)

5	Opinion of Patton Boggs LLP concerning the legality of the securities being registered (23)

10.1	Burke Ranch Unit Purchase and Participation Agreement between Hot Springs Resources Ltd. and PIN Petroleum Partners Ltd., dated February 6, 2006 (4)

10.2	Employment Agreement between John Works and Rancher Energy Corp., dated June 1, 2006 (5)

10.3	Assignment Agreement between PIN Petroleum Partners Ltd. and Rancher Energy Corp., dated June 6, 2006 (5)

10.4	Loan Agreement between Enerex Capital, Corp. and Rancher Energy Corp., dated June 6, 2006 (5)

10.5	Letter Agreement between NITEC LLC and Rancher Energy Corp., dated June 7, 2006 (5)

10.6	Loan Agreement between Venture Capital First LLC and Rancher Energy Corp., dated June 9, 2006 (6)

10.7	Exploration and Development Agreement between Big Snowy Resources, LP and Rancher Energy Corp., dated June 15, 2006 (5)

10.8	Assignment Agreement between PIN Petroleum Partners Ltd. and Rancher Energy Corp., dated June 21, 2006 (5)

10.9	Purchase and Sale Agreement between Wyoming Mineral Exploration, LLC and Rancher Energy Corp., dated August 10, 2006 (4)

10.10	South Glenrock and South Cole Creek Purchase and Sale Agreement by and between Nielson & Associates, Inc. and Rancher Energy Corp., dated October 1, 2006 (7)

10.11	Rancher Energy Corp. 2006 Stock Incentive Plan (7)

10.12	Rancher Energy Corp. 2006 Stock Incentive Plan Form of Option Agreement (7)

10.13	Employment Agreement by and between John Dobitz and Rancher Energy Corp., dated October 2, 2006 (7)

10.14	Denver Place Office Lease between Rancher Energy Corp. and Denver Place Associates Limited Partnership, dated October 30, 2006 (8)

10.15	Employment Agreement between Andrew Casazza and Rancher Energy Corp., dated October 23, 2006 (9)

10.16	Finder’s Fee Agreement between Falcon Capital and Rancher Energy Corp. (10)

10.17	Amendment to Purchase and Sale Agreement between Wyoming Mineral Exploration, LLC and Rancher Energy Corp. (11)

10.18	Letter Agreement between Certain Unit Holders and Rancher Energy Corp., dated December 8, 2006 (2)

10.19	Letter Agreement between Certain Option Holders and Rancher Energy Corp., dated December 13, 2006 (2)

10.20	Product Sale and Purchase Contract by and between Rancher Energy Corp. and the Anadarko Petroleum Corporation, dated December 15, 2006 (12)

Exhibit	Description
10.21	Amendment to Purchase and Sale Agreement between Nielson & Associates, Inc. and Rancher Energy Corp. (13)

10.22	Securities Purchase Agreement by and among Rancher Energy Corp. and the Buyers identified therein, dated December 21, 2006 (3)

10.23	Lock-Up Agreement between Rancher Energy Corp. and Stockholders identified therein, dated December 21, 2006 (3)

10.24	Voting Agreement between Rancher Energy Corp. and Stockholders identified therein, dated as of December 13, 2006 (3)

10.25	Form of Convertible Note (14)

10.26	Employment Agreement between Daniel Foley and Rancher Energy Corp., dated January 12, 2007 (15)

10.27	First Amendment to Securities Purchase Agreement by and among Rancher Energy Corp. and the Buyers identified therein, dated as of January 18, 2007 (16)

10.28	Rancher Energy Corp. 2006 Stock Incentive Plan Form of Restricted Stock Agreement (20)

10.29	First Amendment to Employment Agreement by and between John Works and Rancher Energy Corp., dated March 14, 2007 (20)

10.30	Employment Agreement between Richard Kurtenbach and Rancher Energy Corp., dated August 3, 2007(22)

14.1	Code of Business Conduct and Ethics (18)

16.1	Letter from Williams & Webster, P.S. regarding change in certifying accountant(19)

21.1	List of Subsidiaries (21)

23.1	Consent of Williams & Webster, P.S. (23)

23.2	Consent of Hein & Associates LLP(23)

23.3	Consent of KPMG LLP(23)

23.4	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers(23)

23.5	Consent of Patton Boggs LLP (Included in Opinion in Exhibit 5)

24.1	Powers of Attorney (included on signature page to this registration statement)

(1)	Incorporated by reference from our Form SB-2 Registration Statement filed on June 9, 2004 (File No. 333-116307).

(2)	Incorporated by reference from our Current Report on Form 8-K filed on December 18, 2006 (File No. 000-51425).

(3)	Incorporated by reference from our Current Report on Form 8-K filed on December 27, 2006 (File No. 000-51425).

(4)	Incorporated by reference from our Quarterly Report on Form 10-Q/A filed on August 28, 2006 (File No. 000-51425).

(5)	Incorporated by reference from our Annual Report on Form 10-K filed on June 30, 2006 (File No. 000-51425).

(6)	Incorporated by reference from our Current Report on Form 8-K filed on June 21, 2006 (File No. 000-51425).

(7)	Incorporated by reference from our Current Report on Form 8-K filed on October 6, 2006 (File No. 000-51425).

(8)	Incorporated by reference from our Current Report on Form 8-K filed on November 9, 2006 (File No. 000-51425).

(9)	Incorporated by reference from our Current Report on Form 8-K filed on November 14,2006 (File No. 000-51425).

(10)	Incorporated by reference from our Current Report on Form 8-K/A filed on November 14, 2006 (File No. 000-51425).

(11)	Incorporated by reference from our Current Report on Form 8-K filed on December 4, 2006 (File No. 000-51425).

(12)	Incorporated by reference from our Current Report on Form 8-K filed on December 22, 2006 (File No. 000-51425).

(13)	Incorporated by reference from our Current Report on Form 8-K filed on December 27, 2006 (File No. 000-51425).

(14)	Incorporated by reference from our Current Report on Form 8-K filed on January 8, 2007 (File No. 000-51425).

(15)	Incorporated by reference from our Current Report on Form 8-K filed on January 16, 2007 (File No. 000-51425).

(16)	Incorporated by reference from our Current Report on Form 8-K filed on January 25, 2007 (File No. 000-51425).

(17)	Incorporated by reference from our Current Report on Form 8-K filed on April 3, 2007 (File No. 000-51425).

(18)	Incorporated by reference from our Current Report on Form 8-K filed on June 6, 2007 (File No. 000-51425).

(19)	Incorporated by reference from our Current Report on Form 8-K/A filed on August 9, 2006 (File No. 000-51425).

(20)	Incorporated by reference from our Current Report on Form 8-K filed on March 20, 2007 (File No. 000-51425).

(21)	Incorporated by reference from our Annual Report on Form 10-K filed on June 29, 2007 (File No. 000-51425).

(22)	Incorporated by reference from our Current Report on Form 8-K filed on August 7, 2007 (File No. 000-51425).

(23)	Filed herewith.